The information in this preliminary prospectus supplement and accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-66088

Subject to Completion, dated May 22, 2006

PROSPECTUS SUPPLEMENT

(To Prospectus dated July 27, 2001)

35,000,000 Shares

Class A Common Stock

Dynegy Inc. is hereby offering 35,000,000 shares of its Class A common stock. We will use the net proceeds from the sale of these shares, together with cash on hand and a $50 million cash dividend from our principal financing subsidiary, Dynegy Holdings Inc. (“DHI”), to redeem all of our outstanding Series C convertible preferred stock, having an aggregate liquidation preference of $400 million. Concurrently with this offering, DHI intends to enter into a new $150 million term loan facility. This offering is conditioned upon the consummation of DHI’s proposed new term loan facility.

Our Class A common stock is listed on The New York Stock Exchange under the symbol “DYN.” The last reported sales price of our Class A common stock on May 19, 2006 was $4.92 per share.

Investing in our Class A common stock involves risks. See “ Risk Factors” beginning on page S-15 of this prospectus supplement.

	Per share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to us	$	$

We have granted the underwriters a 30-day option to purchase up to an additional 5,250,000 shares of our Class A common stock at the public offering price per share, less the underwriting discounts and commissions, if the underwriters sell more than 35,000,000 shares in this offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Delivery of the shares of our Class A common stock will be made on or about May     , 2006, which is the second business day following the date of this prospectus supplement (such settlement cycle being referred to as “T+2”). You should be advised that trading of the shares may be affected by the T+2 settlement. See “Underwriting.”

Joint Book-Running Managers

JPMorgan

Lehman Brothers

ABN AMRO Rothschild LLC

Dresdner Kleinwort Wasserstein

Wedbush Morgan Securities Inc.

                    , 2006

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and the securities offered hereby. The second part is the accompanying prospectus, which gives more general information and includes disclosures that would pertain if at some time in the future we were to sell debt securities, preferred stock, Class A common stock, depositary shares, warrants, stock purchase contracts or units, trust preferred securities or trust debentures. Accordingly, the accompanying prospectus contains certain data that does not apply to this offering.

If any information varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. Generally, when we refer to the “prospectus,” we are referring to both documents combined.

You should rely only on the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. Neither we nor the underwriters have authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus supplement, the accompanying prospectus or in any document incorporated by reference herein or therein is accurate only as of the date appearing on the front cover of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

This prospectus supplement and the accompanying prospectus incorporate by reference important business and financial information about us that is not included in or delivered with this document. See “Where You Can Find More Information.” This information is available without charge to you upon written or oral request to: Dynegy Inc., 1000 Louisiana, Suite 5800, Houston, Texas 77002, (713) 507-6400, Attention: Investor Relations.

In this prospectus supplement, “we,” “us,” “our,” “Dynegy” and “the Company” refer to Dynegy Inc. and its subsidiaries, unless the context requires otherwise.

S-ii

UNCERTAINTY OF FORWARD-LOOKING STATEMENTS AND INFORMATION

This prospectus supplement includes statements reflecting assumptions, expectations, projections, intentions or beliefs about future events that are intended as “forward-looking statements.” All statements included or incorporated by reference in this prospectus supplement, other than statements of historical fact, that address activities, events or developments that we or our management expect, believe or anticipate will or may occur in the future are forward-looking statements. These statements represent our reasonable judgment on the future based on various factors and using numerous assumptions and are subject to known and unknown risks, uncertainties and other factors that could cause our actual results and financial position to differ materially from those contemplated by the statements. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “project,” “forecast,” “plan,” “may,” “will,” “should,” “expect” and other words of similar meaning. In particular, these include, but are not limited to, statements relating to the following:

•	projected operating or financial results, including anticipated cash flows from operations;

•	expectations regarding capital expenditures, interest expense and other payments;

•	beliefs about commodity pricing;

•	strategies to capture opportunities presented by rising commodity prices and strategies to manage our risk exposure to energy price volatility while reducing our hedging;

•	plans to achieve fuel-related, general and administrative, and other targeted cost savings;

•	beliefs and assumptions relating to our liquidity position, including our ability to redeem the remaining outstanding Second Priority Senior Secured Floating Rate Notes due 2008 of DHI and to satisfy or refinance our significant debt maturities and other obligations before or as they come due;

•	strategies to address our substantial leverage, to access the capital markets, or to obtain additional financing or more favorable financing terms;

•	measures to compete effectively with industry participants;

•	beliefs and assumptions about market competition, fuel supply, power demand, generation capacity and regional recovery of the wholesale power generation market;

•	sufficiency of coal and fuel oil inventories and transportation;

•	beliefs about the outcome of legal and administrative proceedings, including the matters involving the western power and natural gas markets, environmental and master netting agreement matters, and the investigations primarily relating to our past trading practices;

•	assumptions about prospective regulatory developments;

•	expectations regarding environmental matters, including costs of compliance and availability and adequacy of emission credits;

•	strategies to remediate the material weakness existing in our accounting for income taxes and our risk management assets and liabilities;

•	application of the remaining proceeds from the sale of our midstream natural gas business;

•	positioning our power generation business for future growth and pursuing and executing acquisition or combination opportunities; and

•	our ability to complete our exit from the customer risk management business and the costs associated with this exit.

Any or all of our forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks, uncertainties and other factors, many of which are beyond our control, including those set forth under “Risk Factors.”

S-iii

In addition, there may be other factors that could cause our actual results to be materially different from the results referenced in the forward-looking statements. Many of these factors will be important in determining our actual future results. Consequently, no forward-looking statement can be guaranteed. Our actual future results may vary materially from those expressed or implied in any forward-looking statements.

All forward-looking statements contained or incorporated by reference in this prospectus supplement or the accompanying prospectus are qualified in their entirety by this cautionary statement. Forward-looking statements speak only as of the date they are made.

MARKET AND INDUSTRY DATA

Certain market and industry data included or incorporated by reference in this prospectus supplement or the accompanying prospectus has been obtained from third party sources that we believe to be reliable. We have not independently verified such third party information and cannot assure you of its accuracy or completeness. While we are not aware of any misstatements regarding any market, industry or similar data presented herein, such data involves risks and uncertainties and is subject to change based on various factors, including those discussed under “Uncertainty of Forward-Looking Statements and Information” and “Risk Factors” in this prospectus supplement and the accompanying prospectus.

S-iv

SUMMARY

This summary is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference in this prospectus supplement or the accompanying prospectus. Because this is a summary, it may not contain all of the information you should consider before deciding whether to purchase our Class A common stock. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the section of this prospectus supplement entitled “Risk Factors,” as well as the documents incorporated herein and therein by reference, before making a decision. See “Where You Can Find More Information.”

The Company

We are a holding company and conduct substantially all of our business operations through our subsidiaries. Our current business operations are focused primarily on the power generation sector of the energy industry, and our primary business is the production and sale of electric energy, capacity and ancillary services from our 11,920 MW fleet (20 plants) of owned or leased power generation facilities (excluding our 900 MW Rockingham generation facility, which we expect to sell to Duke Power Company LLC d/b/a Duke Energy Carolinas, LLC (“Duke Energy”) in the fourth quarter of 2006 pursuant to an agreement entered into on May 21, 2006; see “—Recent Developments—Pending Sale of Rockingham Facility”). The majority of our assets are located in the Midwest, New York, Texas and the Southeast. Our diverse power generation facilities generate electricity by burning coal, natural gas or oil. We sell electric energy, capacity and ancillary services primarily through bilateral negotiated contracts with third parties and into regional central markets, and in lesser volumes through structured wholesale over-the-counter markets and directly to end-use customers.

We report the results of our power generation business as three separate segments in our consolidated financial statements: (1) the Midwest segment; (2) the Northeast segment; and (3) the South segment. We also have a customer risk management (“CRM”) business. After the termination of our Sterlington long-term wholesale power tolling contract effective March 7, 2006 as discussed below, our CRM business, which we report as a separate segment, primarily consists of Kendall, our remaining power tolling arrangement, as well as our physical gas supply contracts, gas transportation contracts and remaining gas, power and emissions trading positions. Our consolidated financial results also reflect corporate-level expenses such as general and administrative, interest and depreciation and amortization, which are included in the “Other” segment of our consolidated financial results.

Our Business Segments

Power Generation

Our power generation fleet is diversified by dispatch type (baseload, intermediate and peaking), fuel source and geographic location. Coal-fired facilities comprise approximately 32% of our portfolio, while natural gas-fired facilities comprise approximately 57% and dual or multiple-fired facilities comprise approximately 11%. Our generation facilities are concentrated in the Midwest, Northeast and Southern United States. We seek to operate our diversified asset portfolio so as to be well positioned to respond to a changing market environment.

We generate earnings and cash flows through sales of electric energy, capacity and ancillary services. Primary factors impacting our earnings and cash flows are the prices for power, natural gas, fuel oil and coal, which in turn are largely driven by supply and demand. Demand for power can vary regionally due to, among other things, weather and general economic conditions. Power supplies similarly vary by region and are impacted significantly by available generating capacity, transmission capacity and federal and state regulation. We also are impacted by the relationship between prices for power and natural gas and prices for power and fuel oil, commonly referred to as the “spark spread,” and its impact on our costs to generate electricity. However, we believe that our significant coal-fired generation facilities partially mitigate our sensitivity to changes in the spark spread, in that our cost of coal, particularly in the Midwest, is relatively stable, and position us for potential increases in earnings and cash flows in an environment where both power and gas prices increase. Other factors that have impacted, and are expected to continue to impact, earnings and cash flows for our business include:

•	our ability to control our capital expenditures, which primarily are limited to maintenance, safety, environmental and reliability projects, and to control other costs through disciplined management; and

•	our ability to optimize our assets through in-market availability, reliable run-time and safe, efficient operations.

In addition to these factors, other factors have impacted, and are expected to continue to impact, earnings and cash flows for our power generation business, many of which are beyond our control. See “Risk Factors.”

Our key assets are as follows:

Facility(1)	Total net generating capacity (MW)(2)	Primary fuel type	Dispatch type	Location	NERC region (ISO)
Baldwin	1,806	Coal	Baseload	Baldwin, IL	SERC (MISO)
Havana Units 1-5 Unit 6	242 448	Oil Coal	Peaking Baseload	Havana, IL Havana, IL	SERC (MISO) SERC (MISO)
Hennepin	301	Coal	Baseload	Hennepin, IL	SERC (MISO)
Oglesby	63	Gas	Peaking	Oglesby, IL	SERC (MISO)
Stallings	89	Gas	Peaking	Stallings, IL	SERC (MISO)
Tilton	188	Gas	Peaking	Tilton, IL	SERC (MISO)
Vermilion	194	Coal/Gas/Oil	Baseload/Peaking	Oakwood, IL	SERC (MISO)
Wood River Units 1-3	133	Gas	Peaking	Alton, IL	SERC (MISO)
Units 4-5	461	Coal	Baseload	Alton, IL	SERC (MISO)
Rocky Road(3)	364	Gas	Peaking	East Dundee, IL	RFC (PJM)
Riverside/Foothills	940	Gas	Peaking	Louisa, KY	RFC (PJM)
Rolling Hills	970	Gas	Peaking	Wilkesville, OH	RFC (PJM)
Renaissance	776	Gas	Peaking	Carson City, MI	RFC (MISO)
Bluegrass	576	Gas	Peaking	Oldham Co., KY	RFC (MISO)

Total Midwest	7,551

Independence	1,092	Gas	Intermediate	Scriba, NY	NPCC (NYISO)
Roseton	1,210	Gas/Oil	Intermediate	Newburgh, NY	NPCC (NYISO)
Danskammer Units 1-2 Units 3-4	130 371	Gas/Oil Coal/Gas/Oil	Peaking Baseload	Newburgh, NY Newburgh, NY	NPCC (NYISO) NPCC (NYISO)

Total Northeast	2,803

Calcasieu	347	Gas	Peaking	Sulphur, LA	SERC
Heard County	566	Gas	Peaking	Heard Co., GA	SERC
Black Mountain(4)	43	Gas	Baseload	Las Vegas, NV	WECC
CoGen Lyondell	610	Gas	Baseload	Houston, TX	ERCOT (ISO)

Total South	1,566

Total Fleet Capacity	11,920

(1)	Excludes our gas and oil-fired Rockingham generation facility located in Rockingham County, North Carolina, which has a total net generating capacity of 900 MW. Pursuant to an agreement entered into on May 21, 2006 and subject to the regulatory approvals and customary closing conditions as specified therein, we expect to sell this facility to Duke Energy in the fourth quarter of 2006. For further information, see “—Recent Developments—Pending Sale of Rockingham Facility” below.

(2)	Unit capabilities are winter ratings as provided to regional reliability councils.

(3)	We completed the purchase of NRG’s 50% interest in this facility on March 31, 2006. Total nameplate capacity of this facility is 364 MW. For further information, see “—Recent Developments—Recent Acquisition and Sale” below.

(4)	We own a 50% interest in this facility and the remaining 50% interest is held by Chevron U.S.A. Inc. (“CUSA”), our largest common shareholder, the holder of our Series C convertible preferred stock and a wholly-owned subsidiary of Chevron Corporation. Total output capacity of this facility is 85 MW.

Power Generation—Midwest. We own 7,551 MW in the Midwest region, primarily consisting of coal-fired and gas-fired facilities (after giving effect to our recent sale to, and acquisition from, NRG; see “—Recent Developments—Recent Acquisition and Sale” below).

Our baseload coal-fired fleet consists of 3,210 MW of low production cost generation facilities benefiting from favorable long-term coal supply and transportation contracts. These facilities also benefit from higher natural gas prices which tend to set power prices in our operating regions during on-peak periods.

Our power supply agreement with AmerenIP expires in December 2006. Under the terms of the contract, we must provide up to 2,800 MW per hour at $30.00 per MWh, with a maximum of 11.5 million MWh per year. Additionally, we receive $4.00 per kW-month in capacity payments. Currently, about one-third of our on-peak Midwest production is used to serve this contract. Current forward on-peak power prices in this region are higher than power prices realized under this contract. We are exploring a number of alternatives with respect to sales of power following the expiration of our contract with AmerenIP, but generally expect that any alternative(s) chosen will allow us to realize prevailing market prices for 2007 and beyond.

We have completed conversion of our Midwest coal fleet to Powder River Basin (“PRB”) coal. PRB coal is cheaper and has lower sulfur content than coal from other regions. We have secured PRB coal, along with transportation rights, under long-term contracts on terms that we consider favorable, providing a level of certainty around our coal supply for our Midwest coal facilities.

We have settled the environmental claims brought by the EPA against our Midwest coal facilities. Under the terms of the settlement, we are required to reduce emissions to specified levels, which will require the installation of emission control equipment with an expected total cost of approximately $611 million through 2013; we spent approximately $27 million in 2005 and approximately $6 million in the first quarter of 2006 on the installation of such equipment. The installation of this equipment is expected to result in substantial cost and emissions reductions for our Illinois coal-fired power plants.

Power Generation—Northeast. We own 1,092 MW and lease 1,711 MW in the Northeast region serving the New York market. These assets include gas, fuel oil and coal-fired facilities.

We believe that our 371 MW Danskammer coal-fired facility is well positioned to capture high margins in a gas-dominated market. Because of its dual-fuel capability, we can dispatch our 1,210 MW dual-fuel (oil/gas) Roseton facility based on the lowest cost fuel option and therefore, we believe, capture additional market opportunities when they arise. In addition, our 1,092 MW gas-fired Independence facility has 72% of its capacity under contract through 2014.

Power Generation—South. We own 1,566 MW of gas-fired assets in the South region (after giving effect to our recent sale to, and acquisition from, NRG and the pending sale of our Rockingham facility; see “—Recent Developments—Recent Acquisition and Sale” and “—Recent Developments—Pending Sale of Rockingham Facility” below). Our 610 MW CoGen Lyondell facility in Texas is a baseload facility as is our 43 MW Black Mountain facility, while our other facilities in this segment are peaking units.

Earnings and cash flow in this segment are expected to benefit from a more favorable contract at CoGen Lyondell. Under the terms of the 15-year agreement, which starts in 2007, we will improve our fuel cost recovery and receive a market-based margin. Expected incremental annual operating income of approximately $40-55 million is associated with this contract.

Our peaking facilities in this segment continue to contribute revenue from sales of capacity, mainly to the local load-serving entities or wholesale buyers.

Customer Risk Management

Our CRM segment is comprised largely of the Kendall power tolling arrangement, as well as our legacy physical gas supply and transportation contracts and gas, power and emissions trading positions. We are actively pursuing opportunities to terminate, assign or renegotiate the terms of our remaining obligations under these agreements.

We have entered into a back-to-back agreement with Constellation Energy Commodities Group, Inc. through which we have effectively offset our obligations under the Kendall tolling agreement through the end of 2008. Kendall is a 578 MW combined-cycle facility in Illinois. Following the expiration of this back-to-back agreement and through 2012 (2017, if we exercise our option under the agreement), we are obligated to make aggregate payments of approximately $457 million under the Kendall tolling agreement, the impact of which will be offset by any benefits we receive from dispatching the facility.

Regarding our legacy gas, power and emissions trading businesses, we have substantially reduced the size of our mark-to-market portfolio since October 2002, when we initiated our efforts to exit the CRM business. Our remaining transactions still require cash proceeds to purchase gas for our customers; however, those cash requirements are partially offset by the proceeds received from financial contracts hedging the supply. Therefore, the profit and loss impact of price movements are mitigated by these offsetting financial positions. Our remaining legacy power trading business, exclusive of our Kendall power tolling arrangement, is expected to be substantially exited by the end of 2006. Although these transactions are accounted for on a mark-to-market basis and will continue to impose volatility in our statement of operations as prices change during year, we currently anticipate that these transactions will be cash flow positive for 2006 on an aggregate basis. Finally, we have forward obligations to deliver SO2 emission allowances in 2006, 2007 and 2008, and we currently own allowances that we believe to be adequate to satisfy the forward obligations. However, we experience volatility in our statement of operations, as the value of these obligations varies due to changes in underlying emissions prices, and while the allowances are included in inventory on our consolidated balance sheets, only downward changes in value on the inventory are recognized in our statement of operations.

Other

The “Other” segment of our consolidated financial results includes corporate-level expenses such as general and administrative, interest and depreciation and amortization. Beginning with fiscal year 2006, general and administrative expenses are no longer allocated to our segments.

Our Competitive Strengths

Scale and Diversity of Assets

We own or lease approximately 11,920 MW (20 plants) of generation capacity (excluding our 900 MW Rockingham generation facility; see “—Recent Developments—Pending Sale of Rockingham Facility”), which is diversified by fuel type, dispatch level and region. Our assets are located in the Midwest, New York, Texas and the Southeast and generate electricity by burning coal, natural gas and oil. We sell electric energy, capacity and ancillary services primarily through bilateral negotiated contracts with third parties and into regional central markets, and in lesser volumes through structured wholesale over-the-counter markets and directly to end-use customers. Our Roseton and Danskammer facilities in New York, which represent approximately 11% of our generation capacity, have dual or multiple fuel capability, which allows us to dispatch them with the lowest cost fuel option. We believe that this fuel diversity will help us capture additional market opportunities when they arise.

Our baseload facilities, which consist of approximately 4,234 MW of generation capacity, provide a source of stable volumes that provide the majority of our cash flows, while our intermediate and peaking facilities, with approximately 7,686 MW of generation capacity, provide us with the opportunity to capture the upside potential that arises at times of high demand. We believe that our intermediate and peaking facilities are well-situated to benefit during peak demand periods as well as to serve market capacity and reliability needs.

Strong Market Fundamentals for Baseload Generation Units

Approximately 32% of our generation capacity is fueled by coal. In the markets where these coal units operate, the market price of power is typically set by the marginal cost of gas-fired or other generation facilities that currently have higher variable costs than our coal plants. As a result of the lower marginal cost for our coal plants, we attempt to dispatch them 100% of the time they are available in order to maximize the benefit of our low cost of production. We have implemented a fuel procurement policy intended to ensure a long-term adequate supply of coal at economical prices. All of our coal plants in the Midwest are now burning low-cost, low-emission PRB coal, which should provide us with significant cost advantages and lower emissions. About 96% of our coal requirements for our Midwest fleet through 2010 is contracted. We also have long-term transportation contracts for the delivery of coal to our Midwest plants.

Regional Advantages

The bulk of our capacity (approximately 7,500 MW) is in the Midwest region. Approximately 5,200 MW of this capacity is in the MISO region while the remainder is in the PJM region. Both the MISO and PJM regions are large liquid markets, and we believe that our plants are favorably placed on the dispatch curve. We believe these regions will experience increased demand for power in the future. We further believe that our low-cost baseload facilities are well-situated to capture higher market prices, while our peaking facilities are well-situated to meet peak load and reliability needs.

We own approximately 2,800 MW of generation capacity in the Northeast region. With a portfolio of coal, gas and oil-fired generation facilities located across the state of New York, we believe we are well positioned to meet capacity, energy and ancillary services needs in the New York markets. We also have approximately 1,500 MW of gas-fired peaking and baseload generation capacity in the South region.

Operational Excellence

In the past few years, our operational performance has improved. One of our primary measures of performance is in-market availability, or the amount of time that our units are available at their rated capacity when the market indicates that they can profitably run. In-market availability, along with other metrics, enables us to monitor how our plants are performing and helps us determine operational and commercial strategies we need to implement in order to maximize our operating performance and ensure efficiency in the timing and costs of our maintenance activities. The in-market availability of our major stations surrounding our Midwest and our Northeast assets has shown a steady improvement to above 90% in 2004 and 2005, and our Baldwin facility has seen close to an 8% increase in its in-market availability since 2001. Additionally, the PRB conversion of our Midwest coal plants has further improved the performance of these facilities. Moreover, over the past year, our power generation business achieved a significant reduction in the number of safety incidents. This accomplishment can be attributed to our continued execution of a safety program that includes identifying, encouraging and tracking safety-related behaviors, which are positively correlated with improved safety performance. We believe that continuing to focus on operational excellence will allow us the opportunity to improve our financial performance.

Our Strategy

We are a leading independent power producer operating in key regions of the United States, including the Midwest, Northeast and Southeast. We intend to build on our existing asset base as a platform for future growth and take advantage of market opportunities, including expected market recoveries, to enhance our financial performance. We believe that we have the following competitive strengths:

Positioned for Power Market Recovery

We operate a balanced portfolio of generation assets that is diversified in terms of geography, fuel type and dispatch profile. As a result, we believe our asset portfolio is well positioned to benefit from our expectations regarding improvements in electricity and capacity pricing as the U.S. power markets revert to supply-demand equilibrium and reserve margins fall. In addition, assuming gas-fired units continue to run as marginal units in our core regions, our substantial coal-fired, baseload fleet should continue to benefit from the impact of higher natural gas prices on power prices, allowing us to capture greater margins.

Focus on Operational Excellence

We are focused on maintaining and enhancing our operating track record through increased plant availability, higher dispatch and capacity factors and improved cost controls. By managing fuel costs, minimizing plant outages and reducing corporate overhead, we aim to improve our results. We are committed to operating our facilities in a safe, reliable and environmentally compliant manner.

Employ a Commodity Cyclical Business Model

Our strategy is to optimize our ability to sell electricity and capacity into the merchant and bilateral markets when pricing is most attractive. We believe this objective can be best achieved through ensuring that our facilities can sell power when it is needed in near-term markets rather than attempting to predict longer-term market prices or to otherwise limit our ability to participate in the near-term power markets.

We believe that the power industry is a commodity cyclical business with significant commodity price volatility and requiring considerable capital investment. In order to maximize economic returns in this market environment, we believe that, similar to other capital intensive commodity cyclical businesses, we must have a capital structure that can withstand power price volatility as well as have a commercial strategy that captures the value associated with both short-term and long-term price increases. We believe that we have created a suitable capital structure by actively managing our overall debt levels, liquidity position and debt maturity profile. Our commercial strategy is focused on three elements. First, we maintain a portfolio of low-cost plants that can provide cash flow throughout the market pricing cycles. Second, we include in our portfolio facilities that can provide reliability and other services to the markets both during peak-demand periods and as overall regional electric demand increases over time. Finally, we seek to ensure that all of our plants are ready to produce electricity when market demand and, therefore, market price, is highest.

The output from our facilities is sold into the markets through a variety of mechanisms ranging from spot sales in daily markets to longer-term sales under bilateral or over-the-counter markets. While we do not have a prescribed allocation of volumes between these different market options, we generally intend to rely on our low-cost coal facilities to provide a base level of cash flow, while preserving exposure to market prices. This strategy allows us to benefit from both short-term and long-term market price increases. Consequently, our financial results will be sensitive to, and generally correlated with, commodity prices (especially natural gas prices and regional power prices). While we will not typically commit significant portions of our portfolio to fixed-price sales over long terms, we may enter into short-term contracts to capture the value of periodic market price fluctuations that we believe are beneficial to our financial performance, or to otherwise support our liquidity position.

Transition From a Restructuring Phase to a Growth Stage

Our executive management team is focused on building a commodity-cyclical power generation business. We intend to strengthen our position as an independent power producer through fiscally responsible growth and by pursuing strategic opportunities to add scale and scope to our business. To achieve these objectives, we expect to pursue opportunities to develop and expand our existing facilities, achieve operating efficiencies and/or grow our presence within our core markets. We believe the scalability of our platform, which was built to operate a much larger portfolio, should allow us to take advantage of improving power markets as well as growth and consolidation within the sector.

Tightly Manage Costs and Expenditures

We intend to continue our efforts to manage costs and capital expenditures effectively. In December 2005, we announced a comprehensive plan to better align our corporate cost structure with our single line of business. The plan included headcount reductions and system changes and has resulted in a reduction of our general and administrative expenses. Further, our generation assets are managed to require a relatively predictable level of maintenance capital expenditures without compromising operational integrity. We believe that these ongoing efforts should allow us to maintain our focus on being a reliable, low-cost producer of power.

Recent Developments

Redemption of Series C Convertible Preferred Stock

We have entered into a preferred stock redemption agreement with CUSA, dated as of May 22, 2006, pursuant to which we have agreed to purchase all 8 million shares of our outstanding Series C convertible preferred stock for a cash purchase price of $400 million, plus accrued and unpaid dividends. The Series C convertible preferred stock has an aggregate liquidation preference of $400 million, plus accrued and unpaid dividends, is convertible into our Class A common stock at $5.78 per share (subject to adjustment for stock dividends, combinations or splits with respect to such shares) and is entitled to receive dividends at the annual rate of 5.5% of the liquidation value per share of Series C convertible preferred stock, or $2.75 per share annually. The redemption agreement is subject to customary closing conditions as well as our consummation of this common stock offering (which is conditioned upon the consummation of DHI’s proposed new term loan facility described below). The redemption is expected to occur immediately following the closing of this offering. We intend to use the net proceeds of this common stock offering, together with cash on hand and a $50 million cash dividend from DHI as described below, to pay the redemption price for our Series C convertible preferred stock. See “Use of Proceeds.”

Second Amended and Restated Shareholder Agreement

In connection with the redemption discussed above, we and CUSA will enter into a second amended and restated shareholder agreement, amending and restating the amended and restated shareholder agreement between us and CUSA dated as of August 11, 2003. The second amended and restated shareholder agreement is substantially similar to the 2003 amended and restated shareholder agreement, except that the provisions of the agreement relating to our Series C convertible preferred stock and the Public Utility Holding Company Act of 1935 will be eliminated. The second amended and restated shareholder agreement will be effective from the closing of the Series C convertible preferred stock redemption. It will provide that if CUSA acquires more than 40% of our voting securities, it must make a written offer to purchase all of our outstanding stock. The second amended and restated shareholder agreement will also restrict the manner in which CUSA may transfer its shares of our Class B common stock.

In addition, the second amended and restated shareholder agreement will provide that if CUSA or its board designees block certain transactions - which they are entitled to do under our bylaws - two times in any 24-month period or three times over any period of time - CUSA will be required to either (i) sell its shares of our Class B common stock or (ii) elect to retain its shares of our Class B common stock, but forfeit its right and the right of its board designees to block such transactions. Moreover, the second amended and restated shareholder agreement will prohibit us from issuing shares of our Class B common stock to any person other than CUSA and its affiliates, and will provide CUSA with certain preemptive rights to acquire shares of our common stock in proportion to its then-existing ownership of our stock whenever we issue shares of stock or securities convertible into stock.

The foregoing description of the second amended and restated shareholder agreement is not meant to be complete and is qualified in its entirety by reference to the full text of the second amended and restated shareholder agreement. See “Where You Can Find More Information.”

New Term Loan Facility

J.P. Morgan Securities Inc. and Lehman Brothers Inc., who are the underwriters of this offering, have agreed to provide DHI with a new, fully underwritten $150 million term loan facility (the “Term Loan Facility”). The Term Loan Facility, which will be structured as a new tranche under DHI’s fourth amended and restated credit agreement discussed below and which is conditioned upon our consummation of this offering, will mature on the earlier of the business day that is five business days after the consummation of the sale of our Rockingham facility (see “—Pending Sale of Rockingham Facility” below) or January 31, 2012. Borrowings under the Term Loan Facility will bear interest at the relevant Eurodollar rate plus a ratings-based margin of 175 basis points or the relevant base rate plus a ratings-based margin of 75 basis points. The margin payable for borrowings under the Term Loan Facility will decrease upon meeting specified improvements in Standard and Poor’s and Moody’s credit ratings for DHI’s fourth amended and restated credit agreement discussed below.

DHI will use a portion of its borrowings under the Term Loan Facility to pay us a special, one-time cash dividend in the amount of $50 million (the “DHI Dividend”). DHI will use its remaining borrowings under the Term Loan Facility for working capital and general corporate purposes pending the sale of our Rockingham generation facility. See “—Pending Sale of Rockingham Facility” below.

We intend to use the DHI Dividend, together with the net proceeds of this offering and cash on hand, to pay the redemption price for our Series C convertible preferred stock. See “Use of Proceeds.” We expect to repay DHI’s borrowings under the Term Loan Facility with the net proceeds from the sale of our Rockingham generation facility. See “—Pending Sale of Rockingham Facility” below.

Pending Sale of Rockingham Facility

On May 21, 2006, we entered into an agreement with Duke Energy pursuant to which we agreed to sell our Rockingham generation facility for a cash purchase price of $195 million, subject to customary closing adjustments. We expect the closing of this sale to occur in the fourth quarter of 2006, subject to certain regulatory approvals and satisfaction of customary closing conditions. We expect to use a portion of the sale proceeds to repay DHI’s borrowings under the Term Loan Facility. For fiscal year 2005 and the first quarter of 2006, less than one percent of our revenues were derived from the Rockingham facility.

Convertible Debenture Exchange

On May 16, 2006, we converted all $225 million of our outstanding 4.75% Convertible Subordinated Debentures due 2023 into shares of our Class A common stock (the “Convertible Debenture Exchange”). In this transaction, we issued an aggregate of 54,598,369 shares of our Class A common stock and paid the debenture holders an aggregate of $46.3 million in premiums and accrued and unpaid interest using cash on hand.

Credit Agreement

On April 19, 2006, we and DHI entered into a fourth amended and restated credit agreement (the “Credit Agreement”) with Citicorp USA, Inc. and JPMorgan Chase Bank, N.A, as co-administrative agents and lenders, and the other financial institutions parties thereto as lenders. The Credit Agreement, which provides for a $470 million revolving credit facility (the “Revolving Credit Facility”) and a new $200 million term letter of credit facility (the “Term L/C Facility”), is secured by substantially all of the assets of DHI, as borrower, and certain of its subsidiaries, as subsidiary guarantors, and certain of the assets of Dynegy, as parent guarantor. The Credit Agreement replaced DHI’s third amended and restated credit agreement entered into on March 6, 2006, which in turn had replaced DHI’s former cash-collateralized letter of credit facility with a $400 million revolving credit facility, thereby permitting the return to DHI of $335 million (plus accrued interest) in cash collateral securing DHI’s former letter of credit facility. Letters of credit issued under DHI’s former letter of credit facility were continued under the Credit Agreement.

The Revolving Credit Facility matures on April 19, 2009, and the Term L/C Facility matures on January 31, 2012. Borrowings under both the Revolving Credit Facility and Term L/C Facility bear interest at the relevant Eurodollar rate plus a ratings-based margin of 175 basis points or the relevant base rate plus a ratings-based margin of 75 basis points. Letters of credit can be issued under the Revolving Credit Facility at a ratings-based rate of 175 basis points. An unused commitment fee of 50 basis points is payable on the unused portion of the Revolving Credit Facility. The margin payable for borrowing, the rate payable for letters of credit and the unused commitment fee will decrease upon meeting specified improvements in Standard and Poor’s and Moody’s credit ratings for the Credit Agreement.

Dynegy Holdings Inc. Debt Refinancing

On April 12, 2006, DHI completed a tender offer and consent solicitation (the “SPN Tender Offer”) in which it purchased approximately $150 million of DHI’s $225 million outstanding Second Priority Senior Secured Floating Rate Notes due 2008 (the “2008 Notes”), substantially all $625 million of DHI’s outstanding 9.875% Second Priority Senior Secured Notes due 2010 (the “2010 Notes”) and all $900 million of DHI’s outstanding 10.125% Second Priority Senior Secured Notes due 2013 (collectively with the 2008 Notes and the 2010 Notes, the “Second Priority Notes”). In the aggregate, DHI purchased approximately $1,664 million of Second Priority Notes for aggregate consideration, including consent fees and accrued interest, of $1,904 million.

In connection with the SPN Tender Offer, DHI amended the indenture under which the Second Priority Notes were issued. The amendments eliminated or modified substantially all of the restrictive covenants, certain events of default and related provisions and released certain liens securing the obligations of DHI and the guarantors of the Second Priority Notes. The remaining outstanding 2008 Notes and 2010 Notes are each redeemable at the option of DHI in accordance with the terms of the indenture governing the Second Priority Notes. DHI currently intends to call for redemption, on or after July 15, 2006, any remaining outstanding 2008 Notes at the redemption price of $1,030.00 per $1,000 principal amount thereof, plus accrued and unpaid interest to the redemption date. Any such notice of redemption will be given in accordance with the applicable provisions of the indenture. DHI may ultimately determine not to effect the 2008 Notes Redemption. Pursuant to the indenture governing the Second Priority Notes, the 2010 Notes are redeemable at the option of DHI on or after July 15, 2007 at the redemption price of $1,049.38 per $1,000 principal amount thereof, plus accrued and unpaid interest to the redemption date.

DHI Senior Notes Offering

On April 12, 2006, DHI issued $750 million aggregate principal amount of its 8.375% Senior Unsecured Notes due 2016 (“New Senior Notes”) in a private offering (the “Senior Notes Offering”). The New Senior Notes are not redeemable at DHI’s option prior to maturity. The New Senior Notes are DHI’s senior unsecured obligations and rank equal in right of payment to all of DHI’s existing and future senior unsecured indebtedness, and are senior to all of DHI’s existing and any of its future subordinated indebtedness. We have not guaranteed the New Senior Notes, and the assets and operations that we own through subsidiaries other than DHI (principally our Independence plant) do not support the New Senior Notes. The proceeds from the Senior Notes Offering, together with cash on hand, were used to fund the SPN Tender Offer.

Recent Acquisition and Sale

On March 31, 2006, we completed the purchase of NRG’s 50% interest in the limited liability company that owns the Rocky Road facility, and NRG completed the purchase of our interest in WCP (Generation) Holdings LLC. We received net proceeds from the transactions of approximately $160 million.

Termination of Sterlington Toll Contract

On December 23, 2005, we and our wholly-owned subsidiary Dynegy Power Marketing Inc. (“DYPM”) entered into an agreement with Quachita Power LLC (“Quachita”), a joint venture of GE Energy Financial Services and Cogentrix Energy, Inc., to terminate our Sterlington long-term wholesale power tolling contract with Quachita (the “Sterlington Toll Contract”). The Sterlington Toll Contract, which was entered into on June 1, 2000, required DYPM to make certain fixed and variable payments to Quachita and, in return, Quachita committed to produce and deliver to DYPM electricity from its 835-megawatt Sterlington, Louisiana natural gas-fired power generating station. Under the terms of the agreement, which closed on March 7, 2006, we paid Quachita approximately $370 million to eliminate approximately $456 million in capacity payment obligations through 2012 and approximately $295 million in additional capacity payment obligations that would arise if Quachita exercised its option to extend the contract through 2017. We recorded a fourth quarter pre-tax charge of approximately $364 million (approximately $229 million after-tax) associated with this termination.

We were incorporated in Illinois in June 1999. Our principal executive office is located at 1000 Louisiana Street, Suite 5800, Houston, Texas 77002, and our telephone number at that office is (713) 507-6400. Our Internet website is located at www.dynegy.com. Except for such reports that may be specifically incorporated by reference in this prospectus supplement or the accompanying prospectus, the information on, or accessible through, our website is not a part of, or incorporated by reference in, this prospectus supplement or the accompanying prospectus.

THE OFFERING

Class A common stock we are offering	35,000,000 shares

Class A common stock to be outstanding after this offering	395,228,488 shares(1)

Option to purchase additional shares	We have granted the underwriters a 30-day option to purchase up to an additional 5,250,000 shares of our Class A common stock at the public offering price, less underwriting discounts and commissions.

Class B common stock outstanding	96,891,014 shares(2)

Total Class A and Class B common stock to be outstanding after this offering	492,119,502 shares(1)

Conditions	This offering is conditioned upon the consummation of the Term Loan Facility.

Use of proceeds	We estimate that our net proceeds from this offering, assuming no exercise by the underwriters of their option to purchase additional shares of our Class A common stock, will be approximately $164 million, assuming an offering price of $4.92 per share. We expect to use the net proceeds from this offering, together with cash on hand and the DHI Dividend, to redeem all of our Series C convertible preferred stock for approximately $404.3 million (comprised of the aggregate liquidation preference of $400 million plus accrued and unpaid dividends through the anticipated date of redemption). See “Use of Proceeds.”

NYSE symbol	DYN

(1)	The number of shares of our common stock outstanding after this offering is based on the number of shares of our Class A common stock outstanding as of April 30, 2006 plus the 54,598,369 shares of our Class A common stock issued in the Convertible Debenture Exchange, assumes that the underwriters’ option to purchase additional shares of our Class A common stock is not exercised and excludes:

•	9,021,144 shares of Class A common stock issuable upon the exercise of outstanding stock options with a weighted average exercise price of $13.60 per share; and

•	17,666,468 shares of Class A common stock that remain available for additional grants under our various long term incentive compensation plans.

(2)	CUSA owns all of our outstanding Class B common stock. Class B shares are convertible into Class A shares on a one-for-one basis under the circumstances described under “Description of Capital Stock—Class A Common Stock and Class B Common Stock—Conversion.”

RISK FACTORS

You should carefully consider all information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. In particular, you should evaluate the specific risk factors relating to an investment in our Class A common stock set forth in the section entitled “Risk Factors” beginning on page S-15.

SUMMARY HISTORICAL AND UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED FINANCIAL DATA

The following summary historical condensed consolidated financial data as of December 31, 2004 and 2005 and for the years ended December 31, 2003, 2004 and 2005 has been derived from our historical consolidated financial statements incorporated by reference in this prospectus supplement. The following summary historical condensed consolidated financial data as of December 31, 2003 has been derived from our historical consolidated financial statements which are not included in, or incorporated by reference in, this prospectus supplement. The following summary historical condensed consolidated financial data as of March 31, 2006 and for the three months ended March 31, 2005 and 2006 has been derived from our unaudited condensed consolidated financial statements incorporated by reference in this prospectus supplement. Our unaudited condensed consolidated financial statements were prepared on a basis consistent with that used in preparing our audited consolidated financial statements and include all material adjustments that, in the opinion of management, are necessary for a fair presentation of our financial position and results of operations for the unaudited periods.

The following summary unaudited pro forma statement of operations data for the year ended December 31, 2005 and for the three months ended March 31, 2006 gives effect to this offering, the redemption of our Series C convertible preferred stock, the Term Loan Facility, the Term L/C Facility, the SPN Tender Offer, the New Senior Notes and the Convertible Debenture Exchange, in each case as if each transaction had been consummated on January 1, 2005. The following summary unaudited pro forma balance sheet data as of March 31, 2006 gives effect to this offering, the redemption of our Series C convertible preferred stock, the Term Loan Facility, the Term L/C Facility, the Revolving Credit Facility, the SPN Tender Offer, the New Senior Notes and the Convertible Debenture Exchange, in each case as if each transaction had been consummated on March 31, 2006.

The summary unaudited pro forma condensed consolidated financial data for the year ended December 31, 2005 and as of and for the three months ended March 31, 2006 is based on certain assumptions and adjustments and do not purport to reflect what our actual results of operations and financial position would have been had each such transaction in fact occurred (i) as of January 1, 2005 (in the case of the summary unaudited pro forma condensed consolidated statement of operations data for the year ended December 31, 2005 and the three months ended March 31, 2006) or (ii) as of March 31, 2006 (in the case of the summary unaudited pro forma condensed consolidated balance sheet data as of March 31, 2006), nor are they necessarily indicative of the results of operations that we may achieve in the future.

The summary historical condensed consolidated financial data and unaudited pro forma condensed consolidated financial data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and the notes thereto included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as amended, and in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006 incorporated by reference in this prospectus supplement. The summary unaudited pro forma condensed consolidated financial data set forth below should also be read in conjunction with “Unaudited Pro Forma Condensed Consolidated Financial Data” beginning on page S-37. Historical results are not necessarily indicative of results that may be expected for any future period. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as amended, includes restatements of (i) our consolidated balance sheet and consolidated statement of stockholders’ equity as of December 31, 2005 and our consolidated statements of operations, cash flows and comprehensive income (loss) for the year ended December 31, 2005 and (ii) our consolidated balance sheet and consolidated statement of stockholders’ equity as of December 31, 2004 and periods prior to 2004. These statements are reflected in all periods presented in this prospectus supplement.

	Year ended December 31,			Pro forma year ended December 31, 2005	Three months ended March 31,		Pro forma three months ended March 31, 2006
	2003	2004	2005		2005	2006
				(unaudited)	(unaudited)		(unaudited)
	(in millions, except per share data)
Statement of operations data:
Revenues	$2,599	$2,451	$2,313	$2,313	$462	$600	$600
Depreciation and amortization expense	(373)	(235)	(220)	(220)	(55)	(60)	(60)
Goodwill impairment	(311)	—	—	—	—	—	—
Impairment and other charges	(225)	(78)	(46)	(46)	1	(2)	(2)
General and administrative expenses	(315)	(330)	(468)	(468)	(263)	(51)	(51)
Operating income (loss)	(769)	(100)	(838)	(838)	(385)	78	78
Debt conversion expense	—	—	—	(283)	—	—	—
Interest expense	(503)	(453)	(389)	(284)	(89)	(98)	(72)
Income tax benefit (expense)	296	172	395	454	174	(3)	(12)
Income (loss) from continuing operations	(813)	(180)	(804)	(923)	(294)	(1)	16
Basic earnings (loss) per share from continuing operations	$0.53	$(0.53)	$(2.13)	$(1.94)	$(0.79)	$(0.01)	$0.03
Diluted earnings (loss) per share from continuing operations	$0.50	$(0.53)	$(2.13)	$(1.94)	$(0.79)	$(0.01)	$0.03
Weighted average shares outstanding for basic EPS calculation	374	378	387	477	379	400	490
Weighted average shares outstanding for diluted EPS calculation	423	504	513	479	505	526	492

	As of December 31,			As of March 31, 2006
	2003	2004	2005	Actual	Pro Forma
				(unaudited)
	(in millions, except per share data)

Balance sheet data:
Current assets	$3,074	$2,728	$3,706	$2,759	$1,452
Current liabilities	2,450	1,802	2,116	987	948
Property and equipment, net	8,178	6,130	5,323	5,366	5,366
Total assets	12,801	9,843	10,126	8,870	7,746
Long-term debt (excluding current portion)	5,893	4,332	4,228	4,214	3,421
Notes payable and current portion of long-term debt	331	34	71	70	70
Total stockholders’ equity	1,975	1,956	2,140	2,139	2,348
Book value per basic shares outstanding(a)	$5.24	$5.12	$5.32	$5.29	$4.75

(a)	Basic shares outstanding at December 31, 2003, 2004 and 2005 and at March 31, 2006 were approximately 377 million, 382 million, 402 million and 404 million, respectively. Basic shares outstanding for the pro forma three months ended March 31, 2006 were approximately 494 million, including the additional shares relating to this offering and additional shares issued in connection with the Convertible Debenture Exchange.

RISK FACTORS

Risks Related to Our Business

Future changes in commodity prices may materially adversely impact our financial condition, results of operations and cash flows.

The price we can obtain for the sale of power may not rise at the same rate, or may not rise at all, to match a rise in fuel costs. Our profitability depends in large part on the difference between the price of power and the price of fuel used to generate power, or “spark spread.” Prices for both electricity and fuel have been very volatile in the past year and the prices for electricity, coal, natural gas and fuel oil are significantly higher than they were two years ago. Changes in market prices for natural gas, coal and fuel oil may result from many factors, including the following:

•	weather conditions, including deviations from average temperatures and major weather events, such as hurricanes;

•	seasonality;

•	demand for energy commodities and general economic conditions, including the demand for fuel;

•	disruption of electricity, gas or coal transmission or transportation, storage, infrastructure or other constraints or inefficiencies;

•	the addition of new generating capacity or the retirement of existing generating capacity, or the temporary unavailability of generating capacity for maintenance and other reasons;

•	availability of competitively priced alternative energy sources;

•	availability and levels of storage and inventory for fuel stocks;

•	natural gas, crude oil, refined products and coal production levels;

•	the creditworthiness or bankruptcy or other financial distress of market participants;

•	changes in market liquidity;

•	natural disasters, wars, embargoes, acts of terrorism and other catastrophic events; and

•	federal, state and foreign governmental regulation and legislation including regulatory-imposed price caps.

Adverse changes in market prices for fuel, and a resulting negative impact on market prices for power, could materially adversely impact our financial condition, results of operations and cash flows.

Because our power generation facilities operate mostly without long-term power sales agreements and because wholesale power prices are subject to significant volatility, our revenues and profitability are subject to significant fluctuations.

Most of our facilities operate as “merchant” facilities without long-term sales agreements. Without long-term power agreements, we cannot be sure that we will be able to sell any or all of the electric energy, capacity or ancillary services from our facilities at commercially attractive rates or that our facilities will be able to operate profitably. This could lead to decreased financial results as well as future impairments of our property, plant and equipment or to the retirement of certain of our facilities resulting in economic losses and liabilities.

Because we largely sell electric energy, capacity and ancillary services into the wholesale energy spot market or into other power markets on a short-term basis, we are not guaranteed any rate of return on our capital investments. Rather, our financial condition, results of operations and cash flows are likely to depend, in large part, upon prevailing market prices for power and the fuel to generate such power. Wholesale power markets are subject to significant price fluctuations over relatively short periods of time and can be unpredictable.

Given the volatility of power commodity prices, to the extent we do not secure long-term sales agreements for the output of our power generation facilities, our revenues and profitability will be subject to increased volatility, and our financial condition, results of operations and cash flows could be materially adversely affected.

Because we generally do not hedge our long-term exposure to commodity price risks, we are vulnerable to decreases in power prices and increases in the price of natural gas, coal and fuel oil. To the extent we do engage in hedging activities, our models representing the market may be inaccurate.

We generally do not hedge our long-term exposure to commodity price risks. To the extent we are unable to mitigate our exposure to a diminishing spark spread, our financial condition, results of operations and cash flows may be materially adversely affected. In those instances where we do implement a hedging strategy, our internal models may not accurately represent the markets in which we participate, potentially causing us to make less favorable decisions.

Unauthorized hedging and related activities by our employees could result in significant losses.

Although we are exiting the CRM business and have adopted a strategy of entering into only limited hedges of our generation output, we continue to enter into some primarily short-term hedging and other risk management transactions relating to our physical production. We have adopted various internal policies and procedures designed to monitor these activities and positions to ensure that we maintain an overall position that is substantially balanced between our physical assets as compared to our purchase and sales commitments. These policies and procedures are designed, in part, to prevent unauthorized purchases or sales of products by our employees. We cannot assure, however, that these steps will detect and prevent all violations of our risk management policies and procedures, particularly if deception or other intentional misconduct is involved.

We are exposed to the risk of fuel and fuel transportation cost increases and interruptions in fuel supplies because some of our facilities do not have long-term coal, natural gas, or liquid fuel supply agreements.

Many of our power generation facilities purchase their fuel requirements under short-term contracts or on the spot market. Although we attempt to purchase fuel based on our known fuel requirements, we still face the risks of supply interruptions and fuel price volatility as fuel deliveries may not exactly match that required for energy sales, due in part to our need to pre-purchase fuel inventories for reliability and dispatch requirements.

Operation of many of our coal-fired generation facilities is highly dependent on our ability to procure coal. Power generators in the Midwest and the Northeast have experienced significant pressures on available coal supplies that are either transportation or supply related. While we believe our physical inventories and contractual commitments provide us with a stable coal supply, we are subject to physical delivery risks outside of our control. If we are unable to procure fuel for physical delivery at prices we consider favorable, our financial condition, results of operations and cash flows could be materially adversely affected.

Availability and cost of emission credits could materially impact our costs of operations.

In the ordinary course of operating our power generating facilities, we must maintain, either by allocation or purchase, sufficient emission credits to support our operations. We use these credits to comply with emission caps imposed by various environmental laws under which we must operate. As individual credits are used, costs are recognized as operating expense. If we are unable to purchase sufficient emission credits to match our operational needs, we may have to curtail our operations such that we do not exceed our permitted emission caps. If such credits are available for purchase, but only at significantly higher prices, the purchase of such credits could materially increase our costs of operations in the affected markets.

Competition in wholesale power markets, together with an oversupply of power generation capacity, may have a material adverse effect on our financial condition, results of operations and cash flows.

We have numerous competitors and additional competitors may enter the industry. Our power generation business competes with other non-utility generators, as well as regulated utilities, unregulated subsidiaries of regulated utilities and other energy service companies in the sale of energy, as well as in the procurement of fuel, transmission services and transportation services. Aggregate demand for power may be met by generation capacity based on several competing technologies, such as gas-fired, coal-fired or nuclear generation, as well as power generating facilities fueled by alternative or renewable energy sources, including hydroelectric power, synthetic fuels, solar, wind, wood, geothermal, waste heat and solid waste sources. Regulatory initiatives designed to enhance renewable generation could increase competition from these types of facilities.

Although demand for electric capacity and energy generally has been increasing throughout the United States, a buildup of new electric generation facilities in recent years has resulted in an overabundance of power generation capacity in the regional markets we serve.

We also compete against other energy merchants on the basis of our relative operating skills, financial position and access to credit sources. Energy customers, wholesale energy suppliers and transporters often seek financial guarantees, credit support such as letters of credit, and other assurances that their energy contracts will be satisfied. Companies with which we compete may have greater resources in these areas. In addition, many of our current facilities are relatively old. Newer plants owned by competitors are often more efficient than some of our plants, which may put some of our plants at a competitive disadvantage. Over time, some of our plants may become obsolete in their markets, or be unable to compete, because of the construction of new, more efficient plants.

Other factors may contribute to increased competition in wholesale power markets. New forms of capital and competitors have entered the industry in the last several years, including financial investors who perceive that asset values are at levels below their true replacement value. A number of generation facilities in the United States are now in the hands of lenders and investment companies. Furthermore, there have been several important mergers and asset reallocations in the industry, which could create powerful new competitors. Under any scenario, we anticipate that we will continue to face competition from numerous companies in the industry some of which have superior capital structures. Many companies in the regulated utility industry, with which the wholesale power industry is closely linked, are also restructuring or reviewing their strategies. Several of those companies are discontinuing their unregulated activities, seeking to divest their unregulated subsidiaries or attempting to have their regulated subsidiaries acquire assets out of their or other companies’ unregulated subsidiaries. This may lead to increased competition between the regulated utilities and the unregulated power producers within certain markets. The future of the wholesale power generation industry is unpredictable, but may include restructuring and consolidation within the industry, the sale, bankruptcy or liquidation of certain competitors, the re-regulation of certain markets or a long-term reduction in new investment into the industry. To the extent that competition increases, our financial condition, results of operations and cash flows may be materially adversely affected.

We anticipate that FERC will continue its efforts to facilitate the competitive energy marketplace throughout the country on several fronts but particularly by encouraging utilities to voluntarily participate in regional transmission organizations, or RTOs, and independent system operators, or ISOs, while state regulators will pursue their own initiatives. FERC is also reviewing ways in which it can encourage investment in transmission facilities and reform the rules and regulations governing access to the transmission grid, all of which could increase the number of competitors serving a given market. FERC’s regulation of wholesale markets, including changes in the manner in which transmission rates are calculated, also could affect our competitive posture. These regulatory initiatives may include significant revisions to existing regulation of the electric utility industry or selected products and services in some markets. Industry deregulation and privatization may not only continue to facilitate the current trend toward consolidation in the utility industry but also may encourage desegregation of other vertically integrated utilities into separate generation, transmission and distribution businesses. As a result, our industry may be restructured with new kinds of specialized companies competing with us. We may not be able to respond in a timely or effective manner to the many changes in the power industry that may occur as a result of regulatory initiatives to increase competition. We are not able to predict future changes in regulation or the effect of any such changes on the general electricity market or our financial condition, results of operations and cash flows.

If we fail to implement our business strategy, our financial condition, results of operations and cash flows could be materially adversely affected.

Our future financial condition, results of operations and cash flows will depend in large part upon our ability to successfully implement our business strategy. Implementation of our business strategy could be affected by a number of factors beyond our control, such as increased competition, legal and regulatory developments, general economic conditions and energy price volatility in either electricity or fuel markets. As a result, we cannot be sure that we will be able to successfully implement our business strategy. In particular, we cannot be sure that we will be able to identify and pursue growth opportunities. Our ability to achieve our growth objectives and to effectively manage our growth will depend on a number of factors, including:

•	our liquidity, including any collateral posting requirements to which we are subject, and our ability to attract capital and financing on acceptable terms;

•	our ability to identify and pursue appropriate opportunities for growth; and

•	our ability to integrate any new businesses into our operations and take advantage of potential synergies.

Any failure to successfully implement our business strategy could materially adversely affect our financial condition, results of operations and cash flows. We may, in addition, decide to alter or discontinue certain aspects of our business strategy from time to time due to our success or failure in the marketplace.

Our growth strategy may include acquisitions or combinations that could fail or present unanticipated problems for our business in the future, which could adversely affect our ability to realize anticipated benefits of those transactions and adversely affect our financial position and results of operations.

Our growth strategy may include acquiring or combining with other businesses. We may not be able to identify suitable acquisition or combination opportunities or finance and complete any particular acquisition or combination successfully. Furthermore, acquisitions and combinations involve a number of risks and challenges, including:

•	diversion of management’s attention;

•	the need to integrate acquired or combined operations;

•	potential loss of key employees;

•	difficulty in evaluating the assets, operating costs, infrastructure requirements, environmental and other liabilities of acquired companies, and other factors beyond our control;

•	potential lack of operating experience in new geographic/power markets;

•	an increase in our expenses and working capital requirements; and

•	the possibility that we may be required to issue a substantial amount of additional equity securities or incur additional debt to finance any such transactions.

Any of these factors could adversely affect our ability to achieve anticipated levels of cash flows or realize synergies or other anticipated benefits from a strategic transaction.

Furthermore, while we intend to pursue strategic transactions, the market for transactions is highly competitive, which may adversely affect our ability to find transactions that fit our strategic objectives. In pursuing our strategy, consistent with industry practice, we routinely engage in discussions with industry participants regarding potential transactions, large and small. We are currently engaged in discussions, although no definitive agreements have been reached. We intend to continue to engage in strategic discussions and we will need to respond to potential opportunities quickly and decisively. As a result, strategic transactions may occur at anytime and may be significant in size relative to our assets and operations.

The regional concentration of our business in the Midwest may increase the effects of adverse trends in that market.

A substantial portion of our business is located in the Midwest region of the United States. Changes in economic conditions in this market, including changing demographics, or oversupply of or reduced demand for power, could have a material adverse effect on our financial condition, results of operations and cash flows. A substantial portion of our net income is derived from our Baldwin facility. Any disruption of production at that facility could have a material adverse effect on our financial condition, results of operations and cash flows.

Under the terms of our current power purchase agreement with AmerenIP, which expires at the end of 2006, our Midwest coal plants are partially contracted to AmerenIP at a fixed price per megawatt hour. Beyond 2006, our results in the Midwest will be exposed to volatility in market prices, which could cause us to realize losses in a weak power price environment. For the first quarter of 2006, approximately 19% of our consolidated revenues were derived from transactions with AmerenIP.

We do not own, control or set the rates for the transmission facilities we use to deliver energy, capacity and ancillary services to our customers. Transmission capacity may not be available to us, the total costs of transmission may exceed our projections or cause us to forego transactions, and changes in the transmission grid could reduce our revenues.

We do not own or control the transmission facilities required to sell the wholesale power from our generation facilities. Furthermore, the rates for such transmission capacity are set by others and the market and thus are subject to changes, some of which could be significant. Transmission may not be available to support our contracted and short-term transactions, or the costs of such transmission may reduce our profits or make certain transactions unprofitable. Furthermore, changes in the transmission infrastructure within or connecting individual markets could reduce prices in those markets by increasing the amount of generating capacity competing to serve the same markets.

Our results of operations fluctuate on a seasonal and quarterly basis due to weather conditions.

We have historically sold less power and received lower prices for our products, and consequently earned less income, when weather conditions are milder. We expect that unusually mild weather in the future could diminish our results of operations and impair our financial condition. Weather conditions can affect both the prices we pay for fuel and the prices we receive for capacity, energy and other services, potentially increasing the volatility of our results of operations.

An event of loss and certain other events relating to our Dynegy Northeast Generation facilities could trigger a substantial obligation that would be difficult for us to satisfy.

We acquired the Dynegy Northeast Generation, or DNE, power generating facilities in January 2001 for $950 million. In May 2001, we entered into an asset-backed sale-leaseback transaction relating to these facilities to provide us with long-term acquisition financing. In this transaction, we sold for approximately $920 million four of six generating units comprising these facilities to Danskammer OL LLC and Roseton OL LLC, and we concurrently agreed to lease them back from these entities. We have no option to purchase the leased facilities at Roseton or Danskammer at the end of their lease terms, which end in 2035 and 2031, respectively. If one or more of the leases were to be terminated prior to the end of its term because of an event of loss, because it becomes illegal for the applicable lessee to comply with the lease, or because a change in law makes the facility economically or technologically obsolete, we would be required to make a termination payment in an amount sufficient to redeem the pass-through trust certificates related to the unit or facility for which the lease is terminated. As of March 31, 2006, the termination payment would be approximately $1 billion for all of our DNE facilities. If a termination of this type were to occur with respect to all of the DNE facilities, it could be difficult for us to raise sufficient funds to make this termination payment and therefore could have a material adverse effect on our financial condition, results of operations and cash flows.

Refurbishment and operation of power generation facilities involve significant risks that cannot always be covered by insurance or contractual protections and could have a material adverse effect on our financial condition, results of operations and cash flows.

We are exposed to risks related to breakdown or failure of equipment and processes, shortages of equipment and supply of material and labor, and operating performance below expected levels of output or efficiency. Older equipment, even if maintained in accordance with good engineering practices, may require significant capital expenditures to keep it operating at optimum efficiency. This equipment is also likely to require periodic upgrading and improvement. Any unexpected failure, including failure associated with breakdowns, forced outages or any unanticipated capital expenditures could result in reduced profitability. In addition, if we make any “major modifications” to our power generation facilities, as defined under the new source review provisions of the federal Clean Air Act, we may be required to install “best available control technology” or to achieve the “lowest achievable emissions rate.” Any such modifications would likely result in substantial additional capital expenditures.

In addition, at some point, older facilities may need to be retired or decommissioned. The costs of decommissioning can be affected by future changes in law and regulations, as well as deviations from the expected physical state of such facilities. Therefore, we cannot be certain that we have adequately predicted, or reserved for, the full costs of any such retirements or decommissionings.

We cannot predict the level of capital expenditures that will be required due to changes in applicable reliability requirements, deteriorating facility conditions and unexpected events (such as natural disasters or terrorist attacks). The unexpected requirement of large capital expenditures could have a material adverse effect on our financial condition, results of operations and cash flows. Further, construction, expansion, modification and refurbishment of power generation facilities may interrupt production at our facilities or result in unanticipated cost overruns and may be impacted by factors outside our control, including:

•	supply interruptions;

•	work stoppages;

•	labor disputes;

•	weather interferences; and

•	unforeseen engineering, environmental and geological problems.

Our operations are subject to hazards customary to the power generation industry. We may not have adequate insurance or adequate contractual indemnities to cover all of these hazards.

We are subject to all risks inherent in the power generation industry. These risks include, but are not limited to, equipment breakdowns or malfunctions, explosions, fires, terrorist attacks, product spillage, weather, nature, and inadequate maintenance of rights-of-way, which could result in damage to or destruction of operating assets and other property, or could result in personal injury, loss of life or pollution of the environment, as well as curtailment or suspension of operations at the affected facility. We maintain general public liability, property/boiler and machinery and business interruption insurance in amounts that we consider to be appropriate for such risks. Such insurance is subject to deductibles and caps that we consider reasonable and not excessive given the current insurance market environment. Costs associated with these insurance coverages have increased significantly during recent periods and may continue to do so in the future. Occurrence of a significant event not fully insured or otherwise indemnified against by a third party, or the failure of a party to meet its indemnification obligations, could materially adversely affect our financial condition, results of operations and cash flows. While we currently maintain levels and types of insurance that we believe to be prudent under current insurance industry market conditions, our potential inability to maintain or secure these levels and types of insurance in the future could have a material adverse effect on our financial condition, results of operations and cash flows if an uninsured loss were to occur. No assurance can be given that we will be able to secure or maintain these levels of insurance in the future at rates we consider commercially reasonable.

Our business is subject to complex government regulation. Changes in these regulations or in their implementation may affect the costs of operating our facilities or our ability to operate our facilities, which may negatively impact our results of operations.

We are subject to extensive federal, state and local laws and regulations governing the generation and sale of energy commodities, as well as the discharge of materials into the environment and otherwise relating to the environment, health and safety protection. Compliance with these laws and regulations requires general and administrative expenses (including legal representation before agencies) and monitoring, capital and operating expenditures, including those related to pollution control equipment, emission fees, remediation obligations and permitting at various operating facilities. Furthermore, these regulations are subject to change at any time, and we cannot predict what changes may occur in the future or how such changes might affect any facet of our business.

FERC has issued a series of rules and proposed rules to implement provisions of the Energy Policy Act of 2005 which affect the electric and natural gas industries. These rules and proposed rules include changes in FERC’s review of mergers in the electricity sector, new provisions governing reliability in the electric sector, increased civil and criminal penalties for violations of relevant statutes and regulations and new regulations defining prohibited behavior and practices. FERC is also reviewing ways in which it can encourage investment in the transmission grid, changes in the rules governing access to that grid, and the operations of wholesale markets generally. These changes, combined with the repeal of the Public Utility Holding Company Act of 1935, will create further regulatory uncertainty.

Our costs for compliance with environmental laws are significant, and costs for compliance with new environmental laws could adversely affect our financial condition, results of operations and cash flows.

Our business is subject to extensive and frequently changing environmental regulation by federal, state and local authorities. Such environmental regulation imposes, among other things, restrictions, liabilities and obligations in connection with the generation, handling, use, storage, transportation, treatment and disposal of hazardous substances and waste and in connection with spills, releases and emissions of various substances into the environment. Existing environmental laws and regulations may be revised or reinterpreted, new laws and regulations may be adopted or become applicable to us or our facilities, and future changes in environmental laws and regulations could occur, including potential regulatory and enforcement developments related to air emissions. Proposals currently under consideration, such as pending state and federal EPA regulatory proposals to regulate mercury emissions under Section 112 of the Clean Air Act or bills pending in Congress which would limit emissions of carbon dioxide and other so-called “greenhouse gases,” could, if and when adopted or enacted, require us to make substantial new capital and operating expenditures. If any of these events occur, our business, operations and financial condition could be materially adversely affected.

Many environmental laws require approvals or permits from governmental authorities before construction or modification of a project may commence or before wastes or other materials may be discharged into the environment. The process for obtaining necessary permits can be lengthy and complex and can sometimes result in the establishment of permit conditions that make the project or activity for which the permit was sought either unprofitable or otherwise unattractive. Even where permits are not required, compliance with environmental laws and regulations can require significant capital and operating expenditures. We are required to comply with numerous environmental laws and regulations, and to obtain numerous governmental permits when we are constructing, modifying and operating our facilities. Certain of our facilities, including our Baldwin facility, are also required to comply with the terms of consent decrees or other governmental orders. A consent decree relating to violations of the Clear Air Act at our Baldwin facility was approved by the court on May 27, 2005. This consent decree requires us to install, among other things, additional emission controls at our Baldwin, Vermilion and Havana plants. Thus, we expect to incur significant additional costs to comply with these requirements in the future. If we fail to comply with these requirements, we could be subject to civil or criminal liability and fines or could be forced to curtail or cease operations. In addition, we may be required to incur costs to remediate contamination from past releases of hazardous substances or wastes into the environment in connection with currently or previously owned or operated properties and any other properties at which we have generated, stored, disposed, treated or arranged for disposal of hazardous substances. Failure to comply with these statutes, rules and regulations may result in the assessment of administrative, civil and even criminal penalties. Furthermore, the failure to obtain or renew an environmental permit could prevent operation of one or more of our facilities. Existing regulations may be revised or reinterpreted and new laws and regulations may be adopted or become applicable to us or our facilities in a manner that may have a detrimental effect on our business. With the continuing trend toward stricter standards, greater regulation and more extensive permitting requirements, we expect that our capital and operating environmental expenditures will continue to be substantial and may increase in the future. We may not be able to obtain or maintain from time to time all required environmental regulatory permits or other approvals that we need to operate our business. If there is a delay in obtaining any required environmental regulatory approvals or permits or if we fail to obtain and comply with them, the operation of our facilities may be interrupted or become subject to additional costs.

The emission of certain substances is subject to licensing programs, which allow the trading of licenses under certain conditions. The costs of buying any necessary licenses could vary and have a material adverse effect on our financial condition, results of operations and cash flows.

Different regional power markets in which we compete or may compete in the future have changing transmission regulatory structures, which could materially adversely affect our performance in these regions.

Our financial condition, results of operations and cash flows are likely to be affected by differences in market and transmission regulatory structures in various regional power markets. Problems or delays that may arise in the formation and operation of new or maturing RTOs and similar market structures, or changes in geographic scope, rules or market operations of existing RTOs, may affect our ability to sell, the prices we receive, or the cost to transmit power produced by our generating facilities. Rules governing the various regional power markets may also change from time to time which could affect our costs or revenues. Because it remains unclear which companies will be participating in the various regional power markets, or how RTOs will develop or what regions they will cover, we are unable to assess fully the impact that these uncertainties may have on our business.

Acts of terrorism could have a material adverse effect on our financial condition, results of operations and cash flows.

Our generation facilities and the facilities of third parties on which we rely may be targets of terrorist activities, as well as events occurring in response to or in connection with such activities, that could result in full or partial disruption of the ability to generate, transmit or transport electricity or natural gas and/or cause environmental repercussions. Strategic targets, such as energy-related facilities, may be at greater risk of future terrorist activities than other domestic targets. Any such disruptions or environmental repercussions, if not covered by insurance, could result in a significant decrease in revenues or significant reconstruction or remediation costs, which could have a material adverse effect on our financial condition, results of operations and cash flows.

In the wake of the September 11, 2001 terrorist attacks on the United States, the Coast Guard has developed a security guidance document for marine terminals and has issued a security circular that defines appropriate countermeasures for protecting them and explains how the Coast Guard plans to verify that operators have taken appropriate action to implement satisfactory security procedures and plans. Using the guidelines provided by the Coast Guard, we have specifically identified our Havana, Danskammer and Roseton facilities as marine terminals and therefore potential terrorist targets. In compliance with the Coast Guard guidance, we performed vulnerability analyses on such facilities. Future analyses of our security measures may result in additional measures and procedures, which measures or procedures have the potential for increasing our costs of doing business. Regardless of the steps taken to increase security, however, we cannot be assured that these or other of our facilities will not become the subject of a terrorist attack.

Our financial condition, results of operations and cash flows could be adversely impacted by strikes or work stoppages by our unionized employees.

As of March 31, 2006, approximately 63% of the employees at Dynegy-operated facilities were subject to collective bargaining agreements with various unions that expire in 2007 and 2008. If our union employees strike, participate in a work stoppage or slowdown or engage in other forms of labor strife or disruption, we would be responsible for procuring replacement labor or we could experience reduced power generation or outages. Our ability to procure such labor is uncertain. Strikes and work stoppages or our inability to negotiate future collective bargaining agreements on favorable terms could have a material adverse effect on our financial condition, results of operations and cash flows.

We have reported two material weaknesses in our internal control over financial reporting, one of which caused a restatement, and both of which, if not remedied, could continue to adversely affect our internal controls and financial reporting.

In connection with our management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2005, our management concluded that, as of December 31, 2005, we did not maintain effective internal control over our financial reporting due to a material weakness in our processes, procedures and controls related to the preparation, analysis and recording of the income tax provision. Our management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2005 was audited by PricewaterhouseCoopers LLP, which expressed an unqualified opinion on management’s assessment and an adverse opinion on the effectiveness of our internal control over financial reporting as of December 31, 2005.

Likewise, in connection with our management’s assessment of the effectiveness of our internal control over financial reporting as of March 31, 2006, our management concluded that, as of March 31, 2006, we did not maintain effective internal control over our financial reporting due to the same material weakness in our processes, procedures and controls related to the preparation, analysis and recording of the income tax provision. Also in connection with our management’s assessment as of March 31, 2006, our management concluded that, as of March 31, 2006, we did not maintain effective internal control over our financial reporting due to a material weakness in our processes, procedures and controls related to the calculation and analysis of our risk management asset and liability balances. A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of our annual or interim financial statements would not be prevented or detected.

We previously reported in our Annual Report on Form 10-K for the fiscal year ended December 31, 2004 that we did not maintain effective internal control over our financial reporting as of December 31, 2004 due to the same material weakness in our processes, procedures and controls related to the preparation, analysis and recording of the income tax provision. During 2005, actions were taken to remediate this material weakness. Despite these efforts, when making management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2005, we determined that those processes and controls were still not operating effectively. This control deficiency resulted in the restatement of our 2004 and 2003 annual consolidated financial statements, as well as year-end audit adjustments to the 2005 income tax provision. This control deficiency also resulted in the restatement of our consolidated financial statements for the year ended December 31, 2005, as reported in Amendment No. 1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 incorporated by reference in this prospectus supplement. Further, this control deficiency could have resulted in a misstatement of the income tax provision and related deferred tax accounts and disclosures that would result in a material misstatement to our annual or interim consolidated financial statements that would not be prevented or detected.

The material weakness related to the calculation and analysis of our risk management asset and liability balances resulted in an adjustment to our condensed consolidated financial statements as of and for the three months ended March 31, 2006 prior to being reported in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006 incorporated by reference in this prospectus supplement. Further, this control deficiency could result in a misstatement of revenue and the related risk management asset and liability balances that would result in a material misstatement to our annual or interim consolidated financial statements that would not be prevented or detected.

We have taken steps to remediate the material weakness related to the preparation, analysis and recording of the income tax provision, and plan to take additional steps during 2006. Moreover, in order to remediate the material weakness related to the calculation and analysis of our risk management asset and liability balances, we plan to implement additional controls around our risk management asset and liability valuation process. Although we believe we will address both of the material weaknesses with the remedial measures we have implemented and plan to implement, the measures we have taken to date and our future measures may not remediate either of the material weaknesses and we may not be able to implement and maintain effective internal control over our financial reporting in the future. In addition, additional deficiencies in our internal controls may be discovered in the future.

Any failure to remediate either or both of these material weaknesses or to implement new or improved controls, or difficulties encountered in their implementation, could harm our operating results, cause us to fail to meet our reporting obligations or result in material misstatements in our financial statements. Any such failure also could affect the ability of our management to certify that our internal controls are effective when it provides an assessment of our internal control over financial reporting, and could affect the results of our independent registered public accounting firm’s attestation report regarding our management’s assessment. Inferior internal controls and further related restatements could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock.

Risks Related to Our Common Stock

Our stock price has been volatile historically and may continue to be volatile. The price of our Class A common stock may fluctuate significantly.

The trading price of our Class A common stock has been and may continue to be subject to wide fluctuations. Since January 1, 2003, the closing sale price of our Class A common stock on the NYSE has ranged from $1.29 to $5.72 per share. Our stock price may fluctuate in response to a number of events and factors, such as quarterly variations in operating or financial results, actions by various regulatory agencies, litigation, market perceptions of our financial reporting, changes in financial estimates and recommendations by securities analysts, the operating and stock price performance of other companies that investors may deem comparable to us, news reports relating to us or trends in our industry or general economic conditions.

Provisions of the Illinois Business Corporation Act and our organizational documents may discourage an acquisition of us.

Our organizational documents and the Illinois Business Corporation Act (the “IBCA”) both contain provisions that will impede the removal of our directors and may discourage a third party from making a proposal to acquire us. For example, our board may, without the consent of our stockholders, issue preferred stock with greater voting rights than our Class A common stock. The existence of these provisions may also have a negative impact on the price of our Class A common stock. See “Description of Capital Stock—Class A Common Stock and Class B Common Stock—Anti-Takeover Effects of Illinois Law” for greater detail on the anti-takeover effects of the IBCA.

We have significant debt that could negatively impact our business.

Dynegy has and will continue to have a significant amount of debt outstanding. As of March 31, 2006, on a pro forma basis, we had total consolidated debt (including lease obligations) of $4.3 billion, which consisted of our senior unsecured notes and other debt, including other secured and unsecured facilities and certain operating leases of our subsidiaries. Our significant level of debt could:

•	make it difficult to satisfy our financial obligations, including debt service requirements;

•	limit our ability to obtain additional financing to operate our business;

•	limit our financial flexibility in planning for and reacting to business and industry changes;

•	impact the evaluation of our creditworthiness by counterparties to commercial agreements and affect the level of collateral we are required to post under such agreements;

•	place us at a competitive disadvantage compared to less leveraged companies;

•	increase our vulnerability to general adverse economic and industry conditions, including changes in interest rates and volatility in commodity prices; and

•	require us to dedicate a substantial portion of our cash flows to payments on our debt, thereby reducing the availability of our cash flow for other purposes including our operations, capital expenditures and future business opportunities.

Although we recently completed a series of liability management transactions, we remain highly leveraged. Furthermore, we may incur additional indebtedness in the future. In addition, to pay us the DHI Dividend and to provide DHI with cash for working capital and general corporate purposes pending the sale of our Rockingham generation facility, DHI intends to borrow $150 million under the Term Loan Facility (see “Summary—Recent Developments—New Term Loan Facility”). If new debt is added to our current debt levels and those of our subsidiaries, the related risks that we and they face could increase significantly.

We expect that our non-investment grade status will continue to adversely affect our financial condition, results of operations and cash flows.

Our credit ratings are currently below investment grade and could be downgraded further. Our current non-investment grade ratings increase our borrowing costs, both by increasing the actual interest rates we are required to pay under any existing indebtedness and any debt in the capital markets that we are able to issue. Our credit ratings also require us to either prepay or post significant amounts of collateral in the form of cash and letters of credit to support our business. We cannot be sure that our credit ratings will improve, or that they will not decline, in the future.

Additionally, our non-investment grade status limits our ability to refinance our debt obligations and to access the capital markets. Should our ratings continue at their current levels, or should our ratings be further downgraded, we would expect these negative effects to continue and, in the case of a downgrade, become more pronounced.

Covenants in our financing agreements impose significant restrictions on us and we may be unable to comply with these covenants.

Our secured debt obligations require us to meet specific financial tests to issue debt and make restricted payments, among other things. Further, the senior debt associated with the Sithe Independence indenture prohibits cash distributions by Independence to its affiliates, including Dynegy, unless certain project reserve accounts are funded to specified levels and the required debt service coverage ratio is met. Our ability to comply with the covenants in our financing agreements, as they currently exist or as they may be amended, may be affected by many events beyond our control, and our future operating results may not allow us to comply with the covenants, or in the event of a default, to remedy that default. Our failure to comply with those financial covenants or to comply with the other restrictions in our financing agreements could result in a default, requiring such financing agreements (and by reason of cross-default or cross-acceleration provisions, our other indebtedness) to become immediately due and payable. If we are unable to repay those amounts or to otherwise cure the default, the holders of the indebtedness under our secured debt obligations could proceed against the collateral granted to them to secure that indebtedness. If those lenders accelerate the payment of such indebtedness, we cannot assure you that we could pay or refinance that indebtedness immediately and continue to operate our business.

Our access to the capital markets may be limited.

We may require additional capital from outside sources from time to time. The timing of any capital-raising transaction may be impacted by unforeseen events, such as strategic growth opportunities, legal judgments or regulatory requirements, which could require us to pursue additional capital in the near term. Our ability to obtain capital and the costs of such capital are dependent on numerous factors, including:

•	general economic and capital market conditions;

•	covenants in our existing debt and credit agreements;

•	credit availability from banks and other financial institutions;

•	investor confidence in us and the regional wholesale power markets;

•	our financial performance and the financial performance of our subsidiaries;

•	our levels of indebtedness;

•	our requirements for posting collateral under various commercial agreements;

•	our maintenance of acceptable credit ratings;

•	our cash flow;

•	provisions of tax and securities laws that may impact raising capital; and

•	our long-term business prospects.

We may not be successful in obtaining additional capital for these or other reasons. The failure to obtain additional capital from time to time may have a material adverse effect on our financial condition, results of operations and cash flows, and on our ability to execute our business strategy. An inability to access capital may limit our ability to pursue improvements or acquisitions that we may otherwise rely on for future growth.

We may not have adequate liquidity to post required amounts of additional collateral.

We use a significant portion of our capital resources, in the form of cash and letters of credit, to satisfy counterparty collateral demands. These counterparty collateral demands reflect our non-investment grade credit ratings and the counterparties’ views of our creditworthiness, as well as changes in commodity prices. If commodity prices change substantially, our liquidity could be severely strained by requirements under our commodity agreements to post additional collateral. In certain cases, our counterparties have elected to not require the posting of collateral to which they are otherwise entitled under certain agreements. However, those counterparties retain the right to request the posting of such collateral. Factors that could trigger increased demands for collateral include additional adverse changes in our industry, negative regulatory or litigation developments, adverse events affecting us, changes in our credit rating or liquidity, and changes in commodity prices for power and fuel. In addition, to the extent we do hedge against volatility in commodity prices, we may be exposed to additional collateral requirements without adequate liquidity to post required amounts of additional collateral. An increase in demands from our counterparties to post letters of credit or cash collateral may have a material adverse effect on our financial condition, results of operations and cash flows.

The ultimate outcome of unresolved legal proceedings and investigations relating to our past activities cannot be predicted. Any adverse determination could have a material adverse effect on our financial condition, results of operations and cash flows.

We are, or have in recent years been, a party to various material litigation matters and regulatory matters arising out of our business operations. These matters include, among other things, certain actions and investigations by the FERC and related regulatory bodies, litigation with respect to alleged actions in the western power and natural gas markets, a number of securities class action lawsuits that were settled in 2005, purported class action suits with respect to alleged violations of the Employment Retirement Income Security Act and various other matters. The ultimate outcome of pending matters cannot presently be determined, nor can the liability that could potentially result from a negative outcome in each case reasonably be estimated. Three significant matters are described below:

DNE is involved in litigation or administrative proceedings regarding the State Pollutant Discharge Elimination System, or SPDES, permits for two of our facilities, Roseton and Danskammer, in New York. In April 2005, the New York State Department of Environmental Conservation, or NYSDEC, issued to DNE a draft SPDES Permit for the Roseton plant. The draft SPDES Permit contains provisions governing, among other things, the cooling water intake and the discharge of heated effluent water. In mid-2005, three organizations filed petitions for party status seeking to impose a permit requirement that the Roseton plant install a closed cycle cooling system. We believe that petitioners’ claims are without merit; however, given the high cost of installing a closed cycle cooling system, an adverse result in this proceeding could have a material adverse effect on our financial condition, results of operations and cash flows.

Danskammer’s SPDES Permit was issued for a five-year term in 1987. Prior to expiration of the permit, an application to renew the SPDES Permit was filed. In November 2002, several environmental groups filed suit in the Supreme Court of the State of New York seeking, among other things, a declaratory judgment that the Danskammer SPDES Permit had expired because of alleged deficiencies in the renewal application process. In August 2004, the Court ruled that the SPDES Permit for our Danskammer facility was void, but stayed the enforcement of the decision pending further review by the Court or by the Appellate Division. In April 2006, the Appellate Division reversed the trial court and dismissed the case. The Court ruled that the environmental groups’ challenges to the extension of the SPDES Permit were barred by the applicable statue of limitations. If petitioners appeal and are ultimately successful, we may be required to suspend operations at our Danskammer facility until receipt of final approval of the renewal of our Danskammer SPDES Permit. We cannot predict with any certainty the outcome of this proceeding; however, an adverse outcome, particularly a requirement that we suspend operations at our Danskammer facility for any period of time, could have a material adverse effect on our financial condition, results of operations and cash flows.

We are a party to various suits that claim damages resulting from the alleged manipulation of gas index publications and prices by us and others. In each of these suits, the plaintiffs allege that we and other energy companies engaged in an illegal scheme to inflate natural gas prices by providing false information to gas index publications. All of the complaints rely heavily on the FERC and CFTC investigations into and reports concerning index-reporting manipulation in the energy industry. We cannot predict with certainty whether we will incur any liability in connection with these lawsuits; however, given the nature of the claims and the high costs of recent settlements of similar matters, an unfavorable result in any of these pending matters could materially adversely affect our financial condition, results of operations and cash flows.

Shortly before Enron’s bankruptcy filing in the fourth quarter of 2001, we determined that we had net exposure to Enron Corp. and its affiliates, including certain liquidated damages and other amounts relating to the termination of commercial transactions among the parties, of approximately $84 million. This exposure was calculated by setting off approximately $230 million owed from Dynegy entities to Enron entities against approximately $314 million owed from Enron entities to Dynegy entities. The master netting agreement between Enron and us and the valuation of the commercial transactions covered by the agreement, which valuation is based principally on the parties’ assessment of market prices for such period, remain subject to dispute. We previously mediated this dispute but no settlement was reached. As a result, in April 2006, Enron requested that mediation be terminated; the mediator has recommended that the case be returned to the Bankruptcy Court. In the event that Enron prevails in its position that the master netting agreement is unenforceable, our potential liability to Enron could be approximately $216 million before interest, with as much as $220 million in unsecured Dynegy claims remaining to enforce against the bankruptcy estate. If the setoff rights are modified or disallowed, either by agreement or otherwise, the amount available for our entities to set off against sums that might be due Enron entities could be reduced materially. In fact, we could be required to pay to Enron the full amount that it claims to be owed, while we would be an unsecured creditor of Enron to the extent of our claims. Given the size of the claims at issue, an adverse result could have a material adverse effect on our financial condition, results of operations and cash flows.

The interests of CUSA may conflict with your interests.

As of April 30, 2006, as adjusted for this offering, the application of the net proceeds therefrom for the redemption of the Series C convertible preferred stock as described in “Use of Proceeds” and the Convertible Debenture Exchange, CUSA owned approximately 20% of the voting power of Dynegy. By virtue of such stock ownership, CUSA has the power to influence our affairs and the outcome of matters required to be submitted to stockholders for approval as a holder of Class B common stock. CUSA also enjoys certain blocking rights under our bylaws with respect to certain corporate transactions as well as certain consent and preemptive rights under the shareholder agreement between us and CUSA dated as of August 11, 2003. CUSA will continue to enjoy such consent and preemptive rights under the second amended and restated shareholder agreement to be entered into in connection with the redemption of our Series C convertible preferred stock. See “Summary—Recent Developments—Second Amended and Restated Shareholder Agreement.”

Many of our senior officers have been promoted recently and have only worked together as a management team for a short period of time. In addition, a number of our senior officers have limited experience in management positions.

We have recently made several significant changes to our senior management team. In November 2005, we named a new Executive Vice President and Chief Financial Officer, who had been serving as our Senior Vice President and Treasurer since May 2004 and previously as our Senior Vice President and Controller from June 2003 to May 2004. In addition, we named a new General Counsel and Executive Vice President of Administration, who had been serving as our Senior Vice President of Human Resources since August 2004 and previously as our Group General Counsel-Corporate Finance & Securities from June 2003 to August 2004. We also named a new Executive Vice President, Strategic Planning and Corporate Business Development, who had been serving as Senior Vice President of that same group since July 2003. As a result of these recent changes in senior management, many of our officers have only worked together as a management team for a short period of time. The failure to successfully integrate the senior management team could have an adverse impact on our business operations. In addition, some of our officers and management have had limited experience in management positions. Their inexperience could negatively impact our financial condition, results of operations and cash flows.

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of the 35,000,000 shares of Class A common stock we are offering will be approximately $164 million. If the underwriters exercise their option to purchase 5,250,000 additional shares of our Class A common stock in full, the net proceeds to us will be approximately $189 million. For the purpose of estimating net proceeds, we are assuming that the offering price will be $4.92 per share (the last sales price of our Class A common stock as reported on the NYSE on May 19, 2006). “Net proceeds” is what we expect to receive after we pay the underwriting discounts and commissions and other estimated expenses of this offering. If we were to price the offering at $4.67 per share, a price 5% below the last sales price reported on the NYSE on May 19, 2006, we estimate that we would receive net proceeds of approximately $155 million (approximately $180 million if the underwriters’ option to purchase additional shares is exercised in full), assuming the total number of shares offered by us remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. If we were to price the offering at $5.17 per share, a price 5% above the last sales price reported on the NYSE on May 19, 2006, we estimate that we would receive net proceeds of approximately $173 million (approximately $200 million if the underwriters’ option to purchase additional shares is exercised in full), assuming the total number of shares offered by us remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We expect to use the net proceeds from this offering, together with cash on hand and the DHI Dividend, to fund the redemption of all of our Series C convertible preferred stock for approximately $404.3 million (comprised of the aggregate liquidation preference of $400 million plus accrued and unpaid dividends through the anticipated date of redemption). See “Summary—Recent Developments—Redemption of Series C Convertible Preferred Stock.” This offering is conditioned upon the consummation of the Term Loan Facility, and the Term Loan Facility is conditioned upon the consummation of this offering.

Our Series C convertible preferred stock, which has an aggregate liquidation preference of $400 million, currently accrue dividends at a rate of $2.75 per share per year and must be redeemed (i) on August 11, 2033 or (ii) at an earlier date following our deferral of such dividend payments for ten consecutive semi-annual dividend payment periods. See “Description of Capital Stock—Series C Convertible Preferred Stock.”

PRICE RANGE OF CLASS A COMMON STOCK

Our Class A common stock is listed on the NYSE under the symbol “DYN.” The following table shows the high and low closing prices per share of our Class A common stock for the periods indicated, as reported on the NYSE composite transaction tape. On May 19, 2006, the last reported sale price of our Class A common stock was $4.92 per share. As of March 31, 2006, our Class A common stock was held by approximately 19,269 holders of record, and the number of outstanding shares of our Class A common stock was 305,545,195 (excluding treasury shares).

	Price range
Period	High	Low
2006
Second Quarter (through May 19, 2006)	$5.32	$4.73
First Quarter	5.72	4.72
2005
Fourth Quarter	$5.07	$4.15
Third Quarter	5.63	4.35
Second Quarter	5.10	3.23
First Quarter	4.75	3.62
2004
Fourth Quarter	$5.86	$4.27
Third Quarter	4.99	3.93
Second Quarter	4.44	3.75
First Quarter	5.15	3.46
2003
Fourth Quarter	$4.35	$3.45
Third Quarter	4.65	2.85
Second Quarter	5.23	2.54
First Quarter	2.63	1.29

DIVIDEND POLICY

Dividend payments on our common stock are at the discretion of our Board of Directors. We have not paid a dividend on our common stock since 2002, and we do not foresee a declaration of dividends on our common stock in the near term, particularly given our financial condition and the dividend restrictions contained in our financing agreements. Specifically, we have agreed not to pay any dividends on our common stock under the terms of the Credit Agreement. We have, however, continued to make the required dividend payments on our outstanding trust preferred securities.

The Series B Preferred Stock we issued to CUSA in November 2001 had no dividend requirement. Because of CUSA’s discounted conversion option, however, we accreted an implied preferred stock dividend over the redemption period, as required by GAAP.

We accrue dividends on our Series C convertible preferred stock at a rate of 5.5% per annum. We accrued and made dividend payments on the Series C convertible preferred stock during the year ended December 31, 2005 totaling approximately $22 million and made a semi-annual dividend payment of approximately $11 million in February 2006. Dividends are payable on the Series C convertible preferred stock in February and August of each year, but we may defer payments for up to 10 consecutive semi-annual periods. If CUSA, the holder of our Series C convertible preferred stock, does not receive the full dividends to which it is entitled on any specified dividend payment date, then such unpaid dividends will be deferred, will cumulate and will accrue additional dividends at a rate of 5.5% per annum. Unless we have sufficient liquidity, we may be required to defer payment of dividends on the Series C convertible preferred stock beginning in August 2006.

After we use the proceeds of this offering, together with cash on hand and the DHI Dividend, to redeem all of our Series C convertible preferred stock, there will be no more Series C convertible preferred stock outstanding. Accordingly, following such redemption, we would no longer accrue or pay dividends associated with the Series C convertible preferred stock.

CAPITALIZATION

The following table sets forth our unaudited capitalization as of March 31, 2006:

•	on a historical basis; and

•	as adjusted to give pro forma effect to this offering, the redemption of our Series C convertible preferred stock, the Term Loan Facility, the Term L/C Facility, the Revolving Credit Facility, the SPN Tender Offer, the New Senior Notes and the Convertible Debenture Exchange.

You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and the notes thereto in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as amended, and in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006 incorporated by reference in this prospectus supplement and the information set forth under “Unaudited Pro Forma Condensed Consolidated Financial Data.”

	As of March 31, 2006
	Historical	Pro forma
	(unaudited)
	(in millions)
Cash and cash equivalents	$1,691	$384
Restricted cash	$78	$78

Short-term debt:
Notes payable and current portion of long-term debt	$70	$70

Total short-term debt	70	70

Long-term debt (excluding current portion)(1):
Term loan facility(2)	—	150
Revolving credit facility(3)	—	—
Term L/C facility(4)	—	200
New senior notes	—	750
Senior notes(5)	1,321	1,321
Second priority notes	1,754	86
Subordinated debentures to affiliate(6)	200	200
Debentures	225	—
Sithe Energies debt(7)	714	714

Total long-term debt	4,214	3,421

Series C convertible preferred stock	400	—

Stockholders’ equity:
Class A common stock	2,953	3,342
Class B common stock	1,006	1,006
Additional paid-in capital	46	46
Subscriptions receivable	(8)	(8)
Accumulated other comprehensive loss, net of tax	8	8
Accumulated deficit	(1,797)	(1,977)
Treasury stock, at cost	(69)	(69)

Total stockholders’ equity	2,139	2,348

Total capitalization	$6,823	$5,839

(1)	Excludes $804 million in future lease payments (discounted at 10%) under our operating leases of the Danskammer and Roseton generating facilities.

(2)	Comprising the $150 million to be borrowed pursuant to the Term Loan Facility.

(3)	On April 19, 2006, we entered into our Credit Agreement providing for the Revolving Credit Facility of up to $470 million. Excludes $178 million of letters of credit issued under DHI’s former letter of credit facility as of March 31, 2006. Outstanding letters of credit under the Revolving Credit Facility, which is not expected to be drawn at the closing of this offering, reduce our ability to borrow under the Revolving Credit Facility on a dollar-for-dollar basis.

(4)	Assumes full $200 million of debt outstanding under the Term L/C Facility. Our balance sheet will include a corresponding long-term asset.

(5)	Comprising debt with a carrying amount of (a) $493 million of our 6.875% senior notes due 2011, (b) $485 million of our 8.75% senior notes due 2012, (c) $174 million of our 7.125% senior debentures due 2018 and (d) $174 million of 7.625% senior debentures due 2026, and relevant premiums or discounts on each such note or debenture, less the current portion of each such note or debenture.

(6)	8.316% Subordinated Debentures due 2027 payable to CUSA.

(7)	Comprising debt with a carrying amount of (a) $419 million of 7.0% subordinated debt due 2034, (b) $57 million of 8.5% senior notes due 2007 and (c) $409 million of 9.0% senior notes due 2013.

SELECTED FINANCIAL DATA

The following selected historical consolidated financial data as of December 31, 2004 and 2005 and for the years ended December 31, 2003, 2004 and 2005 has been derived from our historical consolidated financial statements incorporated by reference in this prospectus supplement. The following selected historical consolidated financial data as of December 31, 2001, 2002 and 2003 and for the years ended December 31, 2001 and 2002 has been derived from our historical consolidated financial statements which are not included in, or incorporated by reference in, this prospectus supplement. The following selected historical consolidated financial data as of March 31, 2006 and for the three months ended March 31, 2005 and 2006 has been derived from our unaudited condensed consolidated financial statements incorporated by reference in this prospectus supplement. Our unaudited condensed consolidated financial statements were prepared on a basis consistent with that used in preparing our audited consolidated financial statements and include all material adjustments that, in the opinion of management, are necessary for a fair presentation of our financial position and results of operations for the unaudited periods.

The selected historical consolidated financial data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as amended, and in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006 incorporated by reference in this prospectus supplement. Historical results are not necessarily indicative of results that may be expected for any future period. Our historical consolidated financial statements as of December 31, 2005 and 2004, and for each of the three years in the period ended December 31, 2005, were impacted by significant items in each of the years presented, which are summarized in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as amended, in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Summary Financial Information.” Our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as amended, includes restatements of (i) our consolidated balance sheet and consolidated statement of stockholders’ equity as of December 31, 2005 and our consolidated statements of operations, cash flows and comprehensive income (loss) for the year ended December 31, 2005 and (ii) our consolidated balance sheet and consolidated statement of stockholders’ equity as of December 31, 2004 and periods prior to 2004. These statements are reflected in all periods presented in this prospectus supplement.

	Year ended December 31,					Three months ended March 31,
	2001	2002	2003	2004	2005	2005	2006
						(Unaudited)	(Unaudited)
	(in millions, except per share data)
Statement of operations data(1):
Revenues	$3,635	$2,109	$2,599	$2,451	$2,313	$462	$600
Depreciation and amortization expense	(368)	(378)	(373)	(235)	(220)	(55)	(60)
Goodwill impairment	—	(814)	(311)	—	—	—	—
Impairment and other charges	—	(176)	(225)	(78)	(46)	1	(2)
General and administrative expenses	(385)	(297)	(315)	(330)	(468)	(263)	(51)
Operating income (loss)	823	(1,146)	(769)	(100)	(838)	(385)	78
Interest expense	(201)	(241)	(503)	(453)	(389)	(89)	(98)
Income tax benefit (expense)	(320)	337	296	172	395	174	(3)
Net income (loss) from continuing operations	423	(1,217)	(813)	(180)	(804)	(294)	(1)
Income (loss) from discontinued operations(2)	(24)	(1,136)	81	165	899	32	1
Cumulative effect of change in accounting principles	2	(234)	40	—	(5)	—	1
Net income (loss)	$401	$(2,587)	$(692)	$(15)	$90	$(262)	$1
Net income (loss) applicable to common stockholders	359	(2,917)	321	(37)	68	(267)	(4)
Basic earnings (loss) per share from continuing operations	$1.17	$(4.23)	$0.53	$(0.53)	$(2.13)	$(0.79)	$(0.01)
Basic net income (loss) per share	1.10	(7.97)	0.86	(0.10)	0.18	(0.70)	(0.01)
Diluted earnings (loss) per share from continuing operations	$1.12	$(4.23)	$0.50	$(0.53)	$(2.13)	$(0.79)	$(0.01)
Diluted net income (loss) per share	1.06	(7.97)	0.78	(0.10)	0.18	(0.70)	(0.01)
Shares outstanding for basic EPS calculation	326	366	374	378	387	379	400
Shares outstanding for diluted EPS calculation	340	370	423	504	513	505	526
Cash dividends per common share	$0.30	$0.15	$—	$—	$—	$—	$—

	Year ended December 31,					Three months ended March 31,
	2001	2002	2003	2004	2005	2005	2006
						(unaudited)	(unaudited)
	(in millions, except per share data)
Cash flow data:
Cash flows from operating activities	$550	$(25)	$876	$5	$(30)	$(34)	$(311)
Cash flows from investing activities	(3,828)	677	(266)	262	1,824	(196)	469
Cash flows from financing activities	3,450	(44)	(900)	(115)	(873)	(27)	(16)
Cash dividends or distributions to partners, net	(98)	(55)	—	(22)	(22)	(11)	(11)
Capital expenditures, acquisitions and investments	(4,687)	(981)	(338)	(314)	(315)	(174)	(58)
Balance sheet data (at period end)(3):
Current assets	$8,944	$7,574	$3,074	$2,728	$3,706		$2,759
Current liabilities	8,538	6,748	2,450	1,802	2,116		987
Property and equipment, net	9,269	8,458	8,178	6,130	5,323		5,366
Total assets	25,074	20,020	12,801	9,843	10,126		8,870
Long-term debt (excluding current portion)	5,016	5,454	5,893	4,332	4,228		4,214
Notes payable and current portion of long-term debt	458	861	331	34	71		70
Serial preferred securities of a subsidiary	46	11	11	—	—		—
Subordinated debentures to affiliate	200	200	—	—	—		—
Series B Preferred Stock(4)	882	1,212	—	—	—		—
Series C convertible preferred stock	—	—	400	400	400		400
Minority interest(5)	1,040	146	121	106	—		—
Capital leases not already included in long-term debt	29	15	—	—	—		—
Total stockholders’ equity	4,956	2,256	1,975	1,956	2,140		2,139

(1)	The following acquisitions were accounted for in accordance with the purchase method of accounting and the results of operations attributable to the acquired businesses are included in our financial statements and operating statistics beginning on the acquisitions’ effective date for accounting purposes:

•	Sithe Energies—February 1, 2005;

•	Northern Natural—February 1, 2002;

•	BGSL—December 1, 2001; and

•	iaxis—March 1, 2001.

(2)	Discontinued operations includes the results of operations from the following businesses:

•	Northern Natural (sold third quarter 2002);

•	U.K. Storage—Hornsea facility (sold fourth quarter 2002) and Rough facility (sold fourth quarter 2002);

•	DGC (portions sold in fourth quarter 2002 and first and second quarters 2003);

•	Global Liquids (sold fourth quarter 2002);

•	U.K. CRM (substantially liquidated in first quarter 2003); and

•	Dynegy Midstream Services, Limited Partnership (“DMSLP”). On October 31, 2005, we completed the sale of our Midstream natural gas business to Targa Resources Inc. for $2.35 billion in cash proceeds and a return of collateral of approximately $91 million. All periods presented in this prospectus supplement reflect the operations of DMSLP as discontinued operations in accordance with statement of Financial Accounting Standards No. 144.

(3)

The Sithe Energies, Northern Natural, BGSL, and iaxis acquisitions were each accounted for under the purchase method of accounting. Accordingly, the purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values as of the effective dates of each transaction. See note (1) above for respective effective dates. See also note (2) above regarding the DMSLP sale.

(4)	The 2002 amount equals the $1.5 billion in proceeds related to the Series B Preferred Stock less the $660 million implied dividend recognized in connection with the beneficial conversion option plus $372 million in accretion of the implied dividend through December 31, 2002. The 2001 amount equals the $1.5 billion in proceeds less the $660 million implied dividend plus $42 million in accretion of the implied dividend through December 31, 2001.

(5)	The 2001 amounts include amounts relating to the Black Thunder Secured Financing. This financing involved our obligation to purchase the interest held by a third party on or before June 2005 which was recorded as an $850 million minority interest liability. We repaid the balance owed under this financing in August 2003.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

The following unaudited pro forma condensed consolidated financial data for the year ended December 31, 2005 has been derived from our historical consolidated financial statements for the year ended December 31, 2005 incorporated by reference in this prospectus supplement. The following unaudited pro forma condensed consolidated financial data as of and for the three months ended March 31, 2006 has been derived from our unaudited condensed consolidated financial statements as of and for the three months ended March 31, 2006 incorporated by reference in this prospectus supplement. Our unaudited condensed consolidated financial statements were prepared on a basis consistent with that used in preparing our audited consolidated financial statements and include all material adjustments that, in the opinion of management, are necessary for a fair presentation of our financial position and results of operations for the unaudited periods.

The following unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2005 and for the three months ended March 31, 2006 gives effect to (a) this offering and (b) the redemption of our Series C convertible preferred stock, the Term Loan Facility, the Term L/C Facility, the SPN Tender Offer, the New Senior Notes and the Convertible Debenture Exchange (collectively, the “Financing Transactions”), in each case as if each transaction had been consummated on January 1, 2005. The following unaudited pro forma condensed consolidated balance sheet as of March 31, 2006 gives effect to (a) this offering and (b) the Financing Transactions and the Revolving Credit Facility, in each case as if each transaction had been consummated on March 31, 2006.

The unaudited pro forma condensed consolidated financial data is presented for illustrative purposes only and are not necessarily indicative of our operating results or financial position if the transactions described above had been consummated on the dates indicated, nor are they necessarily indicative of future operating results or financial position if all of the transactions described above are consummated.

The following unaudited pro forma condensed consolidated financial data sets forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and the notes thereto included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as amended, and in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006 incorporated by reference in this prospectus supplement.

DYNEGY INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the year ended December 31, 2005

(in millions)

	Historical	Adjustments for This Offering	Adjustments for Financing Transactions		Pro Forma
Revenues	$2,313	$—	$—		$2,313
Cost of sales, exclusive of depreciation shown separately below	(2,416)	—	—		(2,416)
Depreciation and amortization expense	(220)	—	—		(220)
Impairment and other charges	(46)	—	—		(46)
Loss on sale of assets, net	(1)	—	—		(1)
General and administrative expenses	(468)	—	—		(468)

Operating loss	(838)	—	—		(838)
Earnings from unconsolidated investments	2	—	—		2
Debt conversion expense	—	—	(283	)(a)	(283)
Interest expense	(389)	—	105	(b)	(284)
Other income and expense, net	26	—	—		26

Loss from continuing operations before income taxes	(1,199)	—	(178)		(1,377)
Income tax benefit	395	—	59	(c)	454

Loss from continuing operations	$(804)	$—	$(119)		$(923)

Basic loss per share from continuing operations(d)	$(2.13)				$(1.94)
Diluted loss per share from continuing operations(e)	$(2.13)				$(1.94)
Basic shares outstanding(f)	387				477
Diluted shares outstanding(g)	513				479

(a)	Amount consists of (i) $195 million premium paid to holders who tendered their Second Priority Notes in the SPN Tender Offer, (ii) $44 million premium paid in connection with the Convertible Debenture Exchange, (iii) accelerated amortization of $32 million of previously capitalized Second Priority Notes issuance costs, (iv) accelerated amortization of $7 million of previously capitalized 4.75% Convertible Subordinated Debenture issuance costs, (v) $2 million of transaction costs in connection with the SPN Tender Offer, (vi) $1 million of transaction costs in connection with the Convertible Debenture Exchange and (vii) $2 million of transaction costs in connection with the redemption of our Series C convertible preferred stock.

(b)	Amount represents a reduction of $167 million of interest expense attributable to the Second Priority Notes, a reduction of $11 million of interest expense attributable to the 4.75% Convertible Subordinated Debentures due 2023, an increase of $63 million of interest expense calculated at the fixed rate of 8.375% attributable to the New Senior Notes, an increase of $4 million of interest expense calculated at a net interest rate spread of approximately 2.0% attributable to the Term L/C Facility (assuming full $200 million of debt outstanding) and an increase of $6 million of interest expense calculated at LIBOR plus 1.75% attributable to the Term Loan Facility. The effect on net income of a one-eighth percent variance in the interest rate on the Term L/C Facility and the Term Loan Facility is immaterial.

(c)	Amounts represent tax effect of pro forma adjustments using an effective rate of 33%; our effective tax rate for the year ended December 31, 2005.

(d)	Basic loss from continuing operations per share was computed by dividing loss from continuing operations, adjusted for preferred dividends, by basic shares outstanding.

(e)	When an entity has a net loss from continuing operations, SFAS No. 128, “Earnings per Share,” prohibits the inclusion of potential common shares in the computation of diluted per-share amounts. Accordingly, we have utilized the basic shares outstanding amount to calculate both basic and diluted loss per share for the twelve months ended December 31, 2005.

(f)	The increase in the basic shares is due to the 35 million shares offered in this offering and 55 million shares issued in the Convertible Debenture Exchange.

(g)	The decrease in the diluted shares is due to the elimination of the potential dilutive effect of the Series C convertible preferred stock and the potential dilutive effect of the Convertible Debenture Exchange.

DYNEGY INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the three months ended March 31, 2006

(in millions)

	Historical	Adjustments for This Offering	Adjustments for Financing Transactions		Pro Forma
Revenues	$600	$—	$—		$600
Cost of sales, exclusive of depreciation shown separately below	(409)	—	—		(409)
Depreciation and amortization expense	(60)	—	—		(60)
Impairment and other charges	(2)	—	—		(2)
General and administrative expenses	(51)	—	—		(51)

Operating income	78	—	—		78
Earnings from unconsolidated investments	2	—	—		2
Interest expense	(98)	—	26	(a)	(72)
Other income and expense, net	20	—	—		20

Income from continuing operations before income taxes	2	—	26		28
Income tax expense	(3)	—	(9	)(b)	(12)

Income (loss) from continuing operations	$(1)	$—	$17		$16

Basic earnings (loss) per share from continuing operations(c)	$(0.01)				$0.03
Diluted earnings (loss) per share from continuing operations(d)	$(0.01)				$0.03
Basic shares outstanding(e)	400				490
Diluted shares outstanding(f)	526				492

(a)	Amount represents a reduction of $42 million of interest expense attributable to the Second Priority Notes, a reduction of $3 million of interest expense attributable to the 4.75% Convertible Subordinated Debentures due 2023, an increase of $16 million of interest expense calculated at the fixed rate of 8.375% attributable to the New Senior Notes, an increase of $1 million of interest expense calculated at a net interest rate spread of approximately 2.0% attributable to the Term L/C Facility (assuming full $200 million of debt outstanding) and an increase of $2 million of interest expense calculated at LIBOR plus 1.75% attributable to the Term Loan Facility. The effect on net income of a one-eighth percent variance in the interest rate on the Term L/C Facility and the Term Loan Facility is immaterial.

(b)	Amounts represent tax effect of pro forma adjustments using an effective rate of 36%; our effective tax rate for the three months ended March 31, 2006.

(c)	Basic loss from continuing operations per share was computed by dividing loss from continuing operations, adjusted for preferred dividends, by basic shares outstanding.

(d)	When an entity has a net loss from continuing operations, SFAS No. 128, “Earnings per Share,” prohibits the inclusion of potential common shares in the computation of diluted per-share amounts. Accordingly, we have utilized the basic shares outstanding amount to calculate both basic and diluted loss per share for the three months ended March 31, 2006.

(e)	The increase in the basic shares is due to the 35 million shares offered in this offering and 55 million shares issued in the Convertible Debenture Exchange.

(f)	The decrease in the diluted shares is due to the elimination of the potential dilutive effect of the Series C convertible preferred stock and the potential dilutive effect of the Convertible Debenture Exchange.

DYNEGY INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

As of March 31, 2006

(in millions)

	Historical	Adjustments for This Offering		Adjustments for Financing Transactions and Revolving Credit Facility		Pro Forma
Assets

Current assets:
Cash and cash equivalents	$1,691	$164	(a)	$(1,471	)(b)	$384
Restricted cash	78	—		—		78
Accounts receivable, net of allowance for doubtful accounts	329	—		—		329
Accounts receivable, affiliates	1	—		—		1
Inventory	209	—		—		209
Assets from risk-management activities	288	—		—		288
Deferred income taxes	19	—		—		19
Prepayments and other current assets	144	—		—		144

Total current assets	2,759	164		(1,471)		1,452

Property, plant and equipment	6,613	—		—		6,613
Accumulated depreciation	(1,247)	—		—		(1,247)

Property, plant and equipment, net	5,366	—		—		5,366

Other assets:
Unconsolidated investments	6	—		—		6
Restricted investments	83	—		—		83
Restricted cash	—	—		200	(c)	200
Assets from risk-management activities	83	—		—		83
Intangible assets	391	—		—		391
Deferred income taxes	1	—		—		1
Other long-term assets	181			(17	)(d)	164

Total assets	$8,870	$164		$(1,288)		$7,746

Liabilities and stockholder’s equity

Current liabilities:
Accounts payable	$236	$—		$—		$236
Accounts payable, affiliates	1	—		—		1
Accrued interest	126	—		(36	)(e)	90
Accrued liabilities and other current liabilities	246	—		(3	)(f)	243
Liabilities from risk-management activities	308	—		—		308
Notes payable and current portion of long-term debt	70	—		—		70

Total current liabilities	987	—		(39)		948

Long-term debt (excluding current portion):
Long-term debt	4,014	—		(793	)(g)	3,221
Long-term debt to affiliates	200	—		—		200

Long-Term debt	4,214			(793)		3,421

Other liabilities:
Liabilities from risk-management activities	138	—		—		138
Deferred income taxes	570	—		(101	)(h)	469
Other long-term liabilities	422	—		—		422

Total liabilities	6,331	—		(933)		5,398

Redeemable preferred securities	400	—		(400	)(i)	—

Stockholders’ equity:
Common stock	3,959	164	(a)	225	(j)	4,348
Additional paid-in capital	46	—		—		46
Subscriptions receivable	(8)	—		—		(8)
Accumulated other comprehensive income (loss), net of tax	8	—		—		8
Accumulated deficit	(1,797)	—		(180	)(k)	(1,977)
Treasury stock	(69)	—		—		(69)

Total stockholders’ equity	2,139	164		45		2,348

Total liabilities and stockholders’ equity	$8,870	$164		$(1,288)		$7,746

(a)	Amount represents cash proceeds from the issuance of 35 million shares in this offering at an anticipated issuance price of $4.92 per share, less approximately $8 million in related transaction costs. If we were to price the offering at $4.67 per share, a price 5% below the last sales price reported on the NYSE on May 19, 2006, we estimate that we would receive net proceeds of approximately $155 million, after deducting transaction costs. If we were to price the offering at $5.17 per share, a price 5% above the last sales price reported on the NYSE on May 19, 2006, we estimate that we would receive net proceeds of approximately $173 million, after deducting transaction costs.

(b)	Amount represents cash proceeds from issuance of $750 million of the New Senior Notes and $150 million attributed to the Term Loan Facility, less (i) $1,863 million of cash paid to consummate the SPN Tender Offer, (ii) $400 million of cash paid to retire the Series C convertible preferred stock, (iii) $36 million of accrued interest on the Second Priority Notes and 4.75% Convertible Subordinated Debentures due 2023, (iv) $44 million of cash paid to induce the Convertible Debenture Exchange, (v) $16 million of transaction costs in connection with the issuance of the New Senior Notes, (vi) $3 million of accrued dividends on the Series C convertible preferred stock, (vii) $2 million of transaction costs in connection with the SPN Tender Offer, (viii) $1 million of transaction costs in connection with the Convertible Debenture Exchange, (ix) $1 million of transaction costs in connection with the Term L/C Facility, (x) $2 million of transaction costs in connection with the redemption of our Series C convertible preferred stock, (xi) $1 million of transaction costs in connection with the Revolving Credit Facility and (xii) $2 million of transaction costs in connection with the Term Loan Facility.

(c)	Amount represents the long-term asset reflecting our restricted cash associated with our Term L/C Facility (assuming full $200 million of debt outstanding).

(d)	Amount represents $16 million of capitalized transaction costs in connection with the issuance of the New Senior Notes, $1 million of capitalized transaction costs in connection with the Term L/C Facility, $1 million of capitalized transaction costs in connection with the Credit Agreement and $2 million of transaction costs in connection with the Term Loan Facility, less accelerated amortization of $30 million of previously capitalized Second Priority Notes issuance costs and $7 million of previously capitalized 4.75% Convertible Subordinated Debenture issuance due 2023 issuance costs.

(e)	Amount represents accrued interest payable of $36 million related to the Second Priority Notes and Convertible Debentures at March 31, 2006.

(f)	Amount represents accrued dividend payable of $3 million related to Series C convertible preferred stock at March 31, 2006.

(g)	Amount represents the $750 million of New Senior Notes, the Term L/C Facility (assuming full $200 million of debt outstanding) and the $150 million to be borrowed pursuant to the Term Loan Facility, less $1,668 million of the Second Priority Notes and the $225 million of 4.75% Convertible Subordinated Debentures due 2023.

(h)	Amount represents related tax effects for the Financing Transactions at our effective tax rate of 36%.

(i)	Amount represents the redemption of the Series C convertible preferred stock.

(j)	Amount represents Class A common shares issued in connection with the Convertible Debenture Exchange.

(k)	Amount represents $195 million premium paid to holders who tendered their Second Priority Notes, $44 million premium paid as part of the Convertible Debenture Exchange, accelerated amortization of $30 million of previously capitalized Second Priority Notes issuance costs, accelerated amortization of $7 million of previously capitalized 4.75% Convertible Subordinated Debenture issuance costs, $2 million of transaction costs in connection with the SPN Tender Offer, $1 million of transaction costs in connection with the Convertible Debenture Exchange and $2 million of transaction costs in connection with the redemption of our Series C convertible preferred stock, reduced by tax benefits using an effective rate of 36%, our effective tax rate for the three months ended March 31, 2006.

DESCRIPTION OF CAPITAL STOCK

General

Our authorized common stock currently consists of 900 million shares of Class A common stock, no par value, and 360 million shares of Class B common stock, no par value. Our authorized preferred stock currently consists of 70 million shares of preferred stock, no par value.

As of May 4, 2006, we had outstanding 305,894,942 shares of our Class A common stock (excluding treasury shares), 96,891,014 shares of our Class B common stock, all of which is owned by CUSA and its affiliates, and 8 million shares of our Series C convertible preferred stock, all of which is currently owned by CUSA.

Class A Common Stock and Class B Common Stock

The following summarizes some, but not all, of the terms of our Class A and Class B common stock. The following discussion is not meant to be complete and is qualified by reference to our amended and restated articles of incorporation, which we refer to herein as our articles of incorporation, and our amended and restated bylaws, which we refer to herein as our bylaws. For more information, see “Where You Can Find More Information.”

Voting

Generally, holders of Class B common stock vote together with holders of Class A common stock as a single class on every matter acted upon by the shareholders except for the following matters:

•	the holders of Class B common stock vote as a separate class for the election of up to three of our directors, while the holders of Class A common stock vote as a separate class for the remaining directors;

•	any change to the rights, privileges or preferences of the Class B common stock, other than an amendment to our articles of incorporation or the establishment of another class or series of preferred stock in accordance with our articles of incorporation, must be approved by 66 2/3% of the outstanding shares of Class B common stock voting as a separate class; and

•	any amendment to the provisions of our articles of incorporation addressing the voting rights of holders of Class A and Class B common stock or to Section 7 of Article III or Article X of our bylaws requires the approval of 66 2/3% of the outstanding shares of Class B common stock voting as a separate class, and the affirmative vote of a majority of the shares of Class A and Class B common stock, voting together as a single class, except that no such shareholder approval is required with respect to an amendment to Section 7 of Article III or Article X of our bylaws if such amendment is approved by a majority of the directors elected by holders of Class B common stock present at a meeting where such amendment is considered and by a majority of all our directors.

Holders of Class A and Class B common stock are entitled to one vote per share on all matters submitted to a vote of shareholders. Holders of Class A common stock may cumulate votes in connection with the election of directors. The election of directors and all other matters will be by a majority of votes represented and entitled to vote, except as otherwise provided by law.

Dividends; Liquidation

Subject to the preferences of any preferred stock, holders of Class A and Class B common stock have equal ratable rights to dividends out of funds legally available for that purpose, when and if dividends are declared by the board. Holders of Class A common stock and Class B common stock are entitled to share ratably, as a single class, in all of our assets available for distribution to holders of shares of common stock upon our liquidation or dissolution or the winding up of our affairs, after payment of our liabilities and any amounts to holders of preferred stock.

Conversion

A share of Class B common stock automatically converts into a share of Class A common stock upon the transfer to any person other than CUSA or its affiliates. Additionally, shares of Class A common stock acquired by CUSA or one of its affiliates automatically convert into Class B common stock. However, each share of Class B common stock will automatically convert into a share of Class A common stock if the holders of all Class B common stock cease to own collectively 15% of our outstanding common stock.

Additional Rights

Holders of our Class A and Class B common stock generally are not entitled to preemptive rights, subscription rights, or redemption rights, except that CUSA is entitled to preemptive rights under the amended and restated shareholder agreement dated August 11, 2003 between us and CUSA. Such rights will continue under the second amended and restated shareholder agreement to be entered into simultaneously with the redemption of the Series C convertible preferred stock. See “Summary—Recent Developments—Second Amended and Restated Shareholder Agreement.” The rights and preferences of holders of our common stock are subject to the rights of any series of preferred stock that we may issue.

Anti-Takeover Effects of Illinois Law

Certain provisions of the IBCA, including as described below, and our articles of incorporation and bylaws could, together or separately, discourage potential acquisition proposals or delay or prevent a change of control of Dynegy, even when shareholders consider such a transaction to be in their best interest. Accordingly, such provisions may limit the price that certain investors might be willing to pay in the future for shares of our common stock.

We are subject to Section 7.85 of the IBCA and, at such times as a certain amount of shares are held by or a certain number of shareholders of record are Illinois residents, Section 11.75 of the IBCA. These statutes place restrictions on business combinations (defined to include mergers and many other types of transactions) between certain Illinois corporations and interested shareholders defined to generally include (i) the owner of 15% or more of the outstanding voting shares of the corporation or (ii) an affiliate or associate of the corporation who was the owner of 15% or more of the outstanding voting shares of the corporation at any time in the previous three years. Section 7.85 of the IBCA requires, in addition to any other requirements imposed by law or a corporation’s articles of incorporation, that a business combination involving a corporation and an interested shareholder be approved by: (a) the affirmative vote of the holders of at least 80% of the combined voting power of the then outstanding shares of all classes and series of the corporation entitled to vote generally in the election of directors, voting together as a single class (but with the votes per share specified in the corporation’s articles of incorporation) and (b) the affirmative vote of a majority of the voting shares held by disinterested shareholders. These voting requirements will not apply if (A) the business combination is approved by two-thirds of the disinterested directors or (B)(1) the price paid to the shareholders of the corporation in such business combination is, generally, the higher of fair market value (as defined in the statute) or the highest price per share paid by the interested shareholder (or any affiliate) in acquiring its shares; (2) the interested shareholder has not acquired additional voting shares after the transaction in which he became an interested shareholder; (3) the interested shareholder has not received special benefits and the shareholders have been provided information describing the proposed business combination; and (4) certain other conditions are met relating to the form and amount of consideration paid, the absence of dividend defaults on preferred stock or reductions in dividends on common shares (except as approved by two-thirds of the disinterested directors).

Section 11.75 of the IBCA prohibits a business combination (as defined in the statute) involving a corporation and an interested shareholder for three years after such shareholder becomes an interested shareholder unless: (i) before such date, our Board of Directors approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder, (ii) upon completion of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting shares outstanding at the time such transaction commenced (excluding shares owned by directors who are also officers and shares owned by certain employee stock plans), or (iii) on or after such date, the business combination is approved by the board and authorized at a meeting of the shareholders by 66 2/3% of the outstanding voting shares not owned by the interested shareholder.

Section 8.85 of the IBCA permits directors to consider the interests of other constituencies, such as the interests of employees and communities, in responding to a takeover. Apart from the voting requirements of IBCA Sections 11.75 and 7.85, the IBCA and our articles of incorporation generally require approval of the holders of 66 2/3% of the outstanding shares of Class A and Class B common stock (voting as a single class) to effect a merger or sale of all or substantially all of our assets.

Transfer Agent

The transfer agent and registrar for our common stock is Mellon Investor Services L.L.C.

Series C Convertible Preferred Stock

In August 2003, we issued in a private offering to CUSA 8,000,000 shares of our Series C convertible preferred stock, established under a statement of resolution. Following the completion of this offering, we expect to have no Series C convertible preferred stock outstanding. See “Use of Proceeds.”

The following summarizes some, but not all, of the terms of our Series C convertible preferred stock. The following discussion is not meant to be complete and is qualified by reference to the statement of resolution and other documents that govern the Series C convertible preferred stock. For more information, see “Where You Can Find More Information.”

Ranking

The Series C convertible preferred stock ranks, with respect to dividend rights and rights upon liquidation, winding up or dissolution:

•	junior to:

•	all our debt existing as of the date that the Series C convertible preferred stock was initially issued) and future debt obligations; and

•	each class or series of our capital stock that has terms which provide that such class or series will rank senior to the Series C convertible preferred stock;

•	on a parity with parity stock, which is any other class or series of our capital stock that has terms which provide that class or series will rank on a parity with the Series C convertible preferred stock; and

•	senior to junior stock, which is our common stock (including our Class A common stock and Class B common stock) and each class or series of our capital stock that has terms which provide that class or series will rank junior to the Series C convertible preferred stock.

Dividends

The holders of the shares of Series C convertible preferred stock are entitled to receive dividends at the annual rate of 5.5% of the liquidation value per share of Series C convertible preferred stock, or $2.75 per year. The right of the holders of the shares of Series C convertible preferred stock to receive dividend payments is subject to the rights of any holders of shares of senior stock and parity stock. We are required to pay dividends on the Series C convertible preferred stock on a dividend payment date, unless (a) we do not have funds legally available for such payment, (b) we are subject to contractual restrictions that prevent us from making the payment, or (c) we elect to defer payment of dividends as described below. If the full cash dividends are not paid to the holders of all outstanding shares of Series C convertible preferred stock and any parity stock, and funds available are insufficient to pay the amounts to which they are then entitled, the entire amount available for payment remaining after the distributions to holders of any senior stock will be distributed among the holders of the Series C convertible preferred stock and any parity stock ratably in proportion to the full amount to which they would otherwise be entitled, and any remainder not paid to the holders of the Series C convertible preferred stock will cumulate as provided below. If, on any dividend payment date, the holders of the Series C convertible preferred stock do not receive the full dividends to which they are entitled, then such dividends will be deferred and will cumulate. During any periods when there are deferred dividends outstanding, the holders of the Series C convertible preferred stock will be entitled to receive additional dividends at the rate of 5.5% per annum on the aggregate amount of deferred dividends outstanding during such period.

So long as any shares of Series C convertible preferred stock are outstanding, we are not permitted, unless all dividends due to the holders of Series C convertible preferred stock have been paid, to (i) declare or pay on any junior stock any dividend or distribution whatsoever, (other than dividends payable in shares of the class or series upon which such dividends are declared or paid, or payable in shares of common stock with respect to junior stock other than common stock, together with cash in lieu of fractional shares), (ii) purchase or redeem any junior stock, or (iii) pay or make available any monies for a sinking fund for the purchase or redemption of any junior stock.

At our election, we may defer payment of cash dividends on the Series C convertible preferred stock for up to ten consecutive semi-annual dividend payment periods, provided that no deferral may (i) extend beyond August 11, 2033 or (ii) end on a date other than a regular dividend payment date.

Redemption

We must redeem all of the then outstanding shares of Series C convertible preferred stock at a redemption price equal to $50.00 per share, plus any accrued but unpaid dividends, on the “mandatory redemption date,” which is the earlier to occur of (i) August 11, 2033 and (ii) a deferral period event, which occurs when deferred dividends have not been paid for ten consecutive semi-annual dividend payment periods.

On or after August 11, 2013, we may redeem the Series C convertible preferred stock, in whole or in part, at the redemption price. If less than all of the outstanding shares of the Series C convertible preferred stock are to be redeemed, such shares will be redeemed pro rata as determined by our Board of Directors in its sole discretion. See “Summary—Recent Developments—Redemption of Series C Convertible Preferred Stock.”

Liquidation Value

Upon our voluntary or involuntary liquidation, dissolution or winding up, each holder of Series C convertible preferred stock will be entitled to payment, out of our assets available for distribution, of an amount equal to the liquidation value per share of Series C convertible preferred stock, which is $50.00, plus accrued and unpaid dividends, held by that holder. If, upon our voluntary or involuntary liquidation, dissolution or winding up, the amounts payable with respect to shares of Series C convertible preferred stock and all other parity stock are not paid in full, the holders of shares of Series C convertible preferred stock and the holders of the parity stock will share equally and ratably in any distribution of our assets in proportion to the full liquidation preference and the amount equal to all accrued and unpaid dividends to which each such holder is entitled.

Conversion Rights

Shares of Series C convertible preferred stock are convertible into shares of Class A common stock in the circumstances discussed below. Additionally, any shares of Class A common stock acquired through such conversion by CUSA or its affiliates automatically convert into shares of our Class B common stock.

The holders of Series C convertible preferred stock may, at any time or from time to time, convert any shares of Series C convertible preferred stock into fully paid and nonassessable shares of Class A common stock at the conversion price in effect on the conversion date, which we refer to as an optional conversion; provided however, no right of optional conversion may be exercised unless the closing price of our Class A common stock for each of the 20 trading days immediately before the proposed conversion date is at least 100% of the conversion price then in effect. As of March 31, 2006, each share of Series C convertible preferred stock is convertible into 8.65 shares of Class A common stock. This is calculated by dividing (A) the $50.00 original purchase price for each share (as adjusted for stock dividends, combinations or splits with respect to such shares) by (B) the conversion price in effect on the conversion date. The current conversion price is set at $5.78 per share (subject to adjustment for stock dividends, combinations or splits with respect to such shares).

On or after the third anniversary of the “cross-over date” (as defined in the statement of resolution), we may, at our option, cause the Series C convertible preferred stock to convert into shares of Class A common stock at any time the closing price of our Class A common stock exceeds 130% of the conversion price in effect on the conversion date for at least 20 trading days within any period of 30 consecutive trading days before the exercise of our conversion right. Upon such mandatory conversion, holders of Series C convertible preferred stock shall receive accrued and unpaid dividends on such Series A preferred stock as of the conversion date, payable at our election in cash or shares of common stock or a combination thereof.

Upon a change of control, we, or such successor entity, as the case may be, will make appropriate provision so that the holder of each share of Series C convertible preferred stock then outstanding will have the right thereafter, to convert such share of Series C convertible preferred stock into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale, reclassification, change or conveyance by a holder of the number of shares of common stock into which such share of Series C convertible preferred stock might have been converted immediately before such transaction, subject to such adjustment which will be as nearly equivalent as may be practicable to the adjustments detailed above provided for stock dividends, rights or warrant offerings, extraordinary cash dividends and other distributions. These provisions will similarly apply to successive consolidations, mergers, conveyances or transfers.

The conversion price is subject to adjustment from time to time for stock dividends, subdivisions, combinations, reclassifications, rights or warrant offerings, cash dividends and other distributions.

Voting Rights

Holders of the Series C convertible preferred stock are not entitled to any voting rights except as required by law. Notwithstanding the foregoing, so long as any shares of Series C convertible preferred stock remain outstanding, we will not, without the consent of the holders of at least a majority of the shares of Series C convertible preferred stock outstanding at the time:

•	issue shares of, or increase the authorized number of shares of, any class or series of stock ranking before the outstanding Series C convertible preferred stock as to dividends or upon liquidation unless such stock is designated and/or issued in connection with (i) a bona fide transaction where the consideration paid for such shares consists primarily of cash or (ii) a board-approved acquisition of any business or entity by us where such senior stock comprises all or a portion of the purchase price thereof; or

•	amend our amended and restated articles of incorporation or the resolutions contained in the statement of resolution if the amendment would, with respect to the shares of Series C convertible preferred stock:

•	increase or decrease the aggregate number of authorized shares;

•	effect an exchange, reclassification, or cancellation of all or part of the shares;

•	change the designations, preferences, qualifications, limitations, restrictions, or special or relative rights of the shares;

•	divide the shares into series and fix or authorize our Board of Directors to fix the variations in the relative rights and preferences between the shares of such series;

•	change the shares into the same or a different number of shares of the same class or another class or classes;

•	create a right of exchange, of all or any part of the shares of another class into shares of Series C convertible preferred stock;

•	create a new class of shares having rights and preferences superior to those of the Series C convertible preferred stock;

•	cancel or otherwise affect dividends on the shares of Series C convertible preferred stock which had accumulated but had not been declared; or

•	limit or deny the voting rights of the shares of Series C convertible preferred stock.

Offer to Repurchase

Upon the occurrence of a change of control (as defined in the documents governing the Series C convertible preferred stock), we are required to make an offer which we refer to as a change of control offer, to each holder of shares of Series C convertible preferred stock to repurchase all or any part of each such holder’s shares of Series C convertible preferred stock at an offer price in cash equal to 100% of the liquidation value per share as of the change of control payment date (as defined below). We refer to this payment as the change of control payment. We are required to comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other relevant securities laws and regulations if applicable in connection with the repurchase of shares of Series C convertible preferred stock as a result of a change of control, and we are prohibited from violating the Series C convertible preferred stock’s statement of resolution by reason of any act, including any failure to act, required by such rule or other applicable law or regulation.

U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a summary of certain U.S. federal income and estate tax consequences of the ownership and disposition of our Class A common stock by a non-U.S. holder (as defined below) as of the date hereof. Except where noted, this summary deals only with a non-U.S. holder that holds our Class A common stock as a capital asset.

For purposes of this summary, a “non-U.S. holder” means a beneficial owner of our Class A common stock that is not any of the following for U.S. federal income tax purposes:

•	a citizen or resident of the U.S.;

•	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S., any state thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if:

•	its administration is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all of its substantial decisions; or

•	it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income or estate tax consequences different from those summarized below. This summary does not represent a detailed description of the U.S. federal income or estate tax consequences to you in light of your particular circumstances. In addition, it does not represent a description of the U.S. federal income or estate tax consequences to you if you are subject to special treatment under the U.S. federal income tax laws (including if you are a “U.S. expatriate,” “controlled foreign corporation,” “passive foreign investment company,” “foreign personal holding company,” “insurance company,” “tax-exempt organization,” “financial institution” or “broker or dealer in securities”). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

If an entity classified as a partnership for U.S. federal income tax purposes holds our Class A common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding our Class A common stock, or a partner in such a partnership, you should consult your tax advisors.

If you are considering the purchase of our Class A common stock, you are urged to consult your own tax advisors concerning the particular U.S. federal tax consequences to you of the ownership and disposition of the Class A common stock, as well as the consequences to you arising under the laws of any other taxing jurisdiction, including any state, local or foreign income tax consequences.

Dividends

We do not anticipate paying cash dividends on our Class A common stock in the foreseeable future. See “Dividend Policy.” If dividends are paid on shares of our Class A common stock, however, such dividends paid to a non-U.S. holder of our Class A common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by a non-U.S. holder within the U.S. and, where an income tax treaty applies, are attributable to a U.S. permanent establishment of the non-U.S. holder, are not subject to this withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable individual or corporate rates. Certain certification and disclosure requirements must be complied with in order for effectively connected income to be exempt from this withholding tax. Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder of our Class A common stock who wishes to claim the benefit of an applicable treaty rate (and avoid backup withholding as discussed below) for dividends, will be required to (a) complete Internal Revenue Service (“IRS”) Form W-8BEN (or successor form) and certify under penalty of perjury, that such holder is not a U.S. person or (b) satisfy the relevant certification requirements of applicable Treasury regulations if the Class A common stock is held through certain foreign intermediaries. Special certification and other requirements apply to certain non-U.S. holders that are entities rather than individuals.

A non-U.S. holder of our Class A common stock eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Gain on Disposition of Class A Common Stock

We believe that we are a “United States real property holding corporation” for United States federal income tax purposes. Nonetheless, a non-U.S. holder generally will not be subject to United States federal income tax on any gain realized on a disposition of our Class A common stock, provided that (i) the gain is not otherwise effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, in the case of an applicable tax treaty, is not attributable to a permanent establishment maintained by the non-U.S. holder in the United States), (ii) in the case of a non-U.S. holder who is an individual and who holds our Class A common stock as a capital asset, such holder is present in the United States for less than 183 days in the taxable year of the sale or other disposition and certain other conditions are met and (iii) our Class A common stock is considered to be “regularly traded on an established securities market,” within the meaning of Section 897 of the Code and the applicable Treasury Regulations, at any time during the calendar year in which the sale or other disposition occurs, and the non-U.S. holder does not actually or constructively own, at any time during the five-year period ending on the date of the sale or other disposition, more than 5% of our Class A common stock. Our Class A common stock is considered “regularly traded on an established securities market” within the meaning of Section 897 of the Code and the applicable Treasury Regulations. Non-U.S. holders should consult their own tax advisors with respect to the application of the foregoing rules to their ownership and disposition of our Class A common stock.

Federal Estate Tax

Class A common stock held by an individual non-U.S. holder at the time of death will be included in such holder’s gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld (if any) with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty. In addition, dividends paid to a non-U.S. holder generally will be subject to backup withholding unless applicable certification requirements are met and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code, or such holder otherwise establishes an exemption.

Payment of the proceeds of a sale of our Class A common stock effected by or through a United States office of a broker is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is not a United States person (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person) or the holder otherwise establishes an exemption. Generally, United States information reporting and backup withholding will not apply to a payment of the proceeds of a sale of our Class A common stock if the transaction is effected outside the United States by or through a non-United States office of a broker. However, if the broker is, for U.S. federal income tax purposes, a United States person, a “controlled foreign corporation,” a foreign person 50% or more of whose gross income from a specified period is effectively connected with a trade or business with the U.S., or a foreign partnership with various connections with the U.S., information reporting, but not backup withholding, will apply unless the broker has documentary evidence in its records that you are a non- U.S. holder and certain other conditions are met, or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.

UNDERWRITING

J.P. Morgan Securities Inc. and Lehman Brothers Inc. are the joint book-running managers and are acting as representatives of the underwriters. Under the terms of an underwriting agreement, each of the underwriters named below has severally agreed to purchase from us the respective number of shares of our Class A common stock shown opposite its name below:

Name	Number of Shares
J.P. Morgan Securities Inc.
Lehman Brothers Inc.
ABN AMRO Rothschild LLC
Dresdner Kleinwort Wasserstein Securities LLC
Wedbush Morgan Securities Inc.

Total	35,000,000

The underwriting agreement provides that the underwriters’ obligation to purchase shares of our Class A common stock depends on the satisfaction of the conditions contained in the underwriting agreement, including:

•	the obligation to purchase all of the shares of our Class A common stock offered hereby, if any of the shares are purchased;

•	the representations and warranties made by us to the underwriters are true in all material respects;

•	there is no material change in the financial markets; and

•	we deliver customary closing documents to the underwriters.

Commissions and Expenses

The following table summarizes the underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of our Class A common stock. The underwriting fee is the difference between the initial price to the public and the amount the underwriters pay to us for the shares.

	No Exercise	Full Exercise
Per share	$	$
Total	$	$

The representatives of the underwriters have advised us that the underwriters propose to offer the shares of our Class A common stock directly to the public at the public offering price on the cover of this prospectus supplement and to selected dealers, which may include the underwriters, at such offering price less a selling concession not in excess of $         per share. After the offering, the representatives may change the offering price and other selling terms.

The expenses of the offering that are payable by us are estimated to be $1.4 million (exclusive of underwriting discounts and commissions).

Option to Purchase Additional Shares

We have granted the underwriters an option exercisable for 30 days after the date of the underwriting agreement to purchase, from time to time, in whole or in part, up to an aggregate of 5,250,000 shares of our Class A common stock at the public offering price less underwriting discounts and commissions. This option may be exercised if the underwriters sell more than 35,000,000 shares of our Class A common stock in connection with this offering. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional shares based on the underwriter’s percentage underwriting commitment in the offering as indicated in the table at the beginning of this Underwriting section.

Lock-Up Agreements

We and our executive officers have agreed that, without the prior written consent of each of J.P. Morgan Securities Inc. and Lehman Brothers Inc., on behalf of the underwriters, we and they will not directly or indirectly, offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of any shares of our Class A common stock or any securities that may be converted into or exercisable or exchangeable for any shares of our Class A common stock, enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our Class A common stock, make any demand for or exercise any right with respect to the registration of any shares of our Class A common stock or securities convertible, exercisable or exchangeable into our Class A common stock or any of our other securities.

The 90-day restricted period described in the preceding paragraph will be extended if:

•	during the last 17 days of the 90-day restricted period we issue an earnings release or announce material news or a material event; or

•	prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period;

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments that the underwriters may be required to make for these liabilities.

Settlement

It is expected that delivery of the shares of our Class A common stock will be made on or about May     , 2006, which is the second business day following the date hereof (such settlement cycle being referred to as “T+2”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers will need to make appropriate arrangements to deliver funds on the second business day following the date hereof in order to prevent a failed settlement.

Stabilization, Short Positions and Penalty Bids

The representatives may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of our Class A common stock, in accordance with Regulation M under the Exchange Act:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

A short position involves a sale by the underwriters of shares of our Class A common stock in excess of the number of shares the underwriters are obligated to purchase in the offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of shares involved in the sales made by the underwriters in excess of the number of shares they are obligated to purchase is not greater than the number of shares that they may purchase by exercising their option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in their option to purchase additional shares. The underwriters may close out any short position by either exercising their option to purchase additional shares of our Class A common stock and/or purchasing shares of our Class A common stock in the open market. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares of our Class A common stock available for purchase in the open market as compared to the price at which they may purchase shares of our Class A common stock through their option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of our Class A common stock in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Syndicate covering transactions involve purchases of our Class A common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the Class A common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our Class A common stock or preventing or retarding a decline in the market price of our Class A common stock. As a result, the price of our Class A common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our Class A common stock. In addition, neither we nor any of the underwriters make representation that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic Distribution

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.

Other than the prospectus in electronic format, the information on any underwriter’s or selling group member’s web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Stamp Taxes

If you purchase shares of our Class A common stock offered in this prospectus supplement and the accompanying prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus supplement and the accompanying prospectus.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the European Union Prospectus Directive (the “EU Prospectus Directive”) is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of our Class A common stock to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares of our Class A common stock which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares of our Class A common stock to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive) subject to obtaining the prior consent of the book-running managers for any such offer; or

•	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the EU Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares of our Class A common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares of our Class A common stock to be offered so as to enable an investor to decide to purchase or subscribe the shares of our Class A common stock, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State and the expression EU Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

Each underwriter has represented that (i) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, or FSMA) received by it in connection with the issue or sale of any shares of our Class A common stock in circumstances in which Section 21(1) of the FSMA does not apply to us and (ii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our Class A common stock in, from or otherwise involving the United Kingdom.

Relationships

Certain of the underwriters and their affiliates have in the past provided to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and our affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. J.P. Morgan Securities Inc. assembled a syndicate of lenders to provide us with the Term L/C Facility. In addition, J.P. Morgan Securities Inc. served as co-arranger, co-administrative agent and collateral agent under the Credit Agreement, and affiliates of ABN AMRO Rothschild LLC and Dresdner Kleinwort Wasserstein Securities LLC are lenders under the Credit Agreement. Affiliates of J.P. Morgan Securities Inc. and Lehman Brothers Inc. have agreed to provide us with the Term Loan Facility. In connection with its participation in this offering, Wedbush Morgan Securities Inc. has agreed to pay to UnionBanc Investment Services, Inc., an affiliate of Union Bank of California, N.A., a lender under the Credit Agreement, a mutually agreed upon fee in return for UnionBanc Investment Services, Inc.’s referral of Wedbush Morgan Securities Inc. to us. Moreover, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC’s public reference room at 100 F. Street N.E., NW, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. You can also find more information about us at our Internet website located at http://www.dynegy.com. Our annual reports on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K, and any amendments to those reports are available free of charge on our Internet website as soon as reasonably practicable after we electronically file such material with the SEC. Except for such reports that may be specifically incorporated by reference in this prospectus supplement or the accompanying prospectus, information contained on our website does not constitute part of such prospectus or this prospectus supplement. You may obtain a copy of these filings, at no cost, by writing or telephoning our Investor Relations Department at the following address:

Dynegy Inc.

1000 Louisiana, Suite 5800

Houston, Texas 77002

Attention: Investor Relations Department

Telephone: (713) 507-6400

DOCUMENTS INCORPORATED BY REFERENCE

The following documents heretofore filed by us with the SEC (other than information furnished pursuant to Item 2.02 or Item 7.01 (including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01) of any Current Report on Form 8-K, unless expressly stated otherwise in such Current Report on Form 8-K) are incorporated by reference in this prospectus supplement:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed on March 15, 2006;

•	Our Amendment No. 1 to our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2005 filed on May 1, 2006;

•	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006 filed on May 10, 2006;

•	Our Current Report on Form 8-K filed on January 6, 2006;

•	Our Current Report on Form 8-K filed on March 9, 2006;

•	Our Current Report on Form 8-K filed on March 16, 2006;

•	Our Current Report on Form 8-K filed on March 17, 2006;

•	Our Current Report on Form 8-K filed on March 29, 2006;

•	Our Current Report on Form 8-K filed on March 30, 2006;

•	Our Current Report on Form 8-K/A filed on April 3, 2006;

•	Our Current Report on Form 8-K filed on April 12, 2006;

•	Our Current Report on Form 8-K filed on April 20, 2006;

•	Our Current Report on Form 8-K filed on April 21, 2006;

•	Our Current Report on Form 8-K filed on May 1, 2006;

•	Our Current Report on Form 8-K filed on May 2, 2006;

•	Our Current Report on Form 8-K filed on May 16, 2006; and

•	The description of our common stock which is contained on our Registration Statement on Form 8-A/A, filed on January 16, 2004, under the Exchange Act, as amended by our Registration Statement on Form 8-A/A filed on March 15, 2006 and including any amendment or report filed for the purpose of updating such description.

In addition, all documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement and until we sell all of the securities that may be offered by this prospectus supplement (other than information furnished pursuant to Item 2.02 or Item 7.01 (including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01) of any Current Report on Form 8-K, unless expressly stated otherwise in such Current Report on Form 8-K) are also incorporated by reference in this prospectus supplement.

Any statement contained herein or incorporated by reference in a document incorporated or deemed to be incorporated by reference herein shall be deemed modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supercedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this prospectus supplement.

We will provide without charge to each person to whom this prospectus supplement is delivered upon request of such person a copy of any or all of the documents incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be directed to us at our address above.

LEGAL MATTERS

Certain legal matters in connection with the offering and sale of the Class A common stock will be passed upon for us by Akin Gump Strauss Hauer & Feld LLP. The validity of our Class A common stock offered hereby will be passed upon for us by Mayer, Brown, Rowe & Maw LLP. The underwriters have been represented in connection with this offering by Cravath, Swaine & Moore LLP, New York, New York.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of Dynegy Inc. incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2005, as amended, have been so incorporated in reliance on the report (which contains (i) explanatory paragraphs that emphasize Dynegy is the subject of substantial litigation and that the consolidated financial statements as of December 31, 2005 and 2004 and for the year ended December 31, 2005 have been restated and (ii) an adverse opinion on the effectiveness of internal control over financial reporting) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of West Coast Power LLC incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K of Dynegy Inc. for the year ended December 31, 2005, as amended, have been so incorporated in reliance on the report (which contains an explanatory paragraph that emphasizes West Coast Power LLC is the subject of substantial litigation) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

DYNEGY INC.

$1,000,000,000

Debt Securities, Class A Common Stock,

Stock Purchase Contracts, Stock Purchase Units,

Preferred Stock, Depositary Shares,

Warrants, Trust Debentures

and Guarantee of Trust Preferred Securities

DYNEGY CAPITAL TRUST III

Trust Preferred Securities

Guaranteed by Dynegy Inc.

We may offer and sell, from time to time:

•	debt securities;

•	shares of Class A common stock;

•	shares of preferred stock, which may be issued as depositary shares evidenced by depositary receipts;

•	warrants to purchase debt securities, preferred stock, or Class A common stock;

•	stock purchase contracts;

•	stock purchase units;

•	trust debentures to be purchased by Dynegy Capital Trust III; or

•	a guarantee of trust preferred securities sold by Dynegy Capital Trust III.

Dynegy Capital Trust III may offer and sell, from time to time, trust preferred securities representing undivided beneficial interests in the assets of Dynegy Capital Trust III.

The aggregate initial public offering prices of the securities offered by Dynegy Inc. and Dynegy Capital Trust III will not exceed $1,000,000,000.

This prospectus provides you with a general description of the securities which may be offered. Each time securities are sold, we will provide a supplement to this prospectus that contains specific information about the offering and the terms of the securities. The supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and any supplement before you invest in any of our securities.

Our Class A common stock is listed on the New York Stock Exchange under the symbol “DYN.”

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This prospectus is dated July 27, 2001

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and the accompanying prospectus supplement. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or the accompanying prospectus supplement as if we had authorized it. This prospectus and the accompanying prospectus supplement are not an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate. This prospectus and the accompanying prospectus supplement are not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. The information contained in this prospectus and the accompanying prospectus supplement is accurate as of the dates on their covers. When we deliver this prospectus or a prospectus supplement or make a sale pursuant to this prospectus, we are not implying that the information is current as of the date of the delivery or sale.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, which we refer to as the “SEC,” using a “shelf” registration process. Under this shelf process, we may, over time, sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $1 billion. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. This prospectus does not contain all of the information included in the registration statement. For a complete understanding of the offering of securities, you should refer to the registration statement relating to this prospectus, including its exhibits. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

In this prospectus, references to “Dynegy,” “the Company,” “we,” “us” and “our” refer to Dynegy Inc., and not to Dynegy Capital Trust III, unless we state otherwise or the context indicates otherwise. References to the “trust” refer to Dynegy Capital Trust III.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. You may read and copy this information at the following locations of the SEC:

Public Reference Room 450 Fifth Street, N.W. Room 1024 Washington, D.C. 20549	New York Regional Office 7 World Trade Center Suite 1300 New York, N.Y. 10048	Chicago Regional Office Citicorp Center 500 West Madison Street Suite 1400 Chicago, Illinois 60661-2551

You may also obtain copies of this information by mail from the Public Reference Room of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330.

The SEC also maintains an internet web site that contains reports, proxy statements and other information about issuers, like us, who file reports electronically with the SEC. The address of that site is http://www.sec.gov.

You may also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

INFORMATION WE INCORPORATE BY REFERENCE

The SEC allows us to incorporate by reference the information we file with them, which means:

•	incorporated documents are considered part of the prospectus;

•	we can disclose important information to you by referring you to those documents; and

•	information that we file with the SEC will automatically update this prospectus.

We incorporate by reference the documents listed below which we have previously filed with the SEC under the Securities Exchange Act of 1934:

•	The description of our common stock contained in our Registration Statement on Form 8-A, as filed with the SEC on February 2, 2000.

•	Our Annual Report on Form 10-K for the year ended December 31, 2000.

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001.

•	Our Current Reports on Form 8-K, filed with the SEC on January 16, 2001, February 14, 2001, May 16, 2001 and June 26, 2001.

We also incorporate by reference each of the documents that we file in the future with the SEC under Sections 13(a), 13(c), 14 or 15(a) of the Securities Exchange Act of 1934 until we sell all of the securities described in this prospectus.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing or telephoning us at the following address:

Dynegy Inc.

1000 Louisiana, Suite 5800

Houston, Texas 77002

Attention: Investor Relations

(713) 507-6400

Our web site address is www.dynegy.com. The information on our web site is not incorporated by reference into this prospectus.

UNCERTAINTY OF FORWARD-LOOKING STATEMENTS

Our reports, filings and other public announcements often include statements reflecting assumptions, expectations, projections, intentions or beliefs about future events. These statements are intended as “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “project,” “forecast,” “may,” “will,” “should,” “expect” and other words of similar meaning. In particular, these include, but are not limited to, statements relating to the following:

•	Projected operating or financial results;

•	Pending or recent acquisitions, including the anticipated closing date, expected cost savings or synergies and the accretive or dilutive impact of an acquisition on earnings;

•	Expectations regarding transaction volume and liquidity in wholesale energy markets in the U.S. and Europe;

•	Beliefs or assumptions about the outlook for deregulation of retail and wholesale energy markets in the U.S. and Europe and anticipated business developments in such markets;

•	Our ability to effectively compete for market share with industry participants;

•	The expected commencement date for commercial operations for new power plants; and

•	Anticipated developments with respect to demand for broadband services and applications and our strategic plans in connection therewith.

Any or all of our forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties, including the following:

•	The timing and extent of changes in commodity prices for energy, particularly natural gas, electricity and natural gas liquids, or communications products or services;

•	The timing and extent of deregulation of energy markets in the U.S. and Europe and the rules and regulations adopted on a transitional basis in such markets;

•	The condition of the capital markets generally, which will be affected by interest rates, foreign currency fluctuations and general economic conditions, as well as our ability to maintain our investment grade credit ratings;

•	The effectiveness of our risk-management policies and procedures and the ability of our trading counterparties and customers to satisfy their financial commitments;

•	The liquidity and competitiveness of wholesale trading markets for energy commodities, including the impact of electronic or online trading in these markets;

•	Operational factors affecting the start up or ongoing commercial operations of our power generation or midstream natural gas facilities, including catastrophic weather related damage, unscheduled outages or repairs, unanticipated changes in fuel costs or availability, the unavailability of gas transportation, the unavailability of electric transmission service or workforce issues;

•	Uncertainties regarding the development of, and competition within, the market for broadband services in the U.S. and Europe, including risks relating to competing technologies and standards, regulation, capital costs and the timing and amount of customer demand for high bandwidth applications;

•	Cost and other effects of legal and administrative proceedings, settlements, investigations and claims, including environmental liabilities that may not be covered by indemnity or insurance; and

•	Other U.S. or European regulatory or legislative developments that affect the demand for energy generally, increase the environmental compliance cost for our power generation or midstream gas facilities or impose liabilities on the owners of such facilities.

Many of these factors will be important in determining our actual future results. Consequently, no forward-looking statement can be guaranteed. Our actual future results may vary materially from those expressed or implied in any forward-looking statements.

All of our forward-looking statements, whether written or oral, are expressly qualified by these cautionary statements and any other cautionary statements that may accompany such forward-looking statements. In addition, we disclaim any obligation to update any forward-looking statements to reflect events or circumstances after the date of this prospectus.

THE COMPANY

We are a leading provider of energy and communications solutions to customers in North America, the United Kingdom and Continental Europe. Our expertise extends across the entire convergence value chain, from broadband, power generation and wholesale and direct commercial and industrial marketing and trading of power, natural gas, coal, emission allowances and weather derivatives to transportation, gathering and processing of natural gas liquids. We also are involved in the transmission and distribution of electricity and natural gas and we provide retail service to electric and natural gas consumers.

Our operations are reported in four segments: Dynegy Marketing and Trade, Dynegy Midstream Services, Transmission and Distribution and Dynegy Global Communications. Dynegy Marketing and Trade is actively engaged in value creation through marketing and trading of natural gas, power, coal and emission allowances and the generation of electricity. Dynegy Midstream Services consists of our North American gathering and processing and midstream liquids operations, global liquefied petroleum gas transportation and natural gas liquids marketing operations. Our Transmission and Distribution segment includes the operations of Illinois Power Company, a natural gas and electric utility in Illinois. Dynegy Global Communications was formed subsequent to the acquisition of Extant, Inc. on September 29, 2000. Dynegy Global Communications will continue to pursue other communications opportunities as it seeks to develop a worldwide bandwidth marketing and trading operation.

Our principal executive office is located at 1000 Louisiana, Suite 5800, Houston, Texas 77002, and the telephone number of that office is (713) 507- 6400.

THE TRUST

Dynegy Capital Trust III, which we refer to as the “trust,” is a statutory business trust created under Delaware law through the filing of a certificate of trust with the Delaware Secretary of State on February 2, 2000. The trust’s business is defined in a declaration of trust, dated as of February 1, 2000, executed by us, as sponsor, and the trustees. The declaration of trust will be amended and restated in its entirety as of the date trust preferred securities are initially issued. The declaration, as amended and restated, is referred to in this prospectus as the “trust agreement.” The trust agreement has been qualified under the Trust Indenture Act of 1939.

The trust exists for the exclusive purposes of:

•	issuing and selling the trust preferred securities and trust common securities;

•	using the proceeds from the sale of the trust preferred securities and trust common securities to acquire the trust debentures; and

•	engaging in only those other activities necessary or incidental to these purposes.

The trust’s business and affairs will be conducted by its trustees, as provided in the trust agreement. At the time of the issuance of the trust preferred securities, the trustees for the trust will be initially Bank One Trust Company, National Association, as the property trustee, Bank One Delaware, Inc., as the Delaware trustee, and three of our employees, as administrative trustees. The property trustee and the Delaware trustee, together with the administrative trustees, are collectively referred to as the “trustees” in this prospectus. The holder of the common securities of the trust or, if an event of default under the trust agreement has occurred and is continuing, the holders of not less than a majority in liquidation amount of the trust preferred securities, will be entitled to appoint, remove or replace the property trustee and the Delaware trustee. In no event will the holders of the trust preferred securities have the right to vote to appoint, remove or replace the administrative trustees. Such voting rights will be vested exclusively in the holder of the common securities of the trust.

The trust will have no assets other than the trust debentures. The trust will have no revenue other than payments under the trust debentures. The trust has a term of 35 years, but may dissolve earlier as provided in the trust agreement.

We will, directly or indirectly, acquire all of the trust common securities of the trust, which will have an aggregate liquidation amount equal to at least 3% of the total capital of the trust.

For so long as the trust preferred securities remain outstanding, we will:

•	maintain directly or indirectly 100% ownership of the trust common securities;

•	use our reasonable efforts to cause the trust to remain a statutory business trust and not to voluntarily dissolve, wind-up, liquidate or be terminated, except as permitted by the trust agreement;

•	use our reasonable efforts to ensure that the trust will not be an “investment company” for purposes of the Investment Company Act of 1940;

•	use our reasonable efforts to cause the trust to continue to be treated as a grantor trust and not an association taxable as a corporation for United States federal income tax purposes; and

•	use our reasonable efforts to cause each holder of common securities or preferred securities of the trust to be treated as owning an undivided beneficial interest in the trust debentures.

The rights of the holders of the trust preferred securities are set forth in the trust agreement and the Delaware Business Trust Act. The location of the principal executive office of the trust is c/o Dynegy Inc., 1000 Louisiana, Suite 5800, Houston, Texas 77002, and its telephone number is 713-507-6400.

USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, we intend to use the proceeds from the sale of the securities for general corporate purposes, which may include repayment of indebtedness, acquisitions, additions to our working capital or capital expenditures.

RATIOS OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratios of earnings to fixed charges for the periods shown.

	Year Ended December 31,
Three Months Ended March 31, 2001	2000	1999	1998	1997	1996
2.97	2.80	2.44	2.23	(a)	4.09

(a)	Earnings were inadequate to cover fixed charges for the year ended December 31, 1997, by approximately $72.9 million.

For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income from continuing operations before income taxes and fixed charges (excluding capitalized interest) less undistributed income from equity investees. Fixed charges consist of interest expense; amortization of deferred financing costs; interest capitalized during the year; amortization of interest rate hedges; minority interest in income of a subsidiary; and the portion of lease rental expense representative of the interest factor attributable to such leases.

DESCRIPTION OF DEBT SECURITIES

The following description sets forth the general terms and provisions of our debt securities, consisting of debentures, notes or other evidences of indebtedness, that we may offer by this prospectus. We will describe the particular terms of the debt securities, and provisions that vary from those described below, in one or more prospectus supplements.

The debt securities will constitute either senior or subordinated debt. As required by U. S. federal law, debt securities are governed by a document called an “indenture.” The indenture is a contract between us and an entity that serves as trustee. The trustee has two main roles:

•	the trustee can enforce your rights, including rights you have against us if we default; and

•	the trustee performs administrative duties for us, such as sending you interest payments, transferring your debt securities to a new buyer if you sell and sending you notices.

Senior debt securities will be issued under a senior debt indenture to be entered into between us and Bank One Trust Company, National Association, as trustee. Subordinated debt securities will be issued under a subordinated debt indenture to be entered into between us and Bank One Trust Company, National Association, as trustee. The senior debt indenture and the subordinated debt indenture are sometimes collectively referred to in this prospectus as the “indentures.” We have filed forms of the senior debt indenture and the subordinated debt indenture as exhibits to the registration statement of which this prospectus is a part.

The following description is a summary of selected provisions relating to the debt securities and the indentures. The summary is not complete. You should not rely on this summary, because the indentures define your rights as a holder of the debt securities.

Our trust debentures are separately described in this prospectus under the caption “Description of Trust Debentures.”

Provisions Applicable to Both Senior and Subordinated Debt Securities

General. The debt securities will represent unsecured senior or subordinated obligations and may be issued from time to time in one or more series. The indentures do not limit the amount of debt securities, debentures, notes or other types of indebtedness that we or any of our subsidiaries may issue nor do the indentures restrict transactions between us and our affiliates or the payment of dividends or other distributions by us to our shareholders. In addition, other than as may be set forth in any prospectus supplement, the indentures do not and the debt securities will not contain any covenants or other provisions that are intended to afford holders of the debt securities special protection in the event of either a change of control or a highly leveraged transaction involving us.

A prospectus supplement and a supplemental indenture relating to any series of debt securities offered by us will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title and classification of the debt securities;

•	any rights of the holders of the debt securities to convert the debt securities into common stock and the terms and conditions governing such conversion or exchange;

•	any limit on the total principal amount of the debt securities;

•	the price or prices at which the debt securities will be issued;

•	whether the debt securities are to be issuable as registered securities or bearer securities or both;

•	whether any of the debt securities are to be issuable initially in temporary global form or permanent global form;

•	the date or dates on which principal will be payable or how to determine such dates;

•	the interest rate or the method for determining the rate that the debt securities will bear and the date from which any interest will accrue;

•	the interest payment dates for the debt securities;

•	any mandatory or optional sinking fund or analogous provisions;

•	the place where we will pay, or the method of payment of, principal, premium and interest on the debt securities;

•	any optional redemption periods and prices;

•	the denominations in which we will issue the debt securities that are registered securities, if other than $1,000 and any integral multiple thereof, and the denominations in which we will issue the debt securities that are bearer securities, if other than $5,000 and any integral multiple thereof;

•	the currency or currencies in which we will pay principal, premium and interest on the debt securities;

•	the manner in which we will determine the amounts of principal, premium or interest payments on the debt securities if these amounts may be determined by reference to an index or based on a formula;

•	information with respect to book-entry procedures, if any; and

•	any other terms of the debt securities not inconsistent with the indentures.

We may issue debt securities at a discount below their stated principal amount. Even if we do not issue the debt securities below their stated principal amount, for United States federal income tax purposes the debt securities may be deemed to have been issued with a discount because of certain interest payment characteristics. We will describe in a prospectus supplement the United States federal income tax considerations applicable to debt securities issued at a discount or deemed to be issued at a discount. We will also describe in a prospectus supplement the special United States federal income tax considerations or other restrictions or terms applicable to debt securities issuable in bearer form, offered exclusively to foreigners or denominated in a foreign currency.

The debt securities will represent our general unsecured obligations. Since we are a holding company, our ability to meet our obligations under the indentures and the debt securities will be dependent on the earnings and cash flows of our subsidiaries and the ability of our subsidiaries to pay dividends or to advance funds to us.

Conversion. The indentures may provide for a right of conversion of debt securities into common stock (or cash in lieu thereof). The following provisions will apply to debt securities that are convertible debt securities unless otherwise provided in a prospectus supplement.

The holder of any convertible debt securities will have the right exercisable at any time prior to the close of business on the second business day prior to their stated maturity, unless previously redeemed or otherwise purchased by us, to convert such debt securities into shares of common stock at the conversion price set forth in the applicable prospectus supplement. The holder of convertible debt securities may convert any portion thereof that is $1,000 in principal amount or any integral multiple thereof.

The conversion price will be subject to adjustment as set forth in the applicable indenture. Fractional shares of common stock will not be issued upon conversion. We will pay a cash adjustment in lieu of any fractional share based on the then current market price of the common stock. Upon conversion, no adjustments will be made for accrued interest or dividends. As a result, convertible debt securities surrendered for conversion between the record date for an interest payment and the interest payment date must be accompanied by payment of an amount equal to the interest thereon which the registered holder is to receive.

In the case of any reclassification, consolidation or merger of us with or into another person or any merger of another person with or into us (with certain exceptions), or in case of any conveyance, transfer or lease of substantially all of our assets as an entirety, each convertible debt security then outstanding will, without the consent of any holder, become convertible only into the kind and amount of securities, cash and other property receivable upon such reclassification, consolidation, merger, conveyance, transfer or lease by a holder of the number of shares of common stock into which such debt security was convertible immediately prior thereto, after giving effect to any adjustment event, who failed to exercise any rights of election and received per share the kind and amount received per share by a plurality of non-electing shares.

Form, Exchange, Registration and Transfer. We may issue debt securities of a series in definitive form solely as registered securities, solely as bearer securities or as both. Unless otherwise indicated in a prospectus supplement, bearer securities will have interest coupons attached. The indentures also provide that debt securities of a series may be issuable in temporary or permanent global form.

Registered securities of any series will be exchangeable for other registered securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. In addition, if debt securities of any series are issuable as both registered securities and bearer securities, the holder of such securities may at its option, subject to the terms of the applicable indenture, exchange bearer securities of such series for registered securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Bearer securities surrendered in exchange for registered securities between a regular record date or a special record date and the relevant date for payment of interest will be surrendered without the coupon, relating to such date for payment of interest. Interest accrued as of such date will not be payable on the registered security issued in exchange for such bearer security, but will be payable only to the holders of such coupon, when due in accordance with the terms of the applicable indenture. Bearer securities will not be issued in exchange for registered securities.

Registered securities may be presented for registration of transfer at the office of the registrar or at the office of any transfer agent that we designate for such purpose. Such transfer or exchange will be effected once the registrar or transfer agent, as the case may be, is satisfied with the documents of title and identity of the person making the request. We have appointed the trustee as registrar. We may at any time rescind the designation of any transfer agent or approve a change in the location through which any transfer agent acts. However, if we issue debt securities of a series solely as registered securities, we will be required to maintain a transfer agent in each place of payment for such series and, if we issue debt securities of a series as bearer securities, we will be required to maintain (in addition to the registrar) a transfer agent in a place of payment for such series located outside the United States. We may at any time designate additional transfer agents with respect to any series of debt securities.

If we redeem a portion of the debt securities of any series, we will not be required to:

•	issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days prior to the selection of debt securities of that series for redemption and ending on the close of business on:

•	if debt securities of the series are issuable only as registered securities, the day of mailing of the relevant notice of redemption; and

•	if debt securities of the series are issuable as bearer securities, the day of the first publication of the relevant notice of redemption or, if debt securities of the series are also issuable as registered securities and there is no publication, the mailing of the relevant notice of redemption;

•	register the transfer of or exchange of any registered security, or portion thereof, called for redemption, except the unredeemed portion of any registered security being redeemed in part; or

•	exchange any bearer security called for redemption, except to exchange such bearer security for a registered security of that series and like tenor which is immediately surrendered for redemption.

Payment and paying agents. Unless otherwise indicated in an applicable prospectus supplement,

•	payment of principal of, and any premium and interest on, bearer securities will be payable at the offices of paying agents outside the United States as we may designate from time to time; and

•	payment of interest on bearer securities on any interest payment date will be made only against surrender to the paying agent of the coupon relating to such interest payment date.

Payment with respect to any bearer security will not be made at any of our offices or agencies in the United States, by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States. Notwithstanding the preceding, payments of principal of, and any premium and interest on, bearer securities denominated and payable in U.S. dollars will be made at the offices of our paying agent in the Borough of Manhattan, the City of New York, if (but only if) payment of the full amount thereof in U.S. dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions.

Unless otherwise indicated in a prospectus supplement, payment of principal of, and any premium and interest on, registered securities will be made at the office of the paying agent designated by us from time to time. However, we may, at our option, make interest payments on registered securities by check mailed to the address of the person entitled thereto as such address appears in the security register. Payment of any installment of interest on registered securities will be made to the person in whose name such registered security is registered at the close of business on the regular record date for payment of such interest.

Any paying agents outside the United States and any other paying agents in the United States initially designated by us for the debt securities will be named in a prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that:

•	if debt securities of a series are issuable solely as registered securities, we will be required to maintain a paying agent in each place of payment for such series; and

•	if debt securities of a series are issuable as bearer securities, we will be required to maintain

•	a paying agent in the Borough of Manhattan, the City of New York, for principal payments with respect to any registered securities of the series; and

•	a paying agent in a place of payment located outside the United States where debt securities of such series and any related coupons may be presented and surrendered for payment.

All monies we pay to a paying agent for the payment of principal of, or any premium or interest on, any debt security that remain unclaimed at the end of two years after such amounts have become due and payable will be repaid to us. Following the repayment of such monies to us, the holder of a debt security or any coupon may look only to us for payment.

Global Debt Securities. The debt securities of a series may be issued in whole or in part in global form and deposited with, or on behalf of, a depository identified in the prospectus supplement relating to such series. Global debt securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for debt securities in definitive certificated form, a registered global security may not be registered for transfer or exchange except as a whole by the depositary, the depositary’s nominee or their respective successors as described in the applicable prospectus supplement.

The specific terms of the depository arrangement with respect to a series of debt securities and limitations and restrictions relating to a series of bearer securities in the form of one or more global debt securities will be described in the prospectus supplement relating to such series.

Events of Default. Any one of the following events will constitute an “Event of Default” under the indentures with respect to the debt securities of any series:

•	we do not pay interest on any debt securities of the applicable series or any appurtenant coupon when it becomes due and payable, and continuance of such default for a period of 30 days;

•	we do not pay principal or premium, if any, on any debt securities of the applicable series on its due date;

•	we fail to deposit any sinking fund payment when and as due by the terms of the debt securities of that series;

•	we fail to perform any other covenant with respect to that series in such indenture for 90 days after written notice;

•	certain events in bankruptcy, insolvency or reorganization occur involving the Company; or

•	any other Event of Default specified in the indentures or the applicable prospectus supplement occurs.

An Event of Default with respect to a particular series of debt securities will not necessarily be an Event of Default with respect to any other series of debt securities.

If an Event of Default occurs with respect to the debt securities of any series and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice as provided in the applicable indenture may declare the principal amount of all the debt securities of that series to be due and payable immediately. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of money has been obtained by the trustee, the holders of a majority in aggregate principal amount of the outstanding securities of that series may, under certain circumstances, rescind and annul such acceleration.

Each indenture provides that, subject to the duty of the trustee during default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers at the request or direction of any of the holders, unless such holders have offered the trustee reasonable indemnity. Subject to such provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount of the outstanding securities of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to the debt securities of that series. However, the trustee is not obligated to take any action unduly prejudicial to holders not joining in such direction or subjecting the debt trustee to personal liability.

We are required to furnish to the trustee annually a statement as to the performance of our obligations under each indenture and as to any default in performance under the indentures.

Defeasance. If indicated in the applicable prospectus supplement, we will have two options to discharge our obligations under a series of debt securities before their maturity date. We may elect either

•	to defease and be discharged from any and all obligations with respect to the debt securities of or within any series (except as described below) (“defeasance”) or

•	to be released from our obligations with respect to certain covenants applicable to the debt securities of or within any series (“covenant defeasance”).

To elect either option, we must deposit with the trustee for such series an amount of money and/or U.S. government obligations in an amount sufficient to pay the principal of and premium, if any, and each installment of interest on, the debt securities of such series on the stated maturity of such payments.

We may establish a trust to defease and discharge our obligations, only if, among other things, we have delivered to the trustee an opinion of counsel to the effect that:

•	we have received from, or there has been published by, the Internal Revenue Service a ruling, or

•	since the date of the indenture there has been a change in applicable federal income tax law;

in either case to the effect that the holders of the debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge. The opinion must also provide that the holders of the debt securities will be subject to federal income tax on the same amounts and in the same manner as would have been the case if such deposit, defeasance and discharge had not occurred. In the event of any such defeasance and discharge, holders of debt securities of such series will be entitled to look only to such trust fund for payment of principal of, and any premium and any interest on their debt securities until maturity.

Upon the occurrence of a defeasance, we will be deemed to have paid and discharged the entire indebtedness represented by the debt securities and any related coupons and to have satisfied all of our obligations, except for:

•	the rights of holders of the debt securities to receive, solely from the trust funds deposited to defease such debt securities, payments in respect of the principal of, premium, and/or interest, if any, on the debt securities or any related coupons when such payments are due; and

•	certain other obligations as provided in the indentures.

Covenant Defeasance. Each indenture provides that, if so specified with respect to any series of debt securities, we may omit to comply with certain restrictive covenants, but we may not omit to comply with our obligations respecting the conversion of debt securities of such series into common stock. Any such omission will not be an Event of Default with respect to the debt securities of such series, upon the deposit with the trustee, in trust, of money and/or U.S. government obligations in an amount sufficient to pay the principal of, and premium, if any, and each installment of interest on, the debt securities of such series on the stated maturity of such payments. Our other obligations will remain in full force and effect. Such a trust may be established only if, among other things, we have delivered to the trustee an opinion of counsel to the effect that the holders of the debt securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and covenant defeasance. The opinion must also provide that holders of the debt securities will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

Federal Income Tax Consequences Relating to Defeasance and Covenant Defeasance. Under current United States federal income tax law, defeasance and discharge would likely be treated as a taxable exchange of debt securities to be defeased for an interest in the defeasance trust. As a consequence, a holder would recognize gain or loss equal to the difference between the holder’s cost or other tax basis for such debt securities and the value of the holder’s interest in the defeasance trust, and thereafter would be required to include in income a share of the income, gain or loss of the defeasance trust. Under current United States federal income tax law, covenant defeasance would ordinarily not be treated as a taxable exchange of such debt securities.

Modification of the Indentures and Waiver. With the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected, the trustee and we may modify or amend either indenture. However, any modification or amendment may not, without the consent of each holder affected by such modification or amendment:

•	change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security;

•	change the redemption date with respect to any debt security;

•	reduce the principal amount of, or premium or interest on, any debt security;

•	change any of our obligations to pay additional amounts;

•	reduce the amount of principal of an original issue discount security payable upon acceleration of the maturity thereof;

•	change the coin or currency in which any debt security or any premium or interest thereon is payable;

•	change the redemption right of any holder;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any debt security or any conversion right with respect to any debt security;

•	reduce the percentage in principal amount of outstanding securities of any series, the consent of whose holders is required to modify or amend such indenture or to waive compliance with certain provisions of such indenture or to waive certain defaults;

•	reduce the requirements contained in such indenture for quorum or voting;

•	change any of our obligations to maintain an office or agency in the places and for the purposes required by such indenture;

•	adversely affect the right to convert subordinated debt securities; or

•	modify any of the above provisions.

The subordinated debt indenture may not be amended to alter the subordination of any outstanding subordinated debt securities without the consent of each holder of Senior Indebtedness (as defined below) then outstanding that would be adversely affected by such an amendment.

The holders of a majority in aggregate principal amount of the outstanding debt securities of each series may, on behalf of the holders of all debt securities of that series, waive compliance by us with certain restrictive provisions of the indenture under which such series has been issued. The holders of a majority in aggregate principal amount of the outstanding debt securities of each series may, on behalf of all holders of debt securities of that series, waive any past default under the applicable indenture with respect to any debt securities of that series, except a default:

•	in the payment of principal of, or premium, if any, or any interest on, any debt security of such series; or

•	in respect of a covenant or provision of such indenture that cannot be modified or amended without the consent of the holder of each outstanding security of such series affected.

Each indenture provides that in determining whether the holders of the requisite principal amount of the outstanding debt securities have given any request, demand, authorization, direction, notice, consent or waiver under the indenture, or are present at a meeting of the holders of debt securities for quorum purposes:

•	the principal amount of an original issue discount security that is deemed to be outstanding will equal the amount of the principal that would be due and payable as of the date of such determination upon acceleration of the maturity of such debt security; and

•	the principal amount of a debt security denominated in a foreign currency or currency units will equal the U.S. dollar equivalent, determined on the date of original issuance of such debt security, of the principal amount of such debt security or, in the case of an original issue discount security, the U.S. dollar equivalent, determined on the date of original issuance of such debt security, of the amount determined as provided in the preceding bullet point.

Meetings. Each indenture contains provisions for convening meetings of the holders of debt securities of a series issuable as bearer securities. A meeting may be called at any time by the trustee, and also, upon request by us or the holders of at least 10% in aggregate principal amount of the outstanding debt securities of that series, in any such case upon notice given in accordance with the provisions described under “—Notices” below. Except for any consent that must be given by the holders of each outstanding debt security affected, any resolution presented at a meeting may be adopted by the affirmative vote of the holders of a majority in aggregate principal amount of the outstanding debt securities of that series. Except for any consent or waiver that must be given by the holder of each outstanding security, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action which may be made, given or taken by the holders of less than a majority in aggregate principal amount of the outstanding debt securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of such specified percentage in aggregate principal amount of the outstanding debt securities of that series. Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with the applicable indenture will be binding on all holders of debt securities of that series and related coupons. The quorum at any meeting, and at any reconvened meeting, will be persons holding or representing a majority in aggregate principal amount of the outstanding securities of a series.

Consolidation, Merger and Sale of Assets. Under each indenture, we may, without the consent of the holders of any of the outstanding debt securities, consolidate with or merge into, or convey, transfer or lease our properties and assets substantially as an entirety to, any other corporation, partnership or trust organized and validly existing under the laws of any domestic jurisdiction, provided that:

•	any successor person assumes our obligations on the debt securities under such indenture;

•	after giving effect to the transaction no event of default has occurred and is continuing; and

•	certain other procedural conditions are met.

Notices. Except as otherwise provided in the indentures, notices to holders of bearer securities will be given by publication at least twice in a daily newspaper in The City of New York and in such other city or cities as may be specified in such bearer securities. Notices to holders of registered securities will be given by mail to the addresses of such holders as they appear in the register.

Title. Title to any bearer securities and any related coupons will pass by delivery. We, the trustee and any of our agents or agents of the trustee may treat the bearer of any bearer security and the bearer of any coupon and the registered owner of any registered security as the owner thereof for all purposes.

Replacement of Securities. Any mutilated debt security or a debt security with a mutilated coupon will be replaced by us at the expense of the holder upon surrender of such debt security to the trustee. Debt securities or coupons that become destroyed, stolen or lost will be replaced by us at the expense of the holder upon delivery to the trustee of the debt security and coupons or evidence of destruction, loss or theft satisfactory to us and the trustee. In the case of any coupon that becomes destroyed, stolen or lost, such coupon will be replaced by issuance of a new debt security in exchange for the debt security to which such coupon relates. In the case of a destroyed, lost or stolen debt security or coupon, the holder of such debt security or coupon may be required to provide indemnity satisfactory to the trustee and us before a replacement debt security will be issued.

Governing Law. The indentures, the debt securities and coupons will be governed by, and construed in accordance with, the laws of the State of New York.

Regarding the Trustee. We and certain of our subsidiaries from time to time borrow money from, and maintain deposit accounts and conduct certain banking transactions with, Bank One, National Association in the ordinary course of their business.

The indentures contain certain limitations on the right of the trustee, should it become our creditor, to obtain payment of claims in certain cases, or to realize for its own account on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in certain other transactions; however, if it acquires any conflicting interest, it must eliminate such conflict or resign.

Pursuant to the Trust Indenture Act of 1939, should a default occur with respect to either the senior debt securities or the subordinated debt securities, Bank One Trust Company, National Association, would be required to resign as trustee under one of the indentures within 90 days of such default unless such default were cured, duly waived or otherwise eliminated.

Provisions Applicable Solely to Senior Debt Securities

Senior debt securities will be issued under the senior debt indenture. Each series of senior debt securities will rank equally as to the right of payment of principal and any premium and interest with each other series issued under the senior debt indenture and will rank senior to all subordinated debt securities that may be issued. We will describe any restrictive covenants for any series of senior debt securities in the prospectus supplement.

Provisions Applicable Solely to Subordinated Debt Securities

Subordination. The subordinated debt securities will be subordinate and junior in right of payment, to the extent set forth in the subordinated debt indenture, to all our Senior Indebtedness (as defined below).

“Indebtedness” is defined in the subordinated debt indenture as, with respect to any person, (a) all liabilities and obligations, contingent or otherwise, of any such person, (i) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such person or only to a portion thereof), (ii) evidenced by bonds, notes, debentures or similar instruments, (iii) representing the balance deferred and unpaid of the purchase price of any property or services, except such as would constitute trade payables to trade creditors in the ordinary course of business, (iv) evidenced by bankers’ acceptances or similar instruments issued or accepted by banks, (v) for the payment of money relating to a capitalized lease obligation, or (vi) evidenced by a letter of credit or a reimbursement obligation of such person with respect to any letter of credit; (b) all net obligations of such person under interest swap and hedging obligations; (c) all liabilities of others of the kind described in the preceding clause (a) or (b) that such person has guaranteed or that is otherwise its legal liability and all obligations to purchase, redeem or acquire any capital stock and (d) any and all deferrals, renewals, extensions, refinancings, refundings (whether direct or indirect) of any liability of the kind described in any of the preceding clause (a), (b) or (c), or this clause (d), whether or not between or among the same parties.

“Junior Security” is defined in the subordinated debt indenture as any qualified capital stock of any person and any Indebtedness of such person that is subordinated in right of payment to the securities of each series then outstanding and has no scheduled installment of principal due, by redemption, sinking fund payment or otherwise, on or prior to the latest stated maturity of the principal of any outstanding securities.

“Senior Indebtedness” is defined in the subordinated debt indenture as our Indebtedness (as defined below), whether outstanding on the date of the subordinated debt indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by us, unless the instrument creating or evidencing such Indebtedness provides that such Indebtedness is not senior or superior, in right of payment, to the subordinated debt securities or to other Indebtedness which ranks equally with, or is subordinated to, the subordinated debt securities; provided, however, that in no event will Senior Indebtedness include (a) our Indebtedness owed or owing to any of our Subsidiaries or any officers, directors or employees of ours or any of our Subsidiaries, except in respect of deferred compensation in an amount not to exceed $10,000,000 at any one time, (b) Indebtedness to trade creditors, (c) any liability for taxes we owe and (d) the subordinated debt securities.

The subordinated debt indenture provides that no payment may be made by us on account of the principal of or any premium or interest on the subordinated debt securities, or to acquire any of the subordinated debt securities (including repurchases of subordinated debt securities at the option of the holders) for cash or property (other than Junior Securities), or on account of any redemption provisions of the subordinated debt securities:

•	upon the maturity of any our Senior Indebtedness by lapse of time, acceleration (unless waived) or otherwise, unless and until all principal of and any premium and interest on such Senior Indebtedness are first paid in full (or such payment is duly provided for); or

•	in the event of default in the payment of any principal of or any premium or interest on any Senior Indebtedness when it becomes due and payable, whether at stated maturity or at a date fixed for prepayment or by declaration or otherwise (a “Payment Default”), unless and until such Payment Default has been cured or waived or otherwise has ceased to exist.

Upon (i) the happening of an event of default (other than a Payment Default) that permits the holders of Senior Indebtedness or their representative immediately to accelerate its maturity and (ii) written notice of such event of default given to us and the trustee by the holders of at least 25% in the aggregate principal amount outstanding of such Senior Indebtedness or their representative (a “Payment Notice”), then, unless and until such event of default has been cured or waived or otherwise has ceased to exist, no payment (by set off or otherwise) may be made by or on behalf of us on account of the principal of or any premium or interest on the subordinated debt securities, or to acquire or repurchase any of the subordinated debt securities for cash or property, or on account of any redemption provisions of the subordinated debt securities, in any such case other than payments made with our Junior Securities. Notwithstanding the preceding, unless (i) the Senior Indebtedness in respect of which such event of default exists has been declared due and payable in its entirety within 179 days after the Payment Notice is delivered as set forth above (the “Payment Blockage Period”), and (ii) such declaration has not been rescinded or waived, at the end of the Payment Blockage Period, we will be required to pay all sums not paid to the holders of the subordinated debt securities during the Payment Blockage Period due to the foregoing prohibitions and to resume all other payments as and when due on the subordinated debt securities. Any number of Payment Notices may be given; provided, however, that (i) not more than one Payment Notice shall be given within a period of any 360 consecutive days and (ii) no event of default that existed upon the date of such Payment Notice or the commencement of such Payment Blockage Period (whether or not such event of default is on the same issue of Senior Indebtedness) will be made the basis for the commencement of any other Payment Blockage Period.

Upon any distribution of our assets upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary, in bankruptcy, insolvency, receivership or a similar proceeding or upon assignment for the benefit of creditors or any marshaling of assets or liabilities, (i) the holders of all Senior Indebtedness will first be entitled to receive payment in full (or have such payment duly provided for) before the holders of subordinated debt securities are entitled to receive any payment on account of the principal of or any premium or interest on the subordinated debt securities (other than Junior Securities) and (ii) any payment or distribution of our assets of any kind or character, whether in cash, property or securities (other than Junior Securities) to which the holders of subordinated debt securities or the trustee on behalf of such holders would be entitled (by set off or otherwise), except for the subordination provisions contained in the subordinated debt indenture, will be paid by the liquidating trustee or agent or other person making such a payment or distribution directly to the holders of subordinated debt securities of Senior Indebtedness or their representative to the extent necessary to make payment in full of all such Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness.

Notwithstanding the preceding, if any payment or distribution of our assets (other than Junior Securities) is received by the trustee or the holders of subordinated debt securities at a time when such payment or distribution is prohibited by the foregoing provisions, then such payment or distribution will be received and held in trust by the trustee or such holders for the benefit of the holders of Senior Indebtedness. Such payment or distribution shall be paid or delivered by the trustee or such holders, as the case may be, to the holders of the Senior Indebtedness remaining unpaid or unprovided for, to the trustee or trustees under any indenture pursuant to which any instruments evidencing any of such Senior Indebtedness may have been issued, ratably according to the aggregate amounts remaining unpaid on account of the Senior Indebtedness held or represented by each, for application to the payment of all Senior Indebtedness remaining unpaid, to the extent necessary to pay or to provide for the payment of all such Senior Indebtedness in full after giving effect to any concurrent payment and distribution to the holders of such Senior Indebtedness.

No provisions contained in the subordinated debt indenture or the subordinated debt securities will affect our obligation, which is absolute and unconditional, to pay, when due, principal of and any premium and interest on the subordinated debt securities as and when the same shall become due and payable. The subordination provisions of the subordinated debt indenture and the subordinated debt securities will not prevent the occurrence of any event of default under the subordinated debt indenture or limit the rights of the trustee or any holder of subordinated debt securities, subject to the three preceding paragraphs, to pursue any other rights or remedies with respect to the subordinated debt securities.

The prospectus supplement respecting any series of subordinated debt securities will set forth any subordination provisions applicable to such series in addition to or different from those described above.

By reason of such subordination, in the event of our insolvency, holders of Senior Indebtedness and holders of our other obligations that are not subordinated to Senior Indebtedness may receive more, ratably, than holders of the subordinated debt securities. However, this subordination will not prevent the occurrence of an event of default or limit the right of acceleration in respect of the subordinated debt securities.

DESCRIPTION OF TRUST SECURITIES

The trust may issue trust preferred securities and trust common securities under the terms of the trust agreement. The trust preferred securities will represent undivided beneficial interests in the assets of the trust. We will own all of the trust common securities. Selected provisions of the trust agreement are summarized below. This summary is not complete. The form of trust agreement will be filed with the SEC, and you should read the trust agreement for provisions that may be important to you. The trust agreement has been qualified as an indenture under the Trust Indenture Act. You should also refer to the Trust Indenture Act for provisions that apply to the trust preferred securities. Wherever particular defined terms of the trust agreement are referred to, such defined terms are incorporated herein by reference.

General

The trust preferred securities and trust common securities issued by the trust will be substantially the same except that, if there is an event of default under the trust agreement, as described below, the rights of the holders of the trust preferred securities will be entitled to priority in right of payment over the holders of trust common securities. All of the trust common securities of the trust will be owned by us.

The trust will invest the proceeds from any issuance of the trust preferred securities, together with the consideration we pay for the trust common securities, to purchase trust debentures from us. Legal title in the trust debentures will be held by the property trustee in trust for the benefit of holders of the trust securities.

In accordance with the trust agreement, the trust may not:

•	borrow money;

•	issue debt or any securities other than the trust securities;

•	execute mortgages; or

•	pledge any of its assets.

We will guarantee distributions on the trust preferred securities on a limited basis to the extent described under the caption “Description of Guarantee.” The guarantee will not guarantee payment of distributions or amounts payable on redemption of the trust preferred securities or liquidation of the trust when the trust does not have funds on hand legally available for such payments. In such event, a remedy of a holder of trust preferred securities is to direct the property trustee to enforce its rights under the trust debentures. If the property trustee fails to enforce its rights with respect to the trust debentures held by the trust, any record holder of the trust preferred securities may, to the fullest extent permitted by law, institute legal proceedings directly against us to enforce the property trustee’s rights under such trust debentures without first instituting any legal proceedings against the property trustee or any other person or entity. In addition, a holder of the trust preferred securities may institute a legal proceeding directly against us for enforcement of payment to such holder of principal of, premium, if any, or interest on the trust debentures having a principal amount equal to the aggregate liquidation amount of the trust preferred securities of such holder on or after the due date specified in the trust debentures.

Holders of the trust preferred securities have no preemptive or similar rights.

Distributions

Distributions on the trust preferred securities will be payable on the dates and at the rates set forth in a prospectus supplement. The distribution rate and the relevant distribution date for the trust securities will correspond to the payments and payment dates on the trust debentures. The revenue of the trust available for distribution to holders of the trust preferred securities will be limited to payments under the trust debentures in which the trust will invest the proceeds from the issuance and sale of the trust securities. If we fail to make interest payments on the trust debentures, the property trustee will not have funds available to pay distributions on the trust preferred securities.

We may, on one or more occasions, defer the payment of interest on the trust debentures for a period not exceeding 10 consecutive semi-annual periods, unless a debenture event of default has occurred and is continuing. However, no deferral period shall end on a date other than an interest payment date or extend beyond the stated maturity date. Semi-annual distributions on the trust preferred securities will be deferred by the trust during any such deferral period. Distributions to which holders of the trust preferred securities are entitled during any such deferral period will accumulate additional distributions at the rate per annum set forth in the prospectus supplement.

Upon the termination of any deferral period and the payment of all amounts then due on any interest payment date, we may elect to begin a new deferral period, subject to the requirements described above. No interest shall be due and payable during any deferral period, except at the end of the period.

We must give the property trustee, the debenture trustee and the administrative trustees notice of our election to defer the payment of interest on the trust debentures at least five business days prior to the earlier of:

•	the date the distributions on the trust preferred securities would have been payable except for the election to begin such deferral period; or

•	the date the administrative trustees are required to give notice to any securities exchange or to holders of trust preferred securities of the record date or the date such distributions are payable, but in any event not less than five business days prior to such record date.

There is no limitation on the number of times that we may elect to begin a deferral period. Accordingly, there could be multiple deferral periods of varying lengths throughout the term of the trust preferred securities. See “Description of Trust Debentures—Option to Extend Interest Payment Date.”

During any deferral period, we may not, and will not permit any of our subsidiaries to:

•	declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of our capital stock (subject to certain exceptions);

•	make any payment of principal of or premium, if any, or interest on or repay, repurchase or redeem any of our debt securities, including other debentures, that rank pari passu with or junior in right of payment to the trust debentures; or

•	make any guarantee payments (other than payments under the guarantee) with respect to any guarantee by us of the debt securities of any of our subsidiaries, including other guarantees, if such guarantee ranks pari passu with or junior in right of payment to the trust debentures.

Payment of Additional Sums

If the trust is required to pay any taxes, duties, or other governmental charges imposed by the United States or any other taxing authority, we will be required to pay such additional sums necessary in order that the amount of distributions then due and payable by the trust on the outstanding trust preferred securities and trust common securities will not be reduced as a result of any additional taxes, duties and other governmental charges to which the trust has become subject.

Redemption

Whenever trust debentures are repaid (other than following the distribution of the trust debentures to the holders of the trust securities), whether at maturity or earlier redemption, the property trustee will apply the proceeds to redeem a Like Amount (as defined below) of the trust securities, upon not less than 30 nor more than 60 days’ notice of a date of redemption to the holders of the trust securities, at the applicable redemption price, which shall be equal to:

•	in the case of the payment of the trust debentures on the stated maturity date, the maturity redemption price equal to the principal amount of, plus accrued and unpaid interest on, the trust debentures;

•	in the case of the optional prepayment of the trust debentures, upon the occurrence and continuation of a Special Event, the Special Event Redemption Price equal to the Special Event Prepayment Price in respect of the trust debentures; and

•	in the case of the optional prepayment of the trust debentures, the optional redemption price equal to the optional prepayment price in respect of the trust debentures.

See “Description of Trust Debentures—Optional Prepayment” and “—Special Event Prepayment.” If less than all of the trust debentures are to be prepaid on a redemption date, then the proceeds of such prepayment shall be allocated pro rata among the trust securities.

“Like Amount” means:

•	with respect to a redemption of the trust securities, trust securities having a liquidation amount equal to the principal amount of trust debentures to be paid in accordance with their terms; and

•	with respect to a distribution of trust debentures upon the dissolution and liquidation of the trust, trust debentures having a principal amount equal to the liquidation amount of the trust securities of the holder to whom such trust debentures are being distributed.

We will have the option to prepay the trust debentures:

•	in whole at any time or in part from time to time at the optional prepayment price; and

•	in whole but not in part, at any time within 90 days of the occurrence of a Special Event, at the Special Event Prepayment Price.

See “Description of Trust Debentures—Optional Prepayment” and “—Special Event Prepayment.”

Redemption Procedures

If applicable, trust securities will be redeemed at the applicable redemption price with the proceeds from the contemporaneous repayment or prepayment of the trust debentures. Any redemption of trust securities will be made and the applicable redemption price will be payable on the redemption date only to the extent that the trust has funds legally available for the payment of the applicable redemption price. See also “—Subordination of Trust Common Securities.”

If the trust gives a notice of redemption in respect of the trust preferred securities, then, by 12:00 noon, New York City time, on the redemption date, to the extent funds are legally available, with respect to the trust preferred securities held by DTC or its nominees, the property trustee will deposit with DTC funds sufficient to pay the applicable redemption price. See “—Form, Denomination, Book-Entry Procedures and Transfer.” With respect to the trust preferred securities held in certificated form, the property trustee, to the extent funds are legally available, will deposit with the paying agent for the trust preferred securities funds sufficient to pay the applicable redemption price and will give such paying agent irrevocable instructions and authority to pay the applicable redemption price to the holders of the trust preferred securities upon surrender of their certificates evidencing the trust preferred securities. See “—Payment and Paying Agency.” Notwithstanding the foregoing, distributions payable on or prior to the redemption date shall be payable to the holders of such trust preferred securities on the relevant record dates for the related distribution dates. If notice of redemption has been given and funds are deposited as required, then upon the date of such deposit, all rights of the holders of the trust preferred securities called for redemption will cease, except the right of the holders of the trust preferred securities to receive the applicable redemption price, and the trust preferred securities will cease to be outstanding.

If any redemption date of trust preferred securities is not a business day, then the redemption price will be paid on the next succeeding day that is a business day. If the next succeeding business day falls in the next calendar year, then the required payment will be made on the immediately preceding business day. If payment of the redemption price is improperly withheld or refused and not paid either by the trust or by us pursuant to the guarantee:

•	distributions on trust preferred securities will continue to accumulate at the then applicable rate, from the redemption date originally established by the trust to the date the redemption price is actually paid; and

•	the actual payment date will be the redemption date for purposes of calculating the applicable redemption price.

Our subsidiaries or we may, subject to applicable law, from time to time purchase outstanding trust preferred securities by tender, in the open market or by private agreement.

The trust may not redeem fewer than all of the outstanding trust preferred securities unless all accumulated and unpaid distributions have been paid on all trust preferred securities for all semi-annual distribution periods terminating on or prior to the redemption date. If less than all of the issued trust preferred securities and trust common securities are to be redeemed on a redemption date, then the aggregate amount of such trust preferred securities and trust common securities to be redeemed shall be allocated pro rata among the trust preferred securities and the trust common securities. The property trustee will select on a pro rata basis the particular outstanding trust preferred securities to be redeemed not more than 60 days prior to the redemption date, by such method as the property trustee shall deem fair and appropriate. The property trustee will promptly notify the trust registrar in writing of the trust preferred securities selected for redemption and, in the case of any trust preferred security selected for partial redemption, the liquidation amount to be redeemed. For all purposes of the trust agreement, unless the context otherwise requires, all provisions relating to the redemption of trust preferred securities will relate, in the case of any trust preferred security redeemed or to be redeemed only in part, to the portion of the aggregate liquidation amount of trust preferred securities which has been or is to be redeemed.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of trust securities at its registered address. Unless we default in payment of the applicable redemption price on, or in the repayment of, the trust debentures, on and after the redemption date distributions will cease to accrue on the trust securities called for redemption.

Exchange

If at any time we or any of our affiliates hold any trust preferred securities, we may deliver to the property trustee all or any portion of such trust preferred securities as we elect and receive, in exchange therefore, a like amount of debentures. Such election (i) will be exercisable effective on any date of distribution upon delivery by us or our affiliate to the property trustee of a written notice of such election specifying the liquidation amount of trust preferred securities with respect to which such election is being made and the date of distribution on which such exchange will occur, which distribution date shall be not less than ten business days after the date of receipt by the property trustee of such election notice, and (ii) will be conditioned upon us or our affiliate having delivered or caused to be delivered to the property trustee or its designee the trust preferred securities which are the subject of such election by 10:00 A.M., New York time, on the distribution date on which such exchange is to occur. After the exchange, such trust preferred securities will be canceled and will no longer be deemed to be outstanding and all rights of ours or our affiliates with respect to such trust preferred securities will cease.

In the case of an exchange described in the preceding paragraph, the trust will, on the date of such exchange, exchange debentures having a principal amount equal to a proportional amount of the aggregate liquidation amount of the outstanding trust common securities, based on the ratio of the aggregate liquidation amount of the trust preferred securities exchanged pursuant to the preceding paragraph divided by the aggregate liquidation amount of the trust preferred securities outstanding immediately prior to such exchange, for such proportional amount of trust common securities held by us (which contemporaneously will be canceled and no longer be deemed to be outstanding); provided, that we deliver or cause to be delivered to the property trustee or its designee the required amount of trust common securities to be exchanged by 10:00 A.M., New York time, on the date of distribution on which such exchange is to occur.

Liquidation of the Trust and Distribution of Trust Debentures

The trust shall automatically dissolve upon the first to occur of:

•	our bankruptcy, dissolution or liquidation;

•	the distribution of a Like Amount of the trust debentures to the holders of the trust securities, if we have directed the property trustee in writing to dissolve the trust;

•	the expiration of the term of the trust;

•	redemption of all of the trust preferred securities; and

•	the entry of an order for dissolution of the trust by a court of competent jurisdiction.

We have the right at any time to dissolve the trust and, after satisfaction of liabilities to creditors of the trust, cause the trust debentures to be distributed to the holders of the trust securities in liquidation of the trust. This right is subject to the administrative trustees having received an opinion of counsel to the effect that such distribution will not be a taxable event to holders of trust preferred securities.

If a dissolution occurs as described in bullet points one through three above, the trust will be liquidated by the administrative trustees as expeditiously as possible. After satisfaction of liabilities to the trust’s creditors, the administrative trustees will distribute to the holders of the trust securities a Like Amount of the trust debentures, unless such distribution is determined by the property trustee not to be practicable. In such case, the holders will be entitled to receive pro rata out of the assets of the trust legally available for distribution to holders an amount equal to the aggregate of the liquidation amount plus accumulated and unpaid distributions thereon to the date of payment. If this liquidation distribution can be paid only in part because the trust has insufficient assets on hand legally available to pay in full the aggregate liquidation distribution, then the amount payable directly by the trust on the trust securities will be paid on a pro rata basis, except that if a debenture event of default has occurred and is continuing, the trust preferred securities shall have a priority over the trust common securities. See “—Subordination of Trust Common Securities.”

If we elect not to prepay the trust debentures before maturity in accordance with their terms and either elect not to or are unable to dissolve and liquidate the trust and distribute the trust debentures to holders of the trust securities, the trust securities will remain outstanding until the repayment of the trust debentures on the stated maturity date.

After the liquidation date is fixed for any distribution of trust debentures to holders of the trust securities,

•	the trust securities will no longer be deemed to be outstanding;

•	DTC or its nominee will receive, in respect of each registered global certificate, if any, representing trust securities and held by it, a registered global certificate or certificates representing the trust debentures to be delivered upon such distribution; and

•	any certificates representing trust securities not held by DTC or its nominee will be deemed to represent trust debentures having a principal amount equal to the liquidation amount of such trust securities, and bearing accrued and unpaid interest in an amount equal to the accumulated and unpaid distributions on such trust securities until such certificates are presented to the administrative trustees or their agent for cancellation. We will then issue to such holder, and the debenture trustee will authenticate, a certificate representing such trust debentures.

Subordination of Trust Common Securities

Payment of distributions on, and the redemption price of, the trust securities will be made pro rata based on the liquidation amount of the trust securities. However, if on any distribution date or redemption date a debenture event of default has occurred and is continuing, no payment of any distribution on, or applicable redemption price of, any of the trust common securities, and no other payment on account of the redemption, liquidation or other acquisition of the trust common securities, will be made unless payment in full in cash of all accumulated and unpaid distributions on all of the outstanding trust preferred securities for all distribution periods terminating on or prior thereto, or in the case of payment of the applicable redemption price the full amount of such redemption price, shall have been made or provided for, and all funds available to the property trustee shall first be applied to the payment in full in cash of all distributions on, or redemption price of, the trust preferred securities then due and payable.

In the case of any event of default under the trust agreement, we, as holder of the trust common securities, will be deemed to have waived any right to act with respect to such event of default until the effect of such event of default with respect to the trust preferred securities is cured, waived or otherwise eliminated. Until any such event of default is so cured, waived or otherwise eliminated, the property trustee will act solely on behalf of the holders of the trust preferred securities and not on behalf of us, as holder of the trust common securities, and only the holders of the trust preferred securities will have the right to direct the property trustee to act on their behalf.

Events of Default; Notice

The occurrence of a debenture event of default constitutes an event of default under the trust agreement. See “Description of Trust Debentures—Debenture Events of Default.”

Within five business days after the occurrence of any trust agreement event of default actually known to the property trustee, the property trustee will transmit notice of such default to the holders of the trust preferred securities, the administrative trustees and us, unless such default is cured or waived. We are required to file annually with the property trustee a certificate as to whether or not we are in compliance with all the conditions and covenants under the trust agreement. The administrative trustees are also burdened by a similar reporting obligation.

Upon the occurrence of a trust agreement event of default, the debenture trustee or the property trustee as the holder of the trust debentures will have the right under the debenture indenture to declare the principal of and interest on the trust debentures to be immediately due and payable.

If a trust agreement event of default occurs and is continuing, then the holders of a majority in aggregate liquidation amount of trust preferred securities have the right to direct the exercise of any trust or power conferred upon the property trustee under the trust agreement, including the right to direct the property trustee under the trust agreement to exercise the remedies available to it as holder of the trust debentures. If the property trustee fails to enforce its rights with respect to the trust debentures held by the trust, any record holder of trust preferred securities may, to the fullest extent permitted by law, institute legal proceedings directly against us to enforce the property trustee’s rights under such trust debentures without first instituting any legal proceedings against such property trustee or any other person or entity. In addition, if a trust agreement event of default has occurred and is continuing and such event is attributable to our failure to pay interest, principal or other required payments on the trust debentures issued to the trust on the date such interest, principal or other payment is otherwise payable, then a record holder of trust preferred securities may, on or after the respective due dates specified in the trust debentures, institute a proceeding directly against us for enforcement of payment on trust debentures having a principal amount equal to the aggregate liquidation amount of the trust preferred securities held by such holder. In connection with such an action, we will be subrogated to the rights of such record holder of trust preferred securities to the extent of any payment made by us to such record holder of trust preferred securities.

If a debenture event of default has occurred and is continuing, the trust preferred securities shall have a preference over the trust common securities as described under “—Liquidation of the Trust and Distribution of Trust Debentures” and “—Subordination of Trust Common Securities.”

Removal of Issuer Trustees

Unless a debenture event of default occurs and is continuing, any issuer trustee may be removed at any time by the holder of the trust common securities. If a debenture event of default has occurred and is continuing, the property trustee and the Delaware trustee may be removed at such time by the holders of a majority in liquidation amount of the outstanding trust preferred securities. In no event will the holders of the trust preferred securities have the right to vote to appoint, remove or replace the administrative trustees, which voting rights are vested exclusively in the holder of the trust common securities. No resignation or removal of an issuer trustee and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the trust agreement.

Mergers, Consolidations, Amalgamations or Replacements of the Trust

The trust may not merge with or into, convert into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any corporation or other person, except as described below or as otherwise described under “—Liquidation of the Trust and Distribution of Trust Debentures.” The trust may, at our request and with the consent of the administrative trustees but without the consent of the holders of the trust preferred securities, the Delaware trustee or the property trustee, merge with or into, convert into, consolidate, amalgamate, or be replaced by or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to a trust organized as such under the laws of any State; provided that:

•	such successor entity either:

•	expressly assumes all of the obligations of the trust with respect to the trust securities and the trust agreement; or

•	substitutes for the trust securities other securities having substantially the same terms as the trust securities (the “Successor Securities”) so long as the Successor Securities rank the same as the trust securities rank in priority with respect to distributions and payments upon liquidation, redemption and otherwise;

•	we expressly appoint a trustee of such successor entity possessing the same powers and duties as the property trustee as the holder of the trust debentures;

•	the Successor Securities are listed, or any Successor Securities will be listed upon notification of issuance, on any national securities exchange or other organization on which the trust securities are then listed or quoted, if any;

•	if the trust preferred securities (including any Successor Securities) are rated by any nationally recognized statistical rating organization prior to such transaction, such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the trust preferred securities (including any Successor Securities) or, if the trust debentures are so rated, the trust debentures, to be downgraded by any such nationally recognized statistical rating organization;

•	such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the trust securities (including any Successor Securities) in any material respect;

•	such successor entity has a purpose substantially identical to that of the trust;

•	prior to such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, we have received an opinion from independent counsel to the trust experienced in such matters to the effect that:

•	such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the trust securities (including any Successor Securities) in any material respect; and

•	following such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease,

•	neither the trust nor such successor entity will be required to register as an investment company under the Investment Company Act of 1940, as amended; and

•	the trust or the successor entity will continue to be classified as a grantor trust for United States federal income tax purposes;

•	we or any permitted successor or assignee own all of the trust common securities of such successor entity and guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the guarantee and the common guarantee; and

•	there shall have been furnished to the property trustee an officer’s certificate and an opinion of counsel, each to the effect that all conditions precedent in the trust agreement to such transaction have been satisfied.

Notwithstanding the foregoing, the trust will not, except with the consent of holders of 100% in liquidation amount of the trust securities, consolidate, amalgamate, merge with or into, convert into, or be replaced by or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to, any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause the trust or the successor entity not to be classified as a grantor trust for United States federal income tax purposes or would cause the holders of the trust securities not to be treated as owning an undivided interest in the trust debentures.

Voting Rights; Amendment of the Trust Agreement

Except as provided below and under “—Mergers, Consolidations, Amalgamations or Replacements of the Trust” and “Description of Guarantee—Amendments and Assignment” and as otherwise required by law and the trust agreement, the holders of the trust preferred securities will have no voting rights.

The trust agreement may be amended from time to time by us and the administrative trustees, without the consent of the holders of the trust securities:

•	to cure any ambiguity, correct or supplement any provisions in the trust agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the trust agreement, which shall not be inconsistent with the other provisions of the trust agreement; or

•	to modify, eliminate or add to any provisions of the trust agreement to such extent as shall be necessary to ensure that the trust will be classified for United States federal income tax purposes as a grantor trust at all times that any trust securities are outstanding or to ensure that the trust will not be required to register as an “investment company” under the Investment Company Act;

provided, however, that in each such case the interests of the holders of the trust securities shall not be adversely affected in any material respect. Any amendments of the trust agreement pursuant to the foregoing shall become effective once notice is given to the holders of the trust securities.

We and the issuer trustee may amend the trust agreement:

•	with the consent of holders representing a majority (based upon liquidation amount) of the outstanding trust securities; and

•	upon receipt by the issuer trustees of an opinion of counsel experienced in such matters to the effect that such amendment or the exercise of any power granted to the issuer trustees in accordance with such amendment will not affect the trust’s status as a grantor trust for United States federal income tax purposes or the trust’s exemption from status as an “investment company” under the Investment Company Act;

provided that, without the consent of each holder of trust securities, the trust agreement may not be amended to:

•	change the amount or timing of any distribution on the trust securities or otherwise adversely affect the amount of any distribution required to be made in respect of the trust securities as of a specified date; or

•	restrict the right of a holder of trust securities to institute suit for the enforcement of any such payment on or after such date.

So long as any trust debentures are held by the trust, the issuer trustees will not:

•	direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or executing any trust or power conferred on the debenture trustee with respect to the trust debentures;

•	waive any past defaults under the indenture;

•	exercise any right to rescind or annul a declaration of acceleration of the maturity of the principal of the trust debentures; or

•	consent to any amendment, modification or termination of the indenture or the trust debentures, where such consent shall be required, without, in each case, obtaining the prior approval of the holders of a majority in liquidation amount of all outstanding trust preferred securities.

However, where a consent under the indenture would require the consent of each holder of trust debentures affected thereby, no such consent shall be given by the property trustee without the prior consent of each holder of the trust preferred securities. The issuer trustees will not revoke any action previously authorized or approved by a vote of the holders of the trust preferred securities except pursuant to a subsequent vote of such holders. The property trustee shall notify each holder of trust preferred securities of any notice of default that it receives with respect to the trust debentures. In addition to obtaining the foregoing approvals of the holders of the trust preferred securities, prior to taking any of the foregoing actions, the issuer trustees shall obtain an opinion of counsel experienced in such matters to the effect that the trust will not fail to be classified as a grantor trust for United States federal income tax purposes on account of such action.

Any required approval of holders of trust preferred securities may be given at a meeting of such holders convened for such purpose or pursuant to written consent (without prior notice). The property trustee will cause a notice of any meeting at which holders of trust preferred securities are entitled to vote to be given to each holder of record of trust preferred securities in the manner set forth in the trust agreement.

No vote or consent of the holders of trust preferred securities will be required for the trust to redeem and cancel the trust preferred securities in accordance with the trust agreement.

Notwithstanding that holders of the trust preferred securities are entitled to vote or consent under any of the circumstances described above, any of the trust preferred securities that we own, the issuer trustees or any of our affiliates or any affiliate of the issuer trustee shall not be entitled to vote or consent and shall, for purposes of such vote or consent, be treated as if they were not outstanding.

Payment and Paying Agency

Payments in respect of trust preferred securities held in global form will be made to the depositary, which shall credit the relevant accounts at the depositary on the applicable distribution dates, or in respect of trust preferred securities that are not held by the depositary, such payments shall be made by check mailed to the address of the holder entitled thereto as such address shall appear on the register. The paying agent will initially be the property trustee or an affiliate of the property trustee and any co-paying agent chosen by the property trustee and acceptable to the administrative trustees and us. The paying agent will be permitted to resign as paying agent upon 30 days’ written notice to the property trustee, the administrative trustees and us. If the property trustee or an affiliate of the property trustee is no longer the paying agent, the administrative trustees will appoint a successor (which will be a bank or trust company acceptable to the administrative trustees and us) to act as paying agent.

Form, Denomination, Book-Entry Procedures and Transfer

Unless otherwise specified in the applicable prospectus supplement, the trust preferred securities will be in registered, global form. The global trust preferred securities will be deposited upon issuance with DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

A global preferred security may not be transferred as a whole except by DTC to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global trust preferred securities shall be transferred and exchanged through the facilities of DTC. Beneficial interests in the global trust preferred securities may not be exchanged for trust preferred securities in certificated form except in the limited circumstances described below. See “—Exchange of Book-Entry Trust Preferred Securities for Certificated Trust Preferred Securities.”

Depositary Procedures

DTC has advised the trust and us that DTC is a limited-purpose trust company organized under the New York banking law, a “banking organization” within the meaning of the New York banking law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in such securities through electronic book- entry changes in accounts of the participants, thereby eliminating the need for physical movement of security certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants of DTC. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

DTC has also advised the trust and us that it has established procedures to provide that:

•	upon deposit of the global trust preferred securities, DTC will credit the accounts of participants designated by the exchange agent with portions of the liquidation amount of the global trust preferred securities; and

•	ownership of such interests in the global trust preferred securities will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and indirect participants (with respect to other owners of beneficial interests in the global trust preferred securities).

Investors in the global trust preferred securities may hold their interests therein directly through DTC if they are participants in such system, or indirectly through organizations, which are participants in such system. All interests in a global preferred security will be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream Banking, Societe Anonyme, may also be subject to the procedures and requirements of such system. The laws of some states require that certain persons take physical delivery in certificated form of securities that they own. Consequently, the ability to transfer beneficial interests in a global preferred security to such persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having beneficial interests in a global preferred security to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests. For certain other restrictions on the transferability of the trust preferred securities, see “—Exchange of Book- Entry Trust Preferred Securities for Certificated Trust Preferred Securities.”

Except as described below, owners of interests in the global trust preferred securities will not have trust preferred securities registered in their name, will not receive physical delivery of trust preferred securities in certificated form and will not be considered the registered owners or holders thereof under the trust agreement for any purpose.

Payments in respect of each global preferred security registered in the name of DTC or its nominee will be payable by the property trustee to DTC in its capacity as the registered holder under the trust agreement. Under the terms of the trust agreement, the property trustee will treat the persons in whose names the trust preferred securities, including the global trust preferred securities, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the property trustee nor any agent thereof has or will have any responsibility or liability for:

•	any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the global trust preferred securities, or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the global trust preferred securities; or

•	any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

DTC has advised the trust and us that its current practice, upon receipt of any payment in respect of securities such as the trust preferred securities, is to credit the accounts of the relevant participants with the payment on the payment date, in amounts proportionate to their respective holdings in liquidation amount of beneficial interests in the relevant security as shown on the records of DTC unless DTC has reason to believe it will not receive payment on such payment date. Payments by the participants and the indirect participants to the beneficial owners of trust preferred securities represented by global trust preferred securities will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the property trustee, the trust or us. None of the trust, the Company or the property trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the trust preferred securities, and the trust, the Company and the property trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Interests in the global trust preferred securities will trade in DTC’s Same-Day Funds Settlement System and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants. Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.

DTC has advised the trust and us that it will take any action permitted to be taken by a holder of trust preferred securities only at the direction of one or more participants to whose account with DTC interests in the global trust preferred securities are credited and only in respect of such portion of the liquidation amount of the trust preferred securities as to which such participant or participants has or have given such direction. However, if there is an event of default under the trust agreement, DTC reserves the right to exchange the global trust preferred securities for trust preferred securities in certificated form and to distribute such trust preferred securities to its participants.

The information in this section concerning DTC and its book-entry system has been obtained from sources that the trust and we believe to be reliable, but neither the trust nor we take responsibility for the accuracy thereof.

Although DTC has agreed to the foregoing procedures to facilitate transfers of interest in the global trust preferred securities among participants in DTC, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of the trust, the Company or the property trustee will have any responsibility for the performance by DTC or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Book-Entry Trust Preferred Securities for Certificated Trust Preferred Securities

A global preferred security is exchangeable for trust preferred securities in certificated form if:

•	DTC notifies the trust that it is unwilling or unable to continue as depositary for the global preferred security or has ceased to be a clearing agency registered under the Exchange Act, and the trust fails to appoint a successor depositary within 90 days;

•	we, on behalf of the trust, in our sole discretion elect to cause the issuance of the trust preferred securities in certificated form; or

•	there shall have occurred and be continuing an event of default under the trust agreement.

In addition, beneficial interests in a global preferred security may be exchanged for certificated trust preferred securities upon request but only upon at least 20 days’ prior written notice given to the property trustee by or on behalf of DTC in accordance with customary procedures. In all cases, certificated trust preferred securities delivered in exchange for any global preferred security or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Registrar and Transfer Agent

The property trustee will act as registrar and transfer agent for the trust preferred securities.

Registration of transfers of the trust preferred securities will be effected without charge by or on behalf of the trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The trust will not be required to register or cause to be registered the transfer of the trust preferred securities after they have been called for redemption.

Information Concerning the Property Trustee

The property trustee, other than during the occurrence and continuance of a trust agreement event of default, will perform only such duties as are specifically set forth in the trust agreement and, during the existence of a trust agreement event of default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. The property trustee is under no obligation to exercise any of the powers vested in it by the trust agreement at the request of any holder of trust securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby. If no trust agreement event of default has occurred and is continuing and the property trustee is required to decide between alternative courses of action, construe ambiguous provisions in the trust agreement or is unsure of the application of any provision of the trust agreement, and the matter is not one on which holders of the trust preferred securities or the trust common securities are entitled under the trust agreement to vote, then the property trustee shall take such action as is directed by us and, if not so directed, shall take such action as it deems advisable and in the best interests of the holders of the trust securities and will have no liability except for its own bad faith, negligence or willful misconduct.

Bank One Trust Company, National Association will serve as the property trustee, the debenture trustee and the guarantee trustee. Bank One Delaware, Inc. will serve as the Delaware trustee. We, as well as certain of our subsidiaries, from time to time borrow money from, and maintain deposit accounts and conduct certain banking transactions with, Bank One, National Association in the ordinary course of our business.

Miscellaneous

The administrative trustees are authorized and directed to conduct the affairs of and to operate the trust in such a way that the trust will not be deemed to be an “investment company” required to be registered under the Investment Company Act or classified as an association taxable as a corporation for United States federal income tax purposes and so that the trust debentures will be treated as our indebtedness for United States federal income tax purposes. In this connection, we and the administrative trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of the trust or the trust agreement, that we and the administrative trustees determine in our discretion is necessary or desirable for such purposes, as long as such action does not materially adversely affect the interests of the holders of the trust Securities.

The trust agreement and the trust preferred securities will be governed by and construed in accordance with the internal laws of the State of Delaware.

DESCRIPTION OF TRUST DEBENTURES

The trust debentures will be issued under a debenture indenture, as supplemented or amended from time to time to be entered into between us and Bank One Trust Company, as debenture trustee. The debenture indenture has been qualified under the Trust Indenture Act of 1939. This summary of certain terms and provisions of the trust debentures and the debenture indenture does not purport to be complete and is subject to and is qualified in its entirety by reference to the debenture indenture and those terms made a part of the debenture indenture by the Trust Indenture Act.

General

The trust will invest the proceeds obtained from any issuance of trust preferred securities, together with the consideration paid by us for the trust common securities, in trust debentures issued by us. The trust debentures will bear interest from the same date and at the same rate as the trust preferred securities. It is anticipated that, until the liquidation, if any, of the trust, each trust debenture will be held in the name of the property trustee in trust for the benefit of the holders of the trust securities.

The trust debentures will be issued in denominations of $1,000 and integral multiples thereof. The trust debentures will mature on the date provided.

The trust debentures will rank equally with all other debentures and will be unsecured, subordinate, and junior in right of payment to all Senior Indebtedness to the extent and in the manner set forth in the debenture indenture. See “—Subordination.”

Subordination

In the debenture indenture, we have covenanted and agreed that any trust debentures issued under the debenture indenture will be subordinate and junior in right of payment to all Senior Indebtedness. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, or in connection with any insolvency, receivership or bankruptcy proceeding with respect to our Company, all Senior Indebtedness must be paid in full before the holders of trust debentures will be entitled to receive or retain any payment in respect thereof.

In the event of the acceleration of the maturity of trust debentures, the holders of all Senior Indebtedness outstanding at the time of such acceleration will first be entitled to receive payment in full of such Senior Indebtedness before the holders of trust debentures will be entitled to receive or retain any payment in respect of the trust debentures.

No payments on account of principal, or premium, or interest, if any, in respect of the trust debentures may be made if a default in any payment with respect to Senior Indebtedness has occurred and is continuing, or an event of default with respect to any Senior Indebtedness resulting in the acceleration of the maturity thereof, or if any judicial proceeding shall be pending with respect to any such default.

“Indebtedness” means:

•	all of our obligations for money borrowed;

•	all of our obligations evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

•	all of our reimbursement obligations with respect to letters of credit, banker’s acceptances or similar facilities issued for our account;

•	all of our obligations issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business);

•	all of our capital lease obligations;

•	all our indebtedness, whether incurred on or prior to the date of the debenture indenture or thereafter incurred, for claims in respect of derivative products, including interest rate, foreign exchange rate and commodity forward contracts, options and swaps and similar arrangements; and

•	every obligation of the type referred to in the preceding bullet points of another person and all dividends of another person the payment of which, in either case, we have guaranteed or are responsible or liable, directly or indirectly, as obligor or otherwise.

“Indebtedness Ranking on a Parity with the Trust Debentures” means:

•	Indebtedness, whether outstanding on the date of execution of the debenture indenture or thereafter created, assumed or incurred, to the extent such Indebtedness specifically by its terms ranks equally with and not prior to the trust debentures in right of payment upon the happening of our dissolution or winding-up or liquidation or reorganization; and

•	all other debt securities, and guarantees in respect of those debt securities (including other debentures and other guarantees), issued to any other trust, or a trustee of such trust, partnership or other entity affiliated with us that is our financing vehicle in connection with the issuance by such financing vehicle of equity securities that are similar to the trust preferred securities or other securities guaranteed by us.

The securing of any Indebtedness, otherwise constituting Indebtedness Ranking on a Parity with the Trust Debentures, will not be deemed to prevent such Indebtedness from constituting Indebtedness Ranking on a Parity with the Trust Debentures.

“Indebtedness Ranking Junior to the Trust Debentures” means any Indebtedness, whether outstanding on the date of execution of the debenture indenture or thereafter created, assumed or incurred, to the extent such Indebtedness specifically by its terms ranks junior to and not equally with or prior to the trust debentures (and any other Indebtedness Ranking on a Parity with the Trust Debentures) in right of payment upon the happening of the our dissolution or winding-up or liquidation or reorganization. The securing of any Indebtedness, otherwise constituting Indebtedness Ranking Junior to the Trust Debentures will not be deemed to prevent such Indebtedness from constituting Indebtedness Ranking Junior to the Trust Debentures.

“Senior Indebtedness” means all Indebtedness, whether outstanding on the date of execution of the debenture indenture or thereafter created, assumed or incurred, except Indebtedness Ranking on a Parity with the Trust Debentures or Indebtedness Ranking Junior to the Trust Debentures, and any deferrals, renewals or extensions of such Senior Indebtedness.

We are a holding company and all of our operating assets are owned by our subsidiaries. We rely primarily on dividends from our subsidiaries to meet our obligations for payment of principal and interest on our outstanding debt obligations and corporate expenses. We are a legal entity separate and distinct from our subsidiaries. Holders of trust debentures should look only to us for payments on the trust debentures.

Because we are a holding company, our right to participate in any distribution of assets of any subsidiary upon such subsidiary’s liquidation or reorganization or otherwise (and thus the ability of holders of the trust preferred securities to benefit indirectly from such distribution), is subject to the prior claims of creditors of that subsidiary, except to the extent that we are recognized as a creditor of that subsidiary. Accordingly, the trust debentures will be effectively subordinated to all existing and future liabilities of our subsidiaries and all liabilities of any of our future subsidiaries. The debenture indenture does not limit us or any of our subsidiaries from incurring or issuing other secured or unsecured debt, including Senior Indebtedness.

Cancellation

All debentures surrendered for payment, redemption, transfer or exchange shall, if surrendered to any person, other than the property trustee, be delivered to the property trustee, and any such debentures and debentures surrendered directly to the property trustee for any such purpose shall be promptly canceled by it. We may at any time deliver to the property trustee for cancellation any debentures previously authenticated and delivered hereunder which we may have acquired in any manner whatsoever, and all debentures so delivered shall be promptly canceled by the property trustee.

Option to Extend Interest Payment Date

So long as no debenture event of default has occurred and is continuing, we will have the right under the debenture indenture at any time and from time to time during the term of the trust debentures to defer the payment of interest for a period not exceeding 10 consecutive semi-annual periods. However, no deferral period shall end on a date other than an interest payment date or extend beyond the stated maturity date. At the end of such deferral period, we must pay all interest then accrued and unpaid.

During any such deferral period, we may not, and will not permit any of our subsidiaries to:

•	declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of our capital stock (other than

(a) dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, common stock;

(b) any declaration of a dividend in connection with the implementation of a shareholders’ rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto;

(c) as a result of a reclassification of our capital stock or the exchange or conversion of one class or series of our capital stock for another class or series of our capital stock;

(d) the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged; and

(e) purchases of common stock related to the issuance of common stock or rights under any of our benefit plans for our directors, officers or employees or any of our dividend reinvestment plans);

•	make any payment of principal of, or premium, if any, or interest on or repay, repurchase or redeem any of our debt securities (including other debentures) that rank pari passu with or junior in right of payment to the trust debentures; or

•	make any guarantee payments (other than payments under the guarantee) with respect to any guarantee by us of the debt securities of any of our subsidiaries (including other guarantees) if such guarantee ranks pari passu with or junior in right of payment to the trust debentures.

Prior to the termination of any deferral period, we may further extend such deferral period, so long as such extension does not cause such deferral period to exceed 10 consecutive semi-annual periods, end on a date other than an interest payment date or extend beyond the stated maturity date. Upon the termination of any deferral period and the payment of all amounts then due on any interest payment date, we may elect to begin a new deferral period, subject to the above requirements. No interest shall be due and payable during a deferral period, except at the end thereof. We must give the property trustee, the administrative trustees and the debenture trustee notice of our election to defer payment of interest on the trust debentures at least five business days prior to the earlier of:

•	the date the distributions on the trust securities would have been payable except for the election to begin or extend such deferral period; or

•	the date the administrative trustees are required to give notice to any securities exchange or to holders of capital securities of the record date or the date such distributions are payable, but in any event not less than five business days before such record date. The property trustee shall give notice of our election to begin or extend a new deferral period to the holders of the trust preferred securities. There is no limitation on the number of times that we may elect to begin a deferral period. Accordingly, there could be multiple deferral periods of varying lengths throughout the term of the trust debentures.

Optional Prepayment

The trust debentures may be prepayable, in whole at any time or in part from time to time, at our option at a prepayment price to the extent and as set forth in a prospectus supplement.

Special Event Prepayment

If a Special Event occurs and is continuing, we may, at our option, prepay the trust debentures in whole (but not in part) at any time within 90 days of the occurrence of such Special Event, at a prepayment price equal to 100% of the principal amount of the trust debentures to be redeemed plus accrued and unpaid interest thereon (including Additional Sums, if any) to the date of redemption.

A “Special Event” means a Tax Event or an Investment Company Event.

“Investment Company Event” means the receipt by the trust and us of an opinion of counsel from counsel experienced in such matters to the effect that, as a result of the occurrence of a change in law or regulation or a written change (including any announced prospective change) in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, which amendment or change is effective or which pronouncement or decision is announced on or after the date of original issuance of the trust preferred securities, there is more than an insubstantial risk that the trust is or will be considered an “investment company” that is required to be registered under the Investment Company Act, which change or prospective change becomes effective or would become effective, as the case may be, on or after the date of the original issuance of the trust preferred securities.

A “Tax Event” means the receipt by us and the trust of an opinion of counsel experienced in such matters to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any amendment or change in any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such pronouncement or decision is announced on or after the issue date, there is more than an insubstantial risk that (i) the trust is, or will be within 90 days of the date of such opinion, subject to United States federal income tax with respect to income received or accrued on the trust debentures, (ii) interest payable by us on the trust debentures is not, or within 90 days of the date of such opinion will not be, deductible by us, in whole or in part, for United States federal income tax purposes, or (iii) the trust is, or will be within 90 days of the date of such opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

Notice of any prepayment will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of trust debentures to be prepaid at its registered address. Unless we default in payment of the prepayment price, on and after the prepayment date interest ceases to accrue on such trust debentures called for prepayment.

Additional Sums

If the trust is required to pay any additional taxes, duties or other governmental charges as a result of a Tax Event, we will pay as additional amounts on the trust debentures such additional amounts as may be necessary in order that the amount of distributions then due and payable by the trust on the outstanding trust securities shall not be reduced as a result of any such additional taxes, duties and other governmental charges.

Certain Covenants of the Company

We covenant in the debenture indenture that if and so long as the trust is the holder of all trust debentures, we, as borrower, will pay to the trust all fees and expenses related to the trust and the offering of the trust securities and will pay, directly or indirectly, all ongoing costs, expenses and liabilities of the trust (including any taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed by the United States or any domestic taxing authority upon the trust but excluding obligations under the trust securities).

We also covenant that we will not, and will not permit any subsidiary to:

•	declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of our capital stock (subject to certain exceptions);

•	make any payment of principal, interest or premium, if any, on or repay or repurchase or redeem any of our debt securities (including other debentures) that rank pari passu with or junior in right of payment to the trust debentures; or

•	make any guarantee payments (other than payments under the guarantee) with respect to any guarantee by us of the debt securities of any of our subsidiaries (including under other guarantees) if such guarantee ranks pari passu or junior in right of payment to the trust debentures, if at such time (1) there shall have occurred any event of which we have actual knowledge that (a) with the giving of notice or the lapse of time, or both, would be a debenture event of default and (b) in respect of which we do not take reasonable steps to cure, (2) a debenture event of default has occurred and is continuing, (3) if such trust debentures are held by the property trustee, we will be in default with respect to our payment of any obligations under the guarantee or (4) we have given notice of our election of a deferral period as provided in the indenture, or such deferral period, or any extension thereof, shall have commenced and be continuing.

So long as the trust securities remain outstanding, we also covenant:

•	to maintain 100% direct or indirect ownership of the trust common securities; provided, however, that any successor to us is permitted under the indenture to succeed to our ownership of such trust common securities;

•	to use our reasonable efforts to cause the trust:

•	to remain a business trust, except in connection with the distribution of trust debentures to the holders of trust securities in liquidation of the trust, the redemption of all of the trust securities, or certain mergers, consolidations or amalgamations, each as permitted by the trust agreement; and

•	to otherwise continue to be treated as a grantor trust for United States federal income tax purposes; and

•	to use our reasonable efforts to cause each holder of trust securities to be treated as owning an undivided beneficial interest in the trust debentures.

Modification of Indenture

From time to time we and the debenture trustee may, without the consent of the holders of trust debentures, amend the debenture indenture for specified purposes, including, among other things, to cure any ambiguity or to correct or supplement any provision contained in the debenture indenture or any supplemental indenture which is defective or inconsistent with any other provision contained therein (provided that any such action does not materially adversely affect the interest of the holders of trust debentures) and qualifying, or maintaining the qualification of, the debenture indenture under the Trust Indenture Act.

The debenture indenture contains provisions permitting us and the debenture trustee, with the consent of the holders of a majority in aggregate principal amount of trust debentures, to amend the debenture indenture in a manner affecting the rights of the holders of trust debentures. However, no such modification may, without the consent of the holders of each outstanding trust debenture so affected:

•

change the stated maturity, or reduce the rate of interest or extend the time of payment of interest thereon except pursuant to our right under the debenture indenture to defer the payment of interest as provided therein (see “—Option to Extend Interest Payment Date”) or reduce amount of premium on, the trust debentures or reduce the amount payable on redemption thereof or make the principal of, or interest or premium on, the trust debentures payable in any coin or currency other than that provided in the trust debentures, or impair or affect the right of any holder of trust debentures to institute suit for the payment thereof;

•	modify the provisions of the indenture with respect to the subordination of the trust debentures in a manner adverse to the holders;

•	reduce the percentage of principal amount of trust debentures, the holders of which are required to consent to any such modification of the debenture indenture, or are required to consent to any waiver provided for in the debenture indenture; or

•	modify certain other provisions of the debenture indenture relating to amendments and waivers of holders.

Notwithstanding the preceding, if the trust debentures are held by the trust, an amendment will not be effective until the holders of a majority in liquidation amount of the trust securities have consented to the amendment. Further, if the consent of the holders of each trust security is required, an amendment will not be effective until each holder of the trust securities has consented to such amendment.

Debenture Events of Default

The debenture indenture provides that any one or more of the following described events with respect to the trust debentures constitute a debenture event of default:

•	failure to pay any interest on the trust debentures or any other debentures when due for 30 days (subject to the deferral of any due date in the case of an Extension Period);

•	failure to pay any principal or premium, if any, on the trust debentures or any other debentures when due whether at maturity, upon redemption, by declaration of acceleration of maturity or otherwise;

•	failure to perform, or breach of, any other covenant or warranty of the Company contained in the indenture for 90 days after written notice to us from the debenture trustee or the holders of at least 25% in aggregate outstanding principal amount of trust debentures; or

•	our bankruptcy, insolvency or reorganization.

Within five business days after the occurrence of a debenture event of default actually known to the indenture trustee, the indenture trustee must transmit notice of such debenture event of default to the debenture holders, unless such debenture event of default has been cured or waived. The debenture indenture requires us (with the debenture trustee) to file a certificate as to the absence of certain defaults under the indenture each year.

The holders of a majority in aggregate outstanding principal amount of the trust debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee or to exercise any trust or power conferred upon the debenture trustee under the debenture indenture. If a debenture event of default has occurred and is continuing, the debenture trustee or the holders of not less than 25% in aggregate outstanding principal amount of the trust debentures may declare the principal amount on all trust debentures due and payable immediately upon a debenture event of default and should the debenture trustee or such holders of trust debentures fail to make such declaration, the holders of not less than 25% in aggregate liquidation amount of the trust preferred securities will have such right. The holders of a majority in aggregate outstanding principal amount of the trust debentures may annul such declaration and waive the default if the default (other than the non-payment of the principal of the trust debentures which has become due solely by such acceleration) has been cured and a sum sufficient to pay all matured installments of interest and principal of, and premium, if any, due otherwise than by acceleration (with any compounded interest due thereon) has been deposited with the debenture trustee, and should the holders of such trust debentures fail to annul such declaration and waive such default, the holders of a majority in aggregate liquidation amount of the trust preferred securities will have such right.

Prior to the declaration accelerating the maturity of the trust debentures, the holders of a majority in aggregate outstanding principal amount of the trust debentures may, on behalf of the holders of all the trust debentures, waive any past default or debenture event of default and its consequences, except a default in the payment of principal (or premium, if any) on or interest (unless such default has been cured and a sum sufficient to pay all matured installments of interest (and premium, if any) and principal due otherwise than by acceleration has been deposited with the debenture trustee) or a default in respect of a covenant or provision which under the debenture indenture cannot be modified or amended without the consent of the holder of each outstanding trust debenture affected, and should the holders of such trust debentures fail to waive such default, the holders of a majority in aggregate liquidation amount of the trust preferred securities will have such right.

In case a debenture event of default shall occur and be continuing, the property trustee will have the right to declare the principal of and the interest on such trust debentures and any other amounts payable under the debenture indenture, to be forthwith due and payable and to enforce its other rights as a creditor with respect to such trust debentures.

Enforcement of Certain Rights by Holders of Trust Preferred Securities

If a debenture event of default has occurred and is continuing and is attributable to our failure to pay the principal of (or premium, if any), or interest on the trust debentures on the date such payment is otherwise required, a holder of trust preferred securities may institute a direct action. We may not amend the debenture indenture to remove the foregoing right to bring a direct action without the prior written consent of the holders of all of the trust preferred securities. Notwithstanding any payments made to a holder of trust preferred securities by us in connection with a direct action, we will remain obligated to pay the principal of (or premium, if any) or interest on the trust debentures, and we will be subrogated to the rights of the holder of such trust preferred securities with respect to payments on the trust preferred securities to the extent of any payments made by us to such holder in any direct action.

The holders of the trust preferred securities will not be able to exercise directly any remedies, other than those set forth in the preceding paragraph, available to the holders of the trust debentures unless there shall have been an event of default under the trust agreement. See “Description of Trust Preferred Securities—Events of Default; Notice.”

Consolidation, Merger, Sale of Assets and Other Transactions

The debenture indenture provides that we may not consolidate with or merge into any other person or convey, transfer or lease our properties as an entirety or substantially as an entirety to any person, and no person shall consolidate with or merge into us or convey, transfer or lease our properties as an entirety or substantially as an entirety to us, unless:

•	in our case, we consolidate with or merge into another person or convey, transfer or lease our properties substantially as an entirety to any person, the successor person is organized and existing under the laws of the United States or any State or the District of Columbia, and such successor person expressly assumes our obligations on the trust debentures and the indenture;

•	immediately after giving effect thereto, no debenture event of default, and no event which, after notice or lapse of time or both, would become a debenture event of default, has occurred and is continuing; and

•	certain other procedural conditions prescribed in the indenture are met.

Satisfaction and Discharge

The debenture indenture provides that when, among other things, all trust debentures not previously cancelled or delivered to the debenture trustee for cancellation (i) have become due and payable or (ii) will become due and payable at maturity or called for redemption within one year, and we deposit or cause to be deposited with the debenture trustee funds, in trust, for the purpose and in an amount sufficient to pay on the stated maturity date or upon redemption of all the trust debentures not previously delivered to the debenture trustee for cancellation, the principal (and premium, if any) and interest due or to become due on the stated maturity date, or the redemption date, as the case may be, then the debenture indenture will cease to be of further effect (except as to our obligations to pay all other sums due pursuant to the debenture indenture and to provide the officers’ certificates and opinions of counsel described therein), and the we will be deemed to have satisfied and discharged the debenture indenture.

Form, Registration and Transfer

If the trust debentures are distributed to the holders of the trust securities, the trust debentures may be represented by one or more global certificates registered in the name of DTC or its nominee. Under such circumstances, the depositary arrangements for the trust debentures would be expected to be substantially similar to those in effect for the preferred securities. For a description of DTC and the terms of the depositary arrangements relating to payments, transfers, voting rights, redemptions and other notices and other matters, see “Description of Preferred Securities—Form, Denomination, Book-Entry Procedures and Transfer” and “—Depositary Procedures.”

Payment and Paying Agents

Payment of principal of (and premium, if any) and interest on trust debentures will be made at the office of the debenture trustee or at the office of such paying agent or paying agents as we may designate from time to time, except that at our option payment of any interest may be made, except in the case of trust debentures in global form, (i) by check mailed to the address of the holder thereof as such address shall appear in the register for trust debentures or (ii) by transfer to an account maintained by the holder thereof, provided that proper transfer instructions have been received by the relevant record date. Payment of any interest on any trust debenture will be made to the person in whose name such trust debenture is registered at the close of business on the record date for such interest, except in the case of defaulted interest. We may at any time designate additional paying agents or rescind the designation of any paying agent; however we will at all times be required to maintain a paying agent in each place of payment for the trust debentures.

Any monies deposited with the debenture trustee or any paying agent for the payment of the principal of (and premium, if any) or interest on any trust debenture and remaining unclaimed for two years after such principal (and premium, if any) or interest has become due and payable shall, at our request, be repaid to us and the holder of such trust debenture shall thereafter look only to us for payment thereof.

Governing Law

The debenture indenture and the trust debentures will be governed by and construed in accordance with the laws of the State of New York.

Information Concerning the Debenture Trustee

The debenture trustee will be subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act of 1939. Subject to such provisions, the debenture trustee is under no obligation to exercise any of the powers vested in it by the indenture at the request of any holder of trust debentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The debenture trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the debenture trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it. Bank One Trust Company, National Association will serve as debenture trustee. See “Description of Trust Preferred Securities—Information Concerning the Property Trustee.”

DESCRIPTION OF GUARANTEE

Set forth below is a summary of information concerning the guarantee, which will be executed and delivered by us for the benefit of the holders from time to time of trust preferred securities. The guarantee has been qualified under the Trust Indenture Act of 1939. Bank One Trust Company, National Association, guarantee trustee, will hold the guarantee for the benefit of the holders of the trust preferred securities. The following summary is not necessarily complete, and reference is hereby made to the copy of the form of the guarantee (including the definitions therein of certain terms), which is filed as an exhibit to the registration statement of which this prospectus forms a part, and to the Trust Indenture Act of 1939.

General

We will irrevocably and unconditionally agree to pay in full on a subordinated basis guarantee payments to the holders of the trust preferred securities, as and when due, regardless of any defense, right of setoff or counterclaim that the trust may have or assert other than the defense of payment. The following payments with respect to the trust preferred securities, to the extent not paid by or on behalf of the trust, will be subject to the guarantee:

•	any accumulated and unpaid distributions required to be paid on the trust preferred securities, to the extent that the trust has funds on hand legally available therefor at such time;

•	the applicable redemption price with respect to the trust preferred securities called for redemption, to the extent that the trust has funds on hand legally available therefor at such time; and

•	upon a voluntary or involuntary dissolution, winding-up or liquidation of the trust (other than in connection with the distribution of the trust debentures to holders of the trust preferred securities), the lesser of:

•	the liquidation distribution, to the extent the trust has funds legally available therefor at the time; and

•	the amount of assets of the trust remaining available for distribution to holders of trust preferred securities after satisfaction of liabilities to creditors of the trust as required by applicable law.

Our obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by us to the holders of the trust preferred securities or by causing the trust to pay such amounts to such holders.

The guarantee will be a guarantee of the guarantee payments with respect to the trust preferred securities from the time of issuance of the trust preferred securities, but will not apply to distributions and other payments on the trust preferred securities when the trust does not have sufficient funds legally and immediately available to make such distributions or other payments. Therefore, if we do not make interest payments on the trust debentures held by the property trustee, the trust will not make distributions on the trust preferred securities.

The guarantee will rank subordinate and junior in right of payment to all Senior Indebtedness to the extent provided therein. See “—Status of the Guarantee.” Because we are a holding company, our right to participate in any distribution of assets of any subsidiary upon such subsidiary’s liquidation or reorganization or otherwise is subject to the prior claims of creditors of that subsidiary, except to the extent we are recognized as a creditor of that subsidiary. Accordingly, our obligations under the guarantee effectively will be subordinated to all existing and future liabilities of our subsidiaries and all liabilities of any of our future subsidiaries. Claimants should look only to us for payments under the guarantee. See “Description of Trust Debentures—Subordination.” The guarantee does not limit us or any of our subsidiaries from incurring or issuing other secured or unsecured debt, including Senior Indebtedness, whether under the indenture, any other indenture that we may enter into in the future or otherwise.

Through the guarantee, the trust agreement, the trust debentures and the debenture indenture, taken together, we will fully, irrevocably and unconditionally guarantee all of the trust’s obligations under the trust preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the trust’s obligations under the trust preferred securities. See “Relationship Among the Trust Preferred Securities, the Trust Debentures and the Guarantee.”

Status of the Guarantee

The guarantee will constitute our unsecured obligation and will rank subordinate and junior in right of payment to all Senior Indebtedness in the same manner as the trust debentures. See “Description of Trust Debentures—Subordination.”

The guarantee will rank equally with all other guarantees issued by us after the issue date with respect to trust preferred securities, if any, issued by other trusts. The guarantee will constitute a guarantee of payment and not of collection. The guarantee will be held for the benefit of the holders of the trust preferred securities. The guarantee will not be discharged except by payment of the guarantee payments in full to the extent not paid by the trust or upon distribution to the holders of the trust preferred securities of the trust debentures. The guarantee does not limit the amount of additional Senior Indebtedness that we may incur.

Events of Default

An event of default under the guarantee will occur upon our failure to perform any of our payment or other obligations thereunder; provided, however, that with respect to a default other than a default in payment of any guarantee payment, we have received notice of such default and shall not have cured such default within 60 days after receipt of such notice. The holders of not less than a majority in liquidation amount of the trust preferred securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under the guarantee.

Any holder of the trust preferred securities may institute a legal proceeding directly against us to enforce its rights under the guarantee without first instituting a legal proceeding against the trust, the guarantee trustee or any other person or entity.

We, as guarantor, will be required to file annually with the guarantee trustee a certificate as to whether or not we are in compliance with all the conditions and covenants applicable to it under the guarantee.

Amendments and Assignment

Except with respect to any changes that do not materially adversely affect the rights of holders of the trust preferred securities (in which case no vote will be required), the guarantee may be amended only with the prior approval of the holders of a majority of the liquidation amount of such outstanding trust preferred securities. The manner of obtaining any such approval will be as set forth under “Description of Trust Securities—Voting Rights; Amendment of the Trust Agreement.” All guarantees and agreements contained in the guarantee shall bind our successors, assigns, receivers, trustees and representatives and shall inure to the benefit of the holders of the trust preferred securities then outstanding.

Termination of the Guarantee

The guarantee will terminate and be of no further force and effect upon:

•	full payment of the applicable redemption price of the trust preferred securities; or

•	upon liquidation of the trust, the full payment of the liquidation distribution or the distribution of the trust debentures to the holders of the trust preferred securities.

The guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the trust preferred securities must restore payment of any sums paid under the trust preferred securities or the guarantee.

Information Concerning the Guarantee Trustee

Other than during the occurrence and continuance of a default by us in performance of the guarantee, the guarantee trustee will undertake to perform only such duties as are specifically set forth in the guarantee and, in case a default with respect to the guarantee has occurred, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the guarantee trustee will be under no obligation to exercise any of the powers vested in it by the guarantee at the request of any holder of the trust preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

Governing Law

The guarantee will be governed by and construed in accordance with the laws of the State of New York.

RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES, THE

TRUST DEBENTURES AND THE GUARANTEE

Full and Unconditional Guarantee

Payments of distributions and other amounts due on the trust preferred securities (to the extent the trust has funds on hand legally available for the payment of such distributions) are irrevocably guaranteed by us as and to the extent set forth under “Description of Guarantee.” Taken together, our obligations under the trust debentures, the debenture indenture, the trust agreement and the guarantee provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the trust preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the trust’s obligations under the trust preferred securities. If and to the extent that we do not make the required payments on the trust debentures, the trust will not have sufficient funds to make the related payments, including distributions, on the trust preferred securities. The guarantee will not cover any such payment when the trust does not have sufficient funds on hand legally available therefor. In such event, the remedy of a holder of trust preferred securities is to institute a direct action. Our obligations under the guarantee are subordinate and junior in right of payment to all Senior Indebtedness.

Sufficiency of Payments

As long as payments of interest and other payments are made when due on the trust debentures, such payments will be sufficient to cover distributions and other payments due on the trust securities, primarily because:

•	the aggregate principal amount or prepayment price of the trust debentures is equal to the sum of the liquidation amount or redemption price, as applicable, of the trust securities;

•	the interest rate and interest and other payment dates on the trust debentures will match the distribution rate and distribution and other payment dates for the trust securities;

•	we will pay for all and any costs, expenses and liabilities of the trust except the trust’s obligations to holders of trust securities under such trust securities; and

•	the trust agreement will provide that the trust is not authorized to engage in any activity that is not consistent with the limited purposes thereof.

Notwithstanding anything to the contrary in the debenture indenture, we have the right to set-off any payment we are otherwise required to make with and to the extent we have theretofore made, or are concurrently on the date of such payment making, a payment under the guarantee.

Enforcement Rights of Holders of Trust Preferred Securities

A holder of any trust preferred security may institute a legal proceeding directly against us to enforce its rights under the guarantee without first instituting a legal proceeding against the guarantee trustee, the trust or any other person or entity.

Limited Purpose of the Trust

The trust preferred securities represent preferred undivided beneficial interests in the assets of the trust, and the trust exists for the sole purpose of:

•	issuing and selling the trust securities;

•	using the proceeds from the sale of the trust securities to acquire the trust debentures; and

•	engaging in only those other activities necessary, advisable or incidental thereto.

A principal difference between the rights of a holder of a preferred security and a holder of a trust debenture is that a holder of a trust debenture will be entitled to receive from us the principal amount of, and premium, if any, and interest on trust debentures held, while a holder of trust preferred securities is entitled to receive distributions from the trust (or, in certain circumstances, from us under the guarantee) if and to the extent the trust has funds on hand legally available for the payment of such distributions.

Rights Upon Dissolution

Unless the trust debentures are distributed to holders of the trust securities, upon any voluntary or involuntary dissolution and liquidation of the trust, after satisfaction of liabilities to creditors of the trust as required by applicable law, the holders of the trust securities will be entitled to receive, out of assets held by the trust, the liquidation distribution in cash. See “Description of Trust Securities—Liquidation of the Trust and Distribution of Trust Debentures.” Upon any voluntary or involuntary liquidation or bankruptcy of our Company, the property trustee, as holder of the trust debentures, would be a subordinated creditor of our Company, subordinated in right of payment to all Senior Indebtedness as set forth in the debenture indenture, but entitled to receive payment in full of principal, and premium, if any, and interest, before any of our shareholders receive payments or distributions. Since we will be the guarantor under the guarantee and will agree to pay for all costs, expenses and liabilities of the trust (other than the trust’s obligations to the holders of its trust securities), the positions of a holder of trust preferred securities and a holder of trust debentures relative to other creditors and to our shareholders in the event of our liquidation or bankruptcy are expected to be substantially the same.

DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK

Our authorized capital stock currently consists of:

•	900 million shares of Class A common stock, no par value;

•	360 million shares of Class B common stock, no par value; and

•	70 million shares of preferred stock, no par value.

As of June 30, 2001, we had outstanding 239,831,248 shares of Class A common stock, and 86,499,914 shares of Class B common stock, respectively. Our Class B common stock is owned by Chevron Corporation and its affiliates.

This section contains a description of our capital stock that we may offer by this prospectus. The following discussion is not meant to be complete and is qualified by reference to our Articles of Incorporation and Bylaws. For more information, you should read “Where You Can Find More Information.”

Description of Common Stock

Voting. Generally, holders of Class B common stock vote together with holders of Class A common stock as a single class on every matter acted upon by the shareholders except for the following matters:

•	the holders of Class B common stock vote as a separate class for the election of three of our directors, while the holders of Class A common stock vote as separate class for the remaining directors;

•	any amendment to the special corporate governance rights of Class B common stock must be approved by a majority of the directors elected by holders of Class B common stock attending a meeting where such amendment is considered and a majority of all our directors or by 66 2/3% of the outstanding shares of Class B common stock voting as a separate class, and the affirmative vote of a majority of the shares of Class A and Class B common stock, voting together as a single class; and

•	any amendment to the provisions of our Articles of Incorporation addressing the voting rights of holders of Class A and Class B common stock requires the approval of 66 2/3% of the outstanding shares of Class B common stock voting as a separate class, and the affirmative vote of a majority of the shares of Class A and Class B common stock, voting together as a single class.

Holders of Class A and Class B common stock are entitled to one vote per share on all matters submitted to a vote of shareholders. Holders of Class A common stock may cumulate votes in connection with the election of directors. The election of directors and all other matters will be by a majority of votes represented and entitled to vote, except as otherwise provided by law.

Dividends; Liquidation. Subject to the preferences of any preferred stock, holders of Class A and Class B common stock have equal ratable rights to dividends out of funds legally available for that purpose, when and if dividends are declared by the board of directors. Holders of Class A common stock and Class B common stock are entitled to share ratably, as a single class, in all of our assets available for distribution to holders of shares of common stock upon the liquidation, dissolution or winding up of the affairs of our Company, after payment of our liabilities and any amounts to holders of preferred stock.

Conversion. A share of Class B common stock automatically converts into a share of Class A common stock upon the transfer to any person other than Chevron or an affiliate of Chevron. Additionally, any shares of Class A common stock acquired by Chevron or one of its affiliates automatically convert into Class B common stock. However, each share of Class B common stock will automatically convert into a share of Class A common stock if the holders of all Class B common stock cease to own collectively 15 percent of our outstanding common stock.

Additional Rights. Holders of our Class A and Class B common stock generally are not entitled to preemptive rights, subscription rights, or redemption rights, except that, Chevron is entitled to preemptive rights under the shareholder agreement described below. The rights and preferences of holders of our common stock are subject to the rights of any series of preferred stock that we may issue.

Transfer Agent. The transfer agent and registrar for our common stock is Mellon Investor Services L.L.C.

Description of Preferred Stock

We may, by resolution of our board of directors and without any further vote by our shareholders, authorize and issue an aggregate of 70 million shares of preferred stock. We may issue preferred stock from time to time in one or more series. Subject to the provisions of our Articles of Incorporation and limitations prescribed by law, our board of directors may adopt resolutions to issue the shares of preferred stock constituting any series, to fix the number of shares of the series and to establish the relative rights and preferences of each series of preferred stock. Our board of directors may also fix the dividend rights, dividend rates, terms of redemption, redemption prices, conversion rights, voting rights and liquidation preferences of the shares of the series, in each case without any further action or vote by our shareholders. Because of the rights that may be granted, the issuance of preferred stock could delay or prevent a change of control. As of June 30, 2001, there were no shares of preferred stock outstanding.

Shareholder Agreement

In connection with the Illinova acquisition, Chevron entered into a shareholder agreement with us governing certain aspects of our relationship, some of which are discussed below.

The shareholder agreement grants Chevron preemptive rights to acquire shares of our common stock in proportion to its then-existing ownership of our stock whenever we issue shares of stock or securities convertible into stock. In addition, Chevron may freely acquire up to 40 percent of our outstanding voting securities. However, should any acquisition by Chevron require Chevron to register under the Public Utility Holding Company Act, we have no obligation to take any action to avoid that registration. If we subsequently redeem or repurchase any shares, Chevron is not required to reduce its ownership interest, even if Chevron’s resulting ownership interest is in excess of 40 percent.

If Chevron acquires more than 40 percent of our voting securities, it must make an offer to acquire all of our outstanding stock. Any offer by Chevron for all of the outstanding stock is subject to an auction process, the details of which are set forth in the shareholder agreement.

Upon consummation of the Illinova acquisition, Chevron received shares of Class B common stock in exchange for the shares of common stock it owned in the former Dynegy and purchased additional shares of Class B common stock for cash. Chevron’s ownership of Class B common stock entitles it to designate three members of our Board of Directors. The shareholder agreement prohibits Chevron from selling or transferring shares of Class B common stock except in the following transactions:

•	in a widely dispersed public offering; or

•	a sale to an unaffiliated third party, provided that we are given the opportunity to purchase, or to find a different buyer to purchase, the shares proposed to be sold by Chevron.

Upon the sale or transfer to any person other than an affiliate of Chevron, the shares of Class B common stock are automatically converted into shares of Class A common stock.

The shareholder agreement further provides that we may require Chevron and its affiliates to sell all of the shares of Class B common stock under certain circumstances. These rights are triggered if Chevron or its Board designees block—which they are entitled to do under our Bylaws—any of the following transactions two times in any 24-month period or three times over any period of time:

•	the issuance of new shares of stock where the aggregate consideration to be received exceeds the greater of $1 billion or one-quarter of our total market capitalization;

•	any merger, consolidation, joint venture, liquidation, dissolution, bankruptcy, acquisition of stock or assets or issuance of common or preferred stock, any of which would result in payment or receipt of consideration having a fair market value exceeding the greater of $1 billion or one-quarter of our total market capitalization; or

•	any other transaction or series of related transactions having a fair market value exceeding the greater of $1 billion or one-quarter of our total market capitalization.

However, upon occurrence of one of these triggering events and in lieu of selling Class B common stock, Chevron may elect to retain the shares of Class B common stock but forfeit its right and the right of its Board designees to block the transaction listed above. A block consists of a vote against a proposed transaction by either (a) all of Chevron’s representatives on the Board of Directors present at the meeting where the vote is taken (if the transaction would otherwise be approved by the Board of Directors) or (b) any of the Class B common stock held by Chevron and its affiliates if the transaction otherwise would be approved by at least two-thirds of all other shares entitled to vote on the transaction, excluding shares held by our management, directors or subsidiaries.

The shareholder agreement also prohibits us from taking the following actions:

•	issuing any shares of Class B common stock to any person other than Chevron and its affiliates;

•	amending any provisions in our Articles of Incorporation or Bylaws which, in each case, contain or implement the special rights of holders of Class B common stock, without the consent of the holders of the shares of Class B common stock or the three directors elected by such holders;

•	adopting a shareholder rights plan, “poison pill” or similar device that prevents Chevron from exercising its rights to acquire shares of common stock or from disposing of its shares when required by us; and

•	acquiring, owning or operating a nuclear power facility, other than being a passive investor in a publicly-traded company that owns a nuclear facility.

Generally, the provisions of the shareholder agreement terminate on the date Chevron and its affiliates cease to own shares representing at least 15 percent of our outstanding voting power. At such time, all of the shares of Class B common stock held by Chevron would convert to shares of Class A common stock.

Registration Rights

We have granted Chevron registration rights for the Class A common stock underlying the Class B common held by Chevron. Chevron has the right on eight occasions to require us to initiate a public offering for all the shares requested to be sold by Chevron. Chevron may exercise its rights to request a registration once during any 180-day period. Additionally, Chevron has the right to participate in and sell shares of stock held by it during any public offering of our stock whether offered by us or any other shareholder. Until February 1, 2003, we may not grant registration rights to other shareholders superior to those granted to Chevron without also offering such superior registration rights to Chevron.

DESCRIPTION OF DEPOSITARY SHARES

At our option we may offer fractional shares of preferred stock, rather than full shares of preferred stock. If we decide to offer fractional shares of preferred stock, we will issue to the public receipts for depositary shares. Each depositary share will represent a fraction of a share of a particular series of preferred stock, and the prospectus supplement will indicate that fraction. The shares of any series of preferred stock represented by depositary shares will be deposited under a deposit agreement between us and a depositary that is a bank or trust company that we select and that has its principal office in the United States and a combined capital and surplus of at least $50 million. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock represented by such depositary share, to all the rights and preferences of the preferred stock represented thereby (including dividend, voting, redemption an liquidation rights).

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the offering. Copies of the forms of deposit agreement and depositary receipt are filed as exhibits to the registration statement of which this prospectus is a part, and the following summary is qualified in its entirety by reference to such exhibits.

If required by law or applicable securities exchange rules, engraved depositary receipts will be prepared. Pending the preparation of definitive engraved depositary receipts, the depositary may, upon the written order of us, issue temporary depositary receipts substantially identical to (and entitling the holders thereof to all the rights pertaining to) the definitive depositary receipts but not in definitive form. Definitive depositary receipts will be prepared thereafter without unreasonable delay, and temporary depositary receipts will be exchangeable for definitive depositary receipts at the our expense.

Dividends

The depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock to the record holders of depositary shares relating to such preferred stock in proportion to the number of such depositary shares owned by such holders.

In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares entitled thereto, unless the depositary determines that it is not feasible to make such distribution, in which case the depositary may, with our approval, sell such property and distribute the net proceeds from such sale to such holders.

Redemption of Depositary Shares

If a series of preferred stock represented by depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of such series of preferred stock held by the depositary. The redemption price per depositary share will be equal to the applicable fraction of their redemption price per share payable with respect to such series of the preferred stock. Wherever we redeem shares of preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing the shares of preferred stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as may be determined by the depositary.

Voting of Underlying Shares

Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the information contained in such notice of meeting to the record holders of the depositary shares relating to such preferred stock. Each record holder of such depositary shares on the record date (which will be the same date as the record date for the preferred stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the preferred stock represented by such holder’s depositary shares. The depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such depositary shares in accordance with such instructions, and we will agree to take all action that may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing such preferred stock.

Amendment and Termination of Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the applicable deposit agreement may at any time be amended by agreement between us and the depositary. We may, with the consent of the depositary, amend the deposit agreement from time to time in any manner that we desire. However, if the amendment would materially and adversely alter the rights of the existing holders of depositary shares, the amendment would need to be approved by the holders of at least a majority of the depositary shares then outstanding.

The deposit agreement may be terminated by us or the depositary if:

•	all outstanding depositary shares have been redeemed; or

•	there has been a final distribution in respect of the shares of preferred stock of the applicable series in connection with our liquidation, dissolution or winding up and such distribution has been made to the holders of depositary receipts.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and such other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

Withdrawal of Preferred Stock

Upon surrender of depositary receipts at the principal office of the depositary, subject to the terms of the deposit agreement, the owner of the depositary shares evidenced thereby is entitled to delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by such depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares. Holders of preferred stock thus withdrawn will not thereafter be entitled to deposit such shares under the deposit agreement or to receive depositary receipts evidencing depositary shares therefor.

Miscellaneous

The depositary will forward to holders of depositary receipts all reports and communications from us that are delivered to the depositary and that we are required to furnish to the holders of the preferred stock.

Neither the depositary nor us will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. Our obligations and the obligations of the depositary under the deposit agreement will be limited to performance in good faith of their duties thereunder and we will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the depositary, any such resignation or removal to take effect upon the appointment of a successor depositary and its acceptance of such appointment. Such successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our debt securities, preferred stock, depositary shares or Class A common stock. We may issue warrants independently or together with any other securities offered by any prospectus supplement and the warrants may be attached to or separate from those securities. Each series of warrants will be issued under a separate warrant agreement, to be entered into between us and a bank or trust company, as warrant agent, all as set forth in the prospectus supplement relating to the particular issue of warrants. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency or trust with any of the holders of the warrants. We will set forth further terms of the warrants and the applicable warrant agreements in the applicable prospectus supplement relating to the issuance of any warrants.

Warrants will be issued in registered form only. The exercise price for warrants will be subject to adjustment in accordance with the applicable prospectus supplement.

Debt Warrants

The prospectus supplement relating to a particular issue of warrants to issue debt securities will describe the terms of those warrants, including the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation and terms of the debt securities purchasable upon exercise of the warrants;

•	if applicable, the designation and terms of the debt securities that the warrants are issued with and the number of warrants issued with each debt security;

•	if applicable, the date from and after which the warrants and any debt securities issued with them will be separately transferable;

•	the principal amount of debt securities that may be purchased upon exercise of a warrant and the price at which the debt securities may be purchased upon exercise;

•	the dates on which the right to exercise the warrants will commence and expire (the “Expiration Date”);

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	whether the warrants represented by the warrant certificates or debt securities that may be issued upon exercise of the warrants will be issued in registered or bearer form;

•	information relating to book-entry procedures, if any;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material United States federal income tax considerations;

•	anti-dilution provisions of the warrants, if any;

•	redemption or call provisions, if any, applicable to the warrants;

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants; and

•	any other information we think is important about the warrants.

Stock or Depositary Share Warrants

The prospectus supplement relating to a particular issue of warrants to issue Class A common stock, preferred stock or depositary shares will describe the terms of the Class A common stock warrants, the preferred stock warrants or the depositary share warrants, including the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation and terms of the Class A common stock, preferred stock or depositary shares that may be purchased upon exercise of the warrants;

•	if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;

•	if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

•	the number of shares of Class A common stock, preferred stock or depositary shares that may be purchased upon exercise of a warrant and the price at which the shares may be purchased upon exercise;

•	the dates on which the right to exercise the warrants commence and expire;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material United States federal income tax considerations;

•	antidilution provisions of the warrants, if any;

•	redemption or call provisions, if any, applicable to the warrants;

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants; and

•	any other information we think is important about the warrants.

Exercise of Warrants

Each warrant will entitle the holder thereof to purchase such principal amount of debt securities or such number of shares of preferred stock, depositary shares or Class A common stock at such exercise price as shall in each case be set forth in, or calculable from, the prospectus supplement relating to the warrants. This exercise price may be subject to adjustment upon the occurrence of certain events as set forth in such prospectus supplement. After the close of business on the Expiration Date (or such later date to which such Expiration Date may be extended by us), unexercised warrants will become void. The place or places where, and the manner in which, warrants may be exercised shall be specified in the prospectus supplement relating to such warrants.

Prior to the exercise of any warrants to purchase debt securities, preferred stock, depositary shares, holders of such warrants will not have any of the rights of holders of debt securities, preferred stock, depositary shares or Class A common stock, as the case may be, purchasable upon such exercise, including the right to receive payments of principal of, premium, if any, or interest, if any, on the debt securities purchasable upon such exercise or to enforce covenants in the applicable indenture, or to receive payments of dividends, if any, on the preferred stock, depositary shares or Class A common stock purchasable upon such exercise, or to exercise any applicable right to vote.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of common stock or other securities at a future date or dates, which we refer to in this prospectus as “stock purchase contracts.” The price per share of the securities and the number of shares of the securities may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and debt securities, preferred securities, warrants or debt obligations of third parties, including U.S. treasury securities, securing the holders’ obligations to purchase the securities under the stock purchase contracts, which we refer to herein as “stock purchase units.” The stock purchase contracts may require holders to secure their obligations under the stock purchase contracts in a specified manner. The stock purchase contracts also may require us to make periodic payments to the holders of the stock purchase units or vice versa, and those payments may be unsecured or refunded on some basis.

The applicable prospectus supplement will describe the terms of the stock purchase contracts or stock purchase units. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the stock purchase contracts, and, if applicable, collateral or depositary arrangements, relating to the stock purchase contracts or stock purchase units, which will be filed with the SEC each time we issue stock purchase contracts or stock purchase units. Material United States federal income tax considerations applicable to the stock purchase units and the stock purchase contracts will also be discussed in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

Any of the securities being offered hereby may be sold in any one or more of the following ways from time to time:

•	through agents;

•	to or through underwriters;

•	through dealers;

•	directly by us; or

•	in the case of preferred securities, by the trust to purchasers.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

Offers to purchase securities may be solicited by agents designated by us from time to time. Any such agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us or the trust to such agent will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act of 1933, of the securities so offered and sold.

If securities are sold by means of an underwritten offering, we and, in the case of an offering of trust preferred securities, the trust will execute an underwriting agreement with an underwriter or underwriters at the time an agreement for such sale is reached, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, the respective amounts underwritten and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the applicable prospectus supplement which will be used by the underwriters to make resales of the securities in respect of which this prospectus is being delivered to the public. If underwriters are utilized in the sale of any securities in respect of which this prospectus is being delivered, such securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters. If any underwriter or underwriters are utilized in the sale of securities, unless otherwise indicated in the applicable prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters with respect to a sale of such securities will be obligated to purchase all such securities if any are purchased.

We or the trust, as applicable, may grant to the underwriters options to purchase additional securities, to cover over-allotments, if any, at the initial public offering price (with additional underwriting commissions or discounts), as may be set forth in the prospectus supplement relating thereto. If we or the trust, as applicable, grants any over-allotment option, the terms of such over-allotment option will be set forth in the prospectus supplement for such securities.

If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we or the trust, as applicable, will sell such securities to the dealer as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the securities so offered and sold. The name of the dealer and their terms of the transaction will be set forth in the prospectus supplement relating thereto.

Offers to purchase securities may be solicited directly by us or the trust, as applicable, and the sale thereof may be made by us or the trust directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any resale thereof. The terms of any such sales will be described in the prospectus supplement relating thereto.

Securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms (“remarketing firms”), acting as principals for their own accounts or as agents for us or the trust, as applicable. Any remarketing firm will be identified and the terms of its agreement, if any, with us or the trust and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act of 1933, in connection with the securities remarketed thereby.

If so indicated in the applicable prospectus supplement, we or the trust, as applicable, may authorize agents and underwriters to solicit offers by certain institutions to purchase securities from us or the trust at the public offering price set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the applicable prospectus supplement. Such delayed delivery contracts will be subject to only those conditions set forth in the applicable prospectus supplement. A commission indicated in the applicable prospectus supplement will be paid to underwriters and agents soliciting purchases of securities pursuant to delayed delivery contracts accepted by us or the trust, as applicable.

Agents, underwriters, dealers and remarketing firms may be entitled under relevant agreements with us or the trust, as applicable, to indemnification by us or the trust against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, underwriters, dealers and remarketing firms may be required to make in respect thereof.

Each series of securities will be a new issue and, other than the common stock, which is listed on The New York Stock Exchange, will have no established trading market. We may elect to list any series of securities on an exchange, and in the case of common stock, on any additional exchange, but, unless otherwise specified in the applicable prospectus supplement, we shall not be obligated to do so. No assurance can be given as to the liquidity of the trading market for any of the securities.

Agents, underwriters, dealers and remarketing firms may be customers of, engage in transactions with, or perform services for, us and our subsidiaries in the ordinary course of business.

VALIDITY OF SECURITIES

The validity of the securities (other than the preferred securities of the trust) will be passed upon for Dynegy by appropriate local counsel to Dynegy and will be passed upon for any agents, dealers or underwriters by counsel named in the applicable prospectus supplement. The validity of the trust preferred securities of the trust will be passed upon for Dynegy and the trust by special Delaware counsel to Dynegy and the trust.

EXPERTS

The audited consolidated financial statements and schedules of Dynegy Inc. and its subsidiaries, incorporated by reference in this Registration Statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.